As filed with the Securities and Exchange Commission on October 8, 1999
                                                 Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                          GRAND COURT LIFESTYLES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                       8059                   22-342087
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
jurisdiction of incorporation   Industrial Classification  Identification No.)
or organization)                     Code Number)

                            2650 NORTH MILITARY TRAIL
                                    SUITE 350
                            BOCA RATON, FLORIDA 33431
                                 (407) 997-0323

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

           John W. Luciani III                         John T. Hood, Esq.
        Executive Vice President                    Thelen Reid & Priest LLP
      Grand Court Lifestyles, Inc.                    40 West 57th Street
        2650 North Military Trail                   New York, New York 10019
                Suite 350                                (212) 603-2000
        Boca Raton, Florida 33431
             (407) 997-0323

       (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                             ----------------------

            Approximate date of commencement of proposed sale of the
             securities to the public: AS SOON AS PRACTICABLE AFTER
                 THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ----------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ----------------------

                                            CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                 Proposed maximum     Proposed maximum
 TITLE OF EACH CLASS OF SECURITIES TO BE      Amount to be        offering price     aggregate offering       Amount of
                REGISTERED                     registered          per unit (1)           price (1)       registration fee
-----------------------------------------------------------------------------------------------------------------------------
11% Series A Exchange Notes Due December
15, 2005                                       $15,000,000             100%              $15,000,000          $4,170.00
=============================================================================================================================


(1) Determined solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.



PROSPECTUS           SUBJECT TO COMPLETION, DATED OCTOBER __, 1999


                          GRAND COURT LIFESTYLES, INC.

                                 EXCHANGE OFFER

                      GRAND COURT IS OFFERING TO ISSUE ITS
                11% SERIES A EXCHANGE NOTES DUE DECEMBER 15, 2005

                     IN EXCHANGE FOR ALL OF ITS OUTSTANDING

                    11% SERIES A NOTES DUE DECEMBER 15, 2005

                  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
              NEW YORK CITY TIME, ________ __, 1999 UNLESS EXTENDED

o    The new notes will

         o    bear interest at 11% per annum,
         o    mature on December 15, 2005 and
         o be redeemable, at the option of Grand Court, as described in this prospectus.

     These terms are the same as the terms of the old notes. The new notes, however, will not be subject to any restrictions on transfer.

o Grand Court will accept all notes that noteholders properly tender and do not withdraw before the expiration of the exchange offer.

o You will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange.

o    Like the old notes, the new notes will be unsecured obligations of Grand
     Court.

o    Grand Court has not imposed any conditions on the exchange offer.

o    There will likely be no public market for the new notes.

                             ----------------------


WE URGE YOU TO READ AND CONSIDER THE INFORMATION WE PROVIDE TO YOU IN THIS PROSPECTUS ABOUT GRAND COURT AND THE NEW NOTES. IN ADDITION, WE ASK THAT YOU CONSIDER THE RISK FACTORS NOTED ON PAGES 5 THROUGH 15 IN LIGHT OF YOUR INVESTMENT OBJECTIVES AND THE FACT THAT AN INVESTMENT IN THE NEW NOTES INVOLVES A HIGH DEGREE OF RISK.

                             ----------------------



THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THOSE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION OTHERWISE IS A CRIMINAL OFFENSE.


                                October __, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY ..................................................................   3

RISK FACTORS .............................................................   5

USE OF PROCEEDS ..........................................................  15

GRAND COURT ..............................................................  15

PROPERTIES ...............................................................  27

LEGAL PROCEEDINGS ........................................................  30

SELECTED CONSOLIDATED FINANCIAL DATA .....................................  31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS .......................  33

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK ...............  57

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
     AND FINANCIAL DISCLOSURE ............................................  57

DIRECTORS AND EXECUTIVE OFFICERS .........................................  58

EXECUTIVE COMPENSATION ...................................................  61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................  64

THE EXCHANGE OFFER .......................................................  66

DESCRIPTION OF THE NEW NOTES .............................................  73

DESCRIPTION OF THE INDENTURE .............................................  75

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ...........................  82

PLAN OF DISTRIBUTION .....................................................  85

ADDITIONAL INFORMATION ...................................................  86

EXPERTS ..................................................................  86

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ...............................  F-1

                                     SUMMARY

     Grand Court offers this summary solely to furnish limited information about the exchange offer and the new notes. This summary does not contain all the information you should consider. You should read the entire prospectus, before making an investment decision.

                          GRAND COURT LIFESTYLES, INC.

     Grand Court acquires, develops and manages senior living communities. Grand Court's revenues are primarily derived from sales of partnership interests in partnerships it organizes to acquire senior living communities. By managing these communities, it also provides accommodations and services for the residents of those communities.

                               THE EXCHANGE OFFER

GENERAL Grand Court is offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of old notes that noteholders properly tender and do not withdraw before the expiration date. Grand Court will issue the new notes on or promptly after the expiration date. There are $15,000,000 aggregate principal amount of old notes outstanding. See "The Exchange Offer."

EXPIRATION DATE     The exchange offer will expire at 5:00 p.m., New York
                    City time, on ________ __, 1999 unless extended. If extended, the term "expiration date" will mean the latest date and time to which the exchange offer is extended. Grand
                    Court will accept for exchange any and all old notes which are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

RESALE OF NEW NOTES Based on interpretive letters written by the staff of the
                    SEC to other companies, Grand Court believes that, subject to certain exceptions, the new notes may generally be offered for resale, resold and transferred by any holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder who is an "affiliate" of Grand Court, as that term is defined in Rule 405 under the Securities Act, would have to comply with these provisions unless an exemption was available.

                    If Grand Court's belief is inaccurate, holders of new notes who offer, resell or otherwise transfer new notes in violation of the Securities Act may incur liability under that act. Grand Court will not assume or indemnify holders against this liability.

CONDITIONS TO THE   Grand Court may terminate the exchange offer before the
  EXCHANGE OFFER    expiration date if it determines that its ability to proceed with the exchange offer could be materially impaired due to:

                    o   any legal or governmental action;
                    o   any new law, statute, rule or regulation; or
                    o any interpretation by the staff of the SEC of any existing law, statute, rule or regulation.

TENDER PROCEDURES - If you are a registered holder of old notes and you wish to
 REGISTERED HOLDERS participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus, or a facsimile thereof. You should mail or otherwise transmit the letter of transmittal or facsimile, together with your old notes and any other required documentation to The Bank of New York, as exchange agent.

TENDER PROCEDURES - If you are a beneficial holder and wish to tender old notes
  BENEFICIAL OWNERS that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should
                    (i) contact the registered holder promptly and instruct the registered holder to tender on your behalf, and (ii) follow the instructions received from the registered holder with respect to tendering procedures.

WITHDRAWAL RIGHTS   You may withdraw tenders of old notes at any time before
                    5:00 p.m., New York City time, on the expiration date.

CERTAIN FEDERAL     The exchange of new notes for old notes will not be a
  INCOME TAX        taxable event for U.S. federal income tax purposes. As a
  CONSIDERATIONS    result, you will not recognize any income, gain or loss with respect to the exchange.

EXCHANGE AGENT      The Bank of New York is the exchange agent. Its telephone
                    number is (212) 815-6337. Its address is 101 Barclay Street,
                    New York, New York 10286.


                                  THE NEW NOTES

OFFERED SECURITIES  $15,000,000 principal amount of 11% Series A Exchange Notes
                    Due December 15, 2005

MATURITY DATE       December 15, 2005

INTEREST PAYMENT    The 15th day of each month and at maturity.
  DATES

OPTIONAL REDEMPTION Grand Court will have the option to redeem the new notes, in whole at any time or in part from time to time, without any penalty or premium, as described under "Description of the New Notes - Redemption at the Option of Grand Court" on page 75.

SECURITY; RANKING   The new notes will be unsecured obligations of Grand Court, will rank equally with all existing and future unsecured and unsubordinated indebtedness of Grand Court.



PRINCIPAL EXECUTIVE 2650 North Military Trail
  OFFICE            Suite 350
                    Boca Raton, Florida  33431
                    (407) 997-0323

                                  RISK FACTORS

Prospective participants in the exchange offer should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to exchange the old notes for the new notes offered hereby.

The following risks relate generally to the new notes and the old notes.

THE NEW NOTES WILL BE UNSECURED. IN BANKRUPTCY, HOLDERS OF UNSECURED OBLIGATIONS BEAR A GREATER RISK OF NON-PAYMENT THAN HOLDERS OF GRAND COURT'S SECURED OBLIGATIONS.

     The new notes will be unsecured obligations of Grand Court and holders of the new notes will have no preference over holders of Grand Court's existing and future unsecured indebtedness. The new notes will be senior in right of payment to all of Grand Court's future subordinated indebtedness. Grand Court has granted, and expects to continue to grant, security interests in its assets in connection with additional borrowings. Therefore, the new notes will be effectively subordinated to those loans to the extent of such security interests. In the event of bankruptcy, the holder of a security interest with respect to any of Grand Court's assets would be entitled to have the proceeds of those assets applied to the payment of that holder's claim(s) before the remaining proceeds, if any, would be applied to the claims of unsecured creditors, including holders of the new notes.

GRAND COURT HAS INCURRED NET LOSSES IN RECENT YEARS. SHOULD GRAND COURT CONTINUE TO EXPERIENCE LOSSES, IT COULD ADVERSELY AFFECT GRAND COURT'S ABILITY TO OPERATE ITS BUSINESS AND REPAY THE NEW NOTES.

     Although Grand Court recognized a profit of $3.1 million in the first six months of 1999, it incurred net losses of approximately $23.3 million, $2.5 million and $13.0 million for the fiscal years ended January 31, 1997, 1998 and 1999, respectively. Any future losses could adversely affect Grand Court's business, financial condition, ability to obtain financing and ability to repay the new notes.

GRAND COURT HAS A SUBSTANTIAL AMOUNT OF DEBT OBLIGATIONS. THERE IS A RISK THAT GRAND COURT MAY NOT BE ABLE TO MEET ITS DEBT OBLIGATIONS AND THAT RESTRICTIVE COVENANTS IN SUCH OBLIGATIONS COULD GIVE RISE TO DEFAULTS.

     At July 31, 1999, Grand Court had $176.8 million of debt excluding: (1) accrued interest of $900,000; and (2) construction and mortgage indebtedness of $7.3 million. As of July 31, 1999, this debt included $15.0 million of old notes. There is a risk that Grand Court may not be able to meet its substantial debt obligations.

     At July 31, 1999, the average interest rate of this debt was 11.56% per annum. This debt matures as follows:

     o $10.7 million in the remaining portion of the fiscal year ending January 31, 2000;
     o    $32.6 million in the fiscal year ending January 31, 2001;
     o    $38.3 million in the fiscal year ending January 31, 2002;
     o    $21.8 million in the fiscal year ending January 31, 2003;
     o    $10.3 million in the fiscal year ending January 31, 2004; and
     o    the balance of $63.1 million becomes due thereafter.

     Grand Court intends to incur additional secured debt and/or unsecured debt. This debt would be used for (1) refinancing existing debt; (2) financing a portion of the costs associated with the plan to develop senior living communities, and/or (3) working capital. Any additional debt issuances will be subject to market conditions, the availability of funds generated by Grand Court's operations and covenants under existing lending agreements.

     Grand Court's debt obligations contain various covenants and default provisions. Covenants and default provisions are also in debt obligations of the partnerships in which Grand Court is a general partner. Pursuant to one obligation, Grand Court is required to maintain a net worth of no less than $35.3 million. Grand Court has experienced the following fluctuations in its net worth over the last several years and the six months ended July 31, 1999:

     o    at January 31, 1996, Grand Court had a net worth of $34.8 million;
     o    at January 31, 1997, Grand Court had a net worth of $32.0 million;
     o    at January 31, 1998, Grand Court had a net worth of $26.4 million;
     o    at January 31, 1999, Grand Court had a net worth of $35.7 million; and
     o    at July 31, 1999, Grand Court had a net worth of $38.6 million.

     Certain obligations of Grand Court contain covenants requiring Grand Court to maintain maximum ratios of Grand Court's liabilities to its net worth. The most restrictive covenant requires that Grand Court maintain a ratio of liabilities to consolidated net worth of no more than 10 to 1. At January 31, 1999, Grand Court's liabilities to consolidated net worth ratio was 8.2 to 1. At July 31, 1999, Grand Court's liabilities to consolidated net worth ratio was 7.0 to 1. In addition, certain obligations of Grand Court provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of Grand Court or upon a default in other obligations of Grand Court.

EVEN THOUGH GRAND COURT DOES NOT OWN THE SYNDICATED SENIOR LIVING COMMUNITIES, THE MANAGEMENT AGREEMENTS RELATING TO THESE COMMUNITIES PROVIDE THAT GRAND COURT BEARS THE RISK OF OPERATIONS AND FINANCIAL LIABILITY OF THESE COMMUNITIES FOR APPROXIMATELY THE FIVE-YEAR TERM OF EACH CONTRACT.

     As a result of its obligations under the management contracts relating to the syndicated senior living communities it operates, Grand Court and its stockholders bear the risk of operations and financial liability of each of these communities for approximately the five-year term of each contract. See "Grand Court Syndications." These obligations require Grand Court to pay all community operating expenses and amounts necessary to pay specified returns to limited partners if the cash flow of the syndicated community is insufficient to do so. Each management contract, however, rewards Grand Court for successful management of the property by allowing Grand Court to retain any cash flow generated by the syndicated community in excess of the amount needed to satisfy the management contract obligations.

     To the extent that Grand Court must expend funds to meet these obligations, Grand Court will have fewer funds available to utilize for other purposes, including funds for application to its development plan, interest and/or principal payments on its debt obligations, distributions to stockholders, and to meet other liquidity and capital resource commitments.

     As of July 31, 1999, the total current amount of management contract obligations relating solely to specified investment returns to limited partners is:

     o    $10.0 million for the remainder of fiscal 1999;
     o    $21.0 million in fiscal 2000; o $17.5 million in fiscal 2001;
     o    $10.2 million in fiscal 2002;
     o    $ 4.7 million in fiscal 2003; and
     o    $ 1.0 million in fiscal 2004.

     These management contract obligations are calculated based upon all remaining scheduled capital contributions with respect to fiscal years 1999 through 2004. Furthermore, the management contract obligations are calculated without regard to: (1) any cash flow the related communities may generate, which would reduce such obligations; and (2) the management contract obligations and property cash flows relating to future syndications.

     Grand Court anticipates that for at least the next two years, the aggregate management contract obligations with respect to existing and future syndications will exceed the net aggregate cash flow generated by the related properties. Therefore, Grand Court will have to use cash generated from sources other than the operations of the related syndicated communities to meet its management contract obligations. Grand Court will attempt to structure future syndications to minimize the likelihood that it will be required to utilize the cash it generates to pay the management contract obligations, but there can be no assurance that this will be the case.

GRAND COURT NEEDS ADDITIONAL FINANCING TO PURSUE ITS DEVELOPMENT PLAN. IF GRAND COURT IS UNABLE TO OBTAIN FINANCING FOR NEW PROJECTS, ITS STRATEGY TO EXPAND ITS BUSINESS COULD BE DELAYED.

     Grand Court has instituted its development plan pursuant to which:

     o    it has completed construction of eight senior living communities;
     o has commenced construction on three additional senior living communities; and
     o intends to commence construction of between eight to twelve additional senior living communities over the next two years.

     Grand Court anticipates that it has sufficient funds to pursue its development plan for at least six months at the projected rate of development. Grand Court will use the proceeds of its initial public offering of common stock, funds generated by its business operations and construction mortgage financing during this period. Grand Court will use the proceeds of: (1) anticipated joint venture arrangements of newly developed communities, (2) refinancings or sale-leasebacks of stabilized newly developed communities at higher principal amounts than the original construction financings, (3) additional long-term leases or similar forms of financing which require the investment of little or no capital on the part of Grand Count, and/or (4) funds raised through the issuance of securities, to continue with its development plan for more than the next six months at its projected rate of development. There can be no assurance that funds generated by these potential sources will be available or sufficient to complete its development plan. A lack of available funds may require Grand Court to delay, scale back or eliminate some of the development communities that are currently contemplated in its development plan. In addition, there are a number of circumstances beyond Grand Court's control and which Grand Court cannot predict that may result in Grand Court's financial resources being inadequate to meet its needs.

DELAYS AND COST OVERRUNS IN DEVELOPING NEW COMMUNITIES ARE POSSIBLE. DIFFICULTIES IN COMPLETING PENDING AND FUTURE PROJECTS COULD PREVENT OR DELAY GRAND COURT'S STRATEGY TO EXPAND ITS BUSINESS.

     The newly developed communities already completed or currently under construction have been, or are being, completed according to their respective construction schedules. Grand Court cannot assure investors, however, that it will not suffer development delays in the future. Development can be delayed or precluded by various zoning, healthcare licensing and other applicable governmental regulations and restrictions. Real estate development projects generally are subject to various risks, including permitting, licensing and construction delays, that may result in construction cost overruns and longer periods of operating losses. Grand Court relies upon third-party general contractors to construct the newly developed communities. There can be no assurance that Grand Court will not experience difficulties in working with general contractors and subcontractors. These difficulties could result in increased construction costs and delays. Furthermore, project development is subject to a number of contingencies over which Grand Court will have little control. The occurrence of any of the following events could adversely affect project cost and completion time:

     o    inability to obtain financing;
     o    shortages of or the inability to obtain labor or materials;
     o the inability of the general contractors or subcontractors to perform under their contracts;
     o    strikes;
     o    adverse weather conditions; and
     o changes in applicable laws or regulations or in the method of applying such laws and regulations.

If Grand Court's development schedule is delayed or scaled back, Grand Court's business, operating results and financial condition could be adversely affected.

THE SENIOR LIVING FACILITIES MANAGED BY GRAND COURT ARE ENCUMBERED WITH MORTGAGE AND LEASE FINANCING. THE USE OF LEASE AND MORTGAGE FINANCING FOR ITS PROJECTS CONSUMES A SUBSTANTIAL PORTION OF THE CASH GENERATED BY SUCH COMMUNITIES.

     The syndicated senior living communities currently managed by Grand Court are generally encumbered with mortgage financing. While the mortgage loans encumbering these syndicated communities are obligations of the owning partnerships rather than direct obligations of Grand Court, Grand Court typically provides a guaranty of certain obligations under the mortgages. For example, Grand Court generally guarantees any costs incurred for the correction of hazardous environmental conditions. As of October 4, 1999, Grand Court has incurred no material costs or expenses relating to the correction of hazardous environmental conditions. Although most of the mortgage loans are non-recourse, as of July 31, 1999 (i) Grand Court was liable as a general partner for approximately $12.7 million in principal amount of mortgage debt relating to six syndicated senior living communities, and (ii) Grand Court's wholly owned subsidiaries are liable as general partners for approximately $44.7 million in principal amount of mortgage debt relating to eleven syndicated communities managed by Grand Court. In the case of the general partner liabilities of wholly-owned subsidiaries (whose only assets are the related general partner interests), the only assets of Grand Court at risk of loss are the general partner interests in the specific properties. As of July 31, 1999, Grand Court fully guaranteed the mortgage debt relating to four syndicated communities in the amount of $13.4 million.

     As of July 31, 1999, the aggregate principal amount of the mortgage debt encumbering the syndicated senior living communities was approximately $226.7 million and the aggregate annual debt service obligations, excluding any balloon amounts payable at maturity, was approximately $21.5 million. Through January 31, 2004, approximately $215.6 million of balloon payments under the mortgages will become due and payable. Grand Court anticipates that these balloon payments will be made by refinancing the mortgages on the respective properties. The debt service payments on this debt reduce the cash flow available for distribution to limited partners. This reduction in cash flow may increase the payments required to be made by Grand Court to meet its management contact obligations. Grand Court anticipates that it will continue to arrange for future acquisitions of existing senior living communities through mortgage financing and syndications.

     Grand Court anticipates that most of its newly developed senior living communities will be financed with a combination of mortgage financing and the contribution of capital by Grand Court. Grand Court may, however, use long-term leases or similar arrangements, and may issue additional debt or equity securities to finance its development plan. The financing for this development plan will be direct obligations of Grand Court. As the development plan progresses, the amount of mortgage indebtedness is expected to increase. Grand Court expects to have substantial debt service, and may have substantial annual lease payment requirements in the future as it pursues its growth strategy. There can be no assurance that Grand Court will generate sufficient revenues to pay its debt service or lease payment obligations.

GRAND COURT HAS A SUBSTANTIAL AMOUNT OF RECEIVABLES RELATING TO MULTI-FAMILY PROPERTIES. GRAND COURT'S BUSINESS AND FINANCIAL CONDITION COULD BE AFFECTED BY NON-CASH LOSSES ARISING FROM DEFAULTS AND BANKRUPTCIES OF SUCH PROPERTIES.

     Grand Court holds 157 promissory notes which are secured by interests in partnerships that own 118 multi-family properties. These properties are generally encumbered by HUD-insured mortgages. Grand Court does not own or operate any multi-family properties, nor is it the general partner of the partnerships which own these properties. Although it had no obligation to do so, Grand Court has made advances to various multi-family properties to support their operations. These advances are included in the "notes and receivables" recorded on Grand Court's Consolidated Balance Sheet.

     Any mortgage defaults by such multi-family properties could, and, any future filings of bankruptcy proceedings or losses of any such property through foreclosure would, cause Grand Court to realize non-cash losses. The loss would be equal to the recorded value of the applicable multi-family note plus any related advances, net of: (1) any deferred income recorded for such multi-family note; and (2) any reserves for such note previously established by Grand Court. In addition, Grand Court could be required to realize a non-cash loss even in the absence of mortgage defaults, bankruptcy proceedings or the loss of any such property through foreclosure if a multi-family note is considered impaired. An impairment would be measured under applicable accounting rules. Such a loss could result in a default by Grand Court on its covenants under various debt obligations to maintain a specified net worth or debt-to-net worth ratio and could adversely affect Grand Court's business, operating results and financial condition. Grand Court: (1) has no liability in connection with defaults on multi-family mortgages; and (2) would face no general partner liability relating to the bankruptcy proceeding of a multi-family partnership or the foreclosure on a multi-family property.

     As of July 31, 1999, the recorded value, net of deferred income, of the multi-family notes was $100.9 million. All but approximately $4.5 million of the $63.4 million of advances included in the "notes and receivables" recorded on Grand Court's Consolidated Balance Sheet as of July 31, 1999 relate to advances to multi-family properties. Based upon its ownership of the multi-family notes and the related advances, Grand Court is entitled to all cash flow and net sale or refinancing proceeds after payment of the underlying mortgages generated by the respective multi-family properties until the multi-family notes and related advances are satisfied. Grand Court is not the sole payee with regard to 24 of the 157 multi-family notes. It typically holds a 50% interest in these 24 multi-family notes. Therefore, the values reflected on Grand Court's Consolidated Financial Statements only relate to Grand Court's proportionate interests in these 24 multi-family notes. Grand Court will not have sole discretion as to certain actions taken with regard to 20 of these 24 notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." At July 31, 1999, the recorded value, net of deferred income, of these 20 notes was $2.9 million.

     At July 31, 1999, fourteen of the multi-family owning partnerships were in default on their respective mortgages. In July 1999, Grand Court learned that one of these partnerships will lose its property through foreclosure. As a result, Grand Court realized a non-cash loss in the second quarter of fiscal 1999 of $700,000, which represents the recorded value of the related note and receivables net of deferred income, less previously established reserves. Grand Court's principal stockholders contributed additional assets to Grand Court to provide additional collateral for this note and the related receivables. As a result of this contribution of additional assets, Grand Court will record a capital contribution of $900,000, based upon the fair value of the additional assets, and believes that this foreclosure will not effect its ability to collect this note. In the past, six mortgage defaults on multi-family properties were cured by refinancing the defaulted mortgage and Grand Court believes that other defaults will be cured by refinancings.

     HUD has introduced various initiatives to restructure its housing subsidy programs. These initiatives include:

     o    increasing reliance on prevailing market rents;
     o reducing spending on future rental assistance payment contracts by, among other things, not renewing rental assistance payments contracts, most of which expire over the next few years; and
     o restructuring mortgage debt on those properties where a decline in rental revenues is anticipated.

It is uncertain what final policies will result from these initiatives. In addition there are numerous other factors that affect each property (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy). These factors also change over time. Therefore, Grand Court cannot determine whether these initiatives and factors will have an impact on the multi-family properties and, if there is an impact, whether the impact will be positive or negative.

     In view of the foregoing, there can be no assurance that other multi-family partnerships will not default on their mortgages, file bankruptcy petitions, and/or lose their properties through foreclosure.

      Eighty-four of the 157 Multi-Family Notes have reached their final maturity dates. As of July 31, 1999, the recorded value, net of deferred income, of these 84 notes was $42.6 million. These final maturity dates have been extended by Grand Court. The maturities were extended due to the inability, in view of the current cash flows of the properties, to maximize the value of the underlying properties at such maturity dates through either a sale or refinancing of the properties. During the period these notes are extended, Grand Court will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. Grand Court expects that it may need to extend maturities of other multi-family notes. Two multi-family properties relating to two extended multi-family notes were refinanced and five multi-family properties relating to eight previously extended multi-family notes were sold in fiscal 1998.

BECAUSE GRAND COURT IS A GENERAL PARTNER OF MANY PARTNERSHIPS, IT BEARS ASSOCIATED LEGAL, CONTRACTUAL AND OTHER RISKS RELATING TO SUCH PARTNERSHIPS.

     Grand Court is a general partner of most of the partnerships involved in the syndicated senior living communities. The potential exists for claims by limited partners for violations of: (1) the terms of the partnership agreements; and (2) applicable federal and state securities laws and regulations. Prior to the consolidation of Grand Court's predecessors into Grand Court in April 1996, certain of Grand Court's predecessors had been general partners of the partnerships involved in many of the syndicated multi-family properties. As a result, Grand Court, as a successor, could face claims arising with respect to events occurring prior to April 1996.

GRAND COURT'S RAPID EXPANSION PROGRAM HAS PLACED A SIGNIFICANT BURDEN ON GRAND COURT'S MANAGEMENT AND STAFF. IF GRAND COURT IS UNABLE TO MANAGE ITS GROWTH EFFECTIVELY, ITS BUSINESS, OPERATING RESULTS, AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

     Grand Court is pursuing an aggressive expansion program. Grand Court expects that its rate of growth will increase as it continues to implement its development plan.

     Grand Court's success will depend in large part on:

     o    identifying suitable development opportunities;
     o    its ability to pursue such opportunities;
     o    its ability to complete development; and
     o its ability to lease up and effectively operate its newly developed communities.

     Grand Court's growth has placed a significant burden on Grand Court's management and operating personnel. Grand Court's ability to manage its growth effectively will require it to continue to attract, train, motivate, manage and retain key employees. If Grand Court is unable to manage its growth effectively, its business, operating results and financial condition could be adversely affected.

THE COST TO GRAND COURT OF SERVICING ITS VARIABLE RATE DEBT COULD INCREASE AND ADVERSELY AFFECT ITS OPERATING RESULTS AND FINANCIAL CONDITION.

     At July 31, 1999, Grand Court had $54.4 million of variable rate debt which bears interest at variable rates determined by reference to either the prime rate of the lending banks or LIBOR. Of that amount, $27.1 million is reflected on Grand Court's Consolidated Balance Sheet. Each 1% increase or decrease of the interest rate on such debt would result in an increase or decrease in the annual debt service obligation of Grand Court of $544,000. Therefore, increases in interest rates could adversely affect the operating results and financial condition of Grand Court.

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MANAGEMENT CONTRACTS FOR SENIOR LIVING COMMUNITIES ARE TERMINABLE. SHOULD A
MANAGEMENT CONTRACT NOT BE RENEWED OR BE TERMINATED, GRAND COURT WOULD LOSE THE FEE INCOME GENERATED BY THAT CONTRACT.

     Grand Court manages (1) all of the syndicated senior living communities; and (2) the four senior living communities developed as part of the development plan and owned by joint ventures pursuant to written management contracts. The termination of any management contracts would result in the loss of any fee income under those contracts.

     The contracts relating to the syndicated communities generally have five-year terms coterminous with Grand Court's management contract obligations under such contracts. The five-year management contract obligations period has expired for some of the owning partnerships. After the initial five-year term, the management contract obligations terminate and the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days' notice at the election of either Grand Court or the owning partnership. In general, limited partners have only limited rights to take part in the conduct or operation of the partnership. The joint venturer in the four joint ventures has the right to terminate Grand Court's management of such communities upon 30 days' written notice.

THE LIMITED PARTNERSHIPS MAY REMOVE GRAND COURT AS THE GENERAL PARTNER AT ANY TIME. SUCH REMOVAL COULD ADVERSELY AFFECT GRAND COURT'S BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     The partnership agreements of the syndicated senior living communities where Grand Court is the general partner provide that a majority in ownership interests of the limited partners can remove Grand Court as the general partner at any time. It is anticipated that all future partnership agreements will contain the same right to remove Grand Court as the general partner. The removal of Grand Court as the general partner of such partnerships could have adverse effects on the business, operating results and financial condition of Grand Court.

THE RELATIONSHIPS AMONG GRAND COURT, ITS PRINCIPAL STOCKHOLDERS AND THE VARIOUS PARTNERSHIPS MAY POSE CONFLICTS OF INTEREST.

     Messrs. John Luciani and Bernard M. Rodin are the Chairman of the Board and President, respectively, of Grand Court. These two gentlemen own approximately 78% of Grand Court's common stock. As such, they are Grand Court's principal stockholders. The principal stockholders and entities controlled by them serve as general partners of certain partnerships directly and indirectly owning multi-family properties. As a result of their general partner status, such persons have personal liability for recourse partnership obligations and own small equity ownership interests in such partnerships. At July 31, 1999, Grand Court held: (i) notes aggregating $100.9 million, net of deferred income that were secured by the limited partnership interests in such partnerships; and (ii) advances of $58.9 million from such partnerships. These individuals have provided personal guarantees for certain of Grand Court's debt and the obligations thereunder may continue. The aggregate amount of such debt personally guaranteed by each of the principal stockholders is approximately $14.3 million. In addition, the principal stockholders and certain employees will devote a limited portion of their time, and the time of three Grand Court employees is exclusively devoted, to overseeing the third-party managers of multi-family properties in which Grand Court has financial interests in that it holds the related multi-family notes, but in which the principal stockholders have equity interests and Grand Court does not.

     Grand Court is the managing general partner for most of the partnerships involved in the syndicated senior living communities. In addition, Grand Court is the managing agent for the syndicated communities. By serving in all of these capacities, Grand Court may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships and the desire to maximize earnings for Grand Court's stockholders in the operation of such syndicated communities and other properties. See "Grand Court - Syndications" and Note 14 to Grand Court's Consolidated Financial Statements (Annual) and Note 13 to Grand Court's Consolidated Financial Statements (Quarterly).

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     Grand Court also may have a conflict of interest in that certain of the syndicated senior living communities managed by Grand Court may face direct competition from other communities managed by Grand Court. Decisions made by Grand Court to benefit one such community may not be beneficial to the other, thus exposing Grand Court to a claim of a breach of fiduciary duty.

THE HIGHLY COMPETITIVE NATURE OF THE SENIOR LIVING AND HEALTH CARE INDUSTRIES EXPOSES GRAND COURT TO THE RISK OF LOSS OF A PORTION OF THE MARKET TO ITS COMPETITORS.

     The senior housing and health care industries are highly competitive. Grand Court expects that both the independent-living business, and assisted-living businesses in particular, will become more competitive in the future. Grand Court will continue to face competition from numerous local, regional and national providers of long-term care whose communities and services are on either end of the senior care continuum. Grand Court will compete in providing independent-living services with home health care providers and other providers of independent-living services, primarily on the basis of quality and cost of services offered. Grand Court will compete in providing assisted-living with other providers of assisted-living services, skilled nursing communities and acute care hospitals primarily on the basis of cost, quality of care, array of services provided and physician referrals. Grand Court also will compete with companies providing home based health care, and even family members, based on those factors as well as the reputation, geographic location, physical appearance of communities and family preferences. In addition, Grand Court expects that as the provision of long-term care receives increased attention, competition from new market entrants, including, in particular, companies focused on independent and assisted-living, will grow. Some of Grand Court's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of Grand Court. However, Grand Court anticipates that its most significant competition will come from other senior living communities within the same geographic area as Grand Court communities because management's experience indicates that senior citizens frequently elect to move into communities near their homes.

     Moreover, in the implementation of Grand Court's expansion program, Grand Court expects to face competition for the development of senior living communities. Some of Grand Court's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than those of Grand Court. Consequently, Grand Court can not assure investors that it will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on Grand Court's financial condition, results of operations and prospects. In addition, if the development of new senior living communities outpaces demand for those communities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause Grand Court to experience decreased occupancy, depressed margins and lower operating results.

SHOULD GRAND COURT EXPERIENCE DIFFICULTY IN ATTRACTING SENIORS WITH THE FINANCIAL ABILITY TO PAY FOR ACCOMMODATIONS AND SERVICES THAT GRAND COURT OFFERS, GRAND COURT'S BUSINESS WOULD BE ADVERSELY AFFECTED.

     Grand Court currently, and for the foreseeable future, expects to rely primarily on its residents' ability to pay Grand Court's fees from the residents' own or familial financial resources. Inflation or other circumstances that adversely affect the ability of seniors to pay for Grand Court's services could have an adverse effect on Grand Court. If Grand Court encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition could be adversely affected. See "Grand Court Strategy."

HEALTHCARE IS HEAVILY REGULATED. FAILURE TO SATISFY FEDERAL, STATE AND LOCAL REGULATIONS WOULD ADVERSELY AFFECT GRAND COURT'S OPERATIONS.

     Healthcare is heavily regulated at the federal, state and local levels. It also represents an area of extensive and frequent regulatory change. Grand Court's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses.

     Currently no federal rules explicitly define or regulate independent- or assisted-living communities. Legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels. A number of those initiatives if enacted or adopted, could have an adverse effect on Grand Court's business and operating results. Grand Court cannot predict whether and to what extent any such legislative or regulatory initiative will be enacted or adopted. Therefore, Grand Court cannot assess what effect any current or future initiative would have on its business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect Grand Court's operations, as well as its revenues and expenses.

     Grand Court's senior living communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically relate to:

     o    fire safety;
     o    sanitation;
     o    staff training;
     o staffing levels and living accommodations such as room size, number of bathrooms and ventilation; and
     o regulatory requirements relating specifically to certain of Grand Court's health-related services.

Federal, state and local governments occasionally conduct unannounced investigations, audits and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by Grand Court that is discovered in any such investigation, audit or review, could have a material adverse effect on Grand Court's business and operating results.

GRAND COURT MAY HAVE TO BEAR THE COST OF REMOVAL OR REMEDIATION OF HAZARDOUS SUBSTANCES FROM PROPERTIES ON WHICH ITS COMMUNITIES ARE LOCATED.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in or under such property. One example of such hazardous or toxic substance is asbestos-containing materials. These laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial. The liability of an owner or operator as to any property is generally not limited under such laws and regulations. Such costs could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. To date, Grand Court has not incurred any material costs of removal or remediation of such hazardous or toxic substances. However, the presence, with or without Grand Court's knowledge, of hazardous or toxic substances at any property held or operated by Grand Court could have an adverse effect on Grand Court's business, operating results and financial condition.

THE PERFORMANCE OF THE SENIOR LIVING COMMUNITIES OPERATED BY GRAND COURT IS SUBJECT TO MANY FACTORS AFFECTING REAL ESTATE INVESTMENTS.

     The performance of the senior living communities operated by Grand Court is influenced by factors affecting real estate investments, including the general economic climate and local conditions, such as an oversupply of, or a reduction in demand for, senior living communities. Other factors include:

     o    the attractiveness of properties to tenants;
     o    zoning;
     o    rent control;
     o    environmental quality regulations or other regulatory restrictions;
     o    competition from other forms of housing;
     o the ability of Grand Court to provide adequate maintenance and insurance; and
     o the ability of Grand Court to control operating costs, including maintenance, insurance premiums and real estate taxes.

     Real estate investments also are affected by such factors as applicable laws, including tax laws, interest rates, the availability of financing and defects in title with respect to which the title companies insuring fee title have taken exception. To date, Grand Court has not incurred any material costs of removal or remediation with respect to such exceptions to title. The performance of the senior living communities also may be adversely affected by:

     o    energy shortages and the costs attributable thereto;
     o strikes and other work stoppages by employees of the senior living communities;
     o damage to or destruction of the senior living communities;
     o    various catastrophic or other uninsurable losses; and
     o    defaults by a substantial number of tenants under their leases.

The potential for operating losses and the risk of development delays and cost overruns have been previously described. In addition, real estate investments are relatively illiquid and, therefore, limit the ability of Grand Court to vary its portfolio promptly in response to changes in economic or other conditions.

YEAR 2000 RISKS

     The Year 2000 issue is the result of many computer systems and non-information technology systems which rely upon embedded computer technology using only the last two digits to refer to a year. Thus, those systems are unable to distinguish between the years 1900 and 2000. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Grand Court believes that all material Year 2000 problems which are within its control have been corrected. Such problems therefore are not anticipated to have a material adverse affect on Grand Court's financial position and results of operations. Grand Court can be materially and adversely affected by failures of third parties to remediate their own Year 2000 issues. Grand Court believes that the most reasonably likely worst case scenario is the loss of utility service (telecommunications and power) at Grand Court's corporate offices, and all or some of the senior living communities it operates. Based upon (1) procedures which are currently in place; and (2) the contingency plans which are being prepared and anticipated to be put in place, such a scenario is not expected to have a material adverse affect on Grand Court's financial position and results of operations.

GRAND COURT BEARS DIRECT AND INDIRECT COSTS OF MAINTAINING ITS COMMUNITIES IN COMPLIANCE WITH FEDERAL, STATE AND LOCAL REGULATIONS BENEFITTING RESIDENTS AND THEIR GUESTS WITH DISABILITIES. CHANGES IN REGULATION COULD REQUIRE GRAND COURT TO INCUR ADDITIONAL EXPENSES TO REMAIN IN COMPLIANCE.

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. Grand Court believes that its existing properties and its prototype for new development are substantially in compliance with present requirements or are exempt therefrom. If required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by Grand Court. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

GRAND COURT MAINTAINS LIABILITY INSURANCE. SHOULD, HOWEVER, A CLAIM AGAINST GRAND COURT BE SUCCESSFUL AND EITHER EXCEED THE AMOUNT OF INSURANCE COVERAGE OR NOT BE COVERED AT ALL, GRAND COURT WOULD HAVE TO EXPEND FUNDS THAT WOULD OTHERWISE BE USED IN FURTHERANCE OF BUSINESS PURPOSES.

     Grand Court's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims. Many of these suits seek large amounts and result in significant legal costs. Grand Court expects that from time to time it may be subject to such suits as a result of the nature of its business. Grand Court currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate. These decisions are based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of Grand Court's insurance coverage or claims not covered by Grand Court's insurance coverage will not arise. A successful claim against Grand Court which is not covered by, or which is in excess of, Grand Court's insurance could have a material adverse effect on Grand Court's operating results and financial condition. Claims against Grand Court, regardless of their merit or eventual outcome, may also have a material adverse effect on Grand Court's ability to attract residents or expand its business. These claims would require management to devote time to matters unrelated to the operation of Grand Court's business. In addition, Grand Court's insurance policies must be renewed annually, and there can be no assurance that Grand Court will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

SINCE NO ACTIVE TRADING MARKET IS EXPECTED TO DEVELOP FOR THE NEW NOTES, A HOLDER MAY EXPERIENCE DIFFICULTIES RESELLING THE NEW NOTES OR SELLING THEM AT OTHER THAN A DISCOUNT.

     As with the old notes, the new notes will constitute a new issue of securities with no established trading market. There will likely be no active trading market for the new notes. If a trading market develops, there is no assurance as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may be discontinued at any time. If a public trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, Grand Court's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of Grand Court, the new notes may trade at a discount from their principal amount. The size of this offering may have a negative impact on all of the above risks.


                                 USE OF PROCEEDS

     Grand Court will not receive any cash proceeds from the issuance of the new notes.

                                   GRAND COURT

GENERAL

     In April, 1996, John Luciani and Bernard M. Rodin, the principal stockholders of Grand Court (the "Principal Stockholders") reorganized their businesses by consolidating them into Grand Court Lifestyles, Inc., a Delaware Corporation. Pursuant to the reorganization, substantially all of the assets and liabilities of these businesses were transferred to Grand Court in exchange for shares of Grand Court's Common Stock. See "Certain Relationships and Related Transactions." The primary predecessors of Grand Court are J&B Management Company, and Leisure Centers, Inc. J&B Management Company is a private partnership founded in 1969 which specialized in the development and management of multi-family real estate and senior living communities. Unless the context otherwise requires, Grand Court Lifestyles, Inc., its subsidiaries, J&B Management Company and Leisure Centers, Inc. and their affiliates are collectively referred to as "Grand

Court." Grand Court is a fully-integrated provider of senior living accommodations and services. It acquires, develops and manages senior living communities which offer independent- and assisted-living services. Grand Court is one of the largest managers of senior living communities in the United States, operating communities offering both independent- and assisted-living services. Grand Court's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75.

     Grand Court's revenues are primarily derived from sales of partnership interests ("Syndications") of partnerships it organizes to acquire existing senior living communities ("Syndicated Communities"). Grand Court established a plan (the "Development Plan") by which it is building new senior living communities which offer independent- and assisted-living services ("Development Communities"). Grand Court manages both the Syndicated Communities and the Development Communities. Generally, the Development Communities are either wholly-owned by Grand Court, partially owned pursuant to joint venture arrangements or operated by Grand Court as lessee under long-term leases. Grand Court currently has three Development Communities under construction. One of these three communities under construction will be Syndicated on terms substantially the same as those for the recently Syndicated Communities, and therefore will be treated as a Syndicated Community for accounting purposes. Grand Court does not currently intend to Syndicate (i) the other two Development Communities which are under construction or (ii) any additional Development Communities constructed pursuant to the Plan. To the extent the Development Plan succeeds, Grand Court anticipates that the percentage of its revenues from Syndications will decrease and the percentage of revenues from Development Communities will increase to the point where they are Grand Court's primary sources of revenues.

     Grand Court manages 45 Syndicated Communities. These communities contain approximately 6,179 apartment units in 17 states in the Sun Belt and the Midwest. In addition, Grand Court manages (i) four Development Communities containing 536 units which it owns pursuant to joint venture arrangements with a third party and (ii) four Development Communities containing 550 units which it operates under long-term leases. All of these Development Communities were developed and constructed pursuant to Grand Court's Development Plan. Grand Court entered into joint venture arrangements with a third party pursuant to which it sold a 50% interest in four Development Communities which were previously wholly-owned by Grand Court. Grand Court intends to enter into similar joint venture arrangements regarding other Development Communities constructed pursuant to its Development Plan. Grand Court has started construction on three additional Development Communities.

     Grand Court has approximately 2,200 employees and conducts the daily operations of the senior living communities it manages.

     Prior to 1986, Grand Court acquired, developed, arranged for the Syndication of, and in most cases managed, 170 multi-family properties containing approximately 20,000 apartment units located in 22 states, primarily in the Sun Belt and the Midwest. Today, Grand Court's only involvement with multi-family properties is as a holder of notes and receivables from the partnerships that own 118 multi-family properties containing 12,897 apartment units (the "Multi-Family Properties"). The notes and receivables can only be repaid from the cash flow and sale or refinancing proceeds these properties generate. See "Risk Factors." As of July 31, 1999, the recorded value, net of deferred income, of the notes was $100.9 million and the recorded amount of these receivables was $58.9 million.

STRATEGY

     Grand Court's growth strategy focuses on Development Communities offering both independent- and assisted-living apartment units and on continued intensive communities management. Grand Court believes that there are numerous markets that are not served or are underserved by existing senior living communities and intends to take advantage of these circumstances and the present availability of construction financing on favorable terms, to develop Development Communities of its own design in desirable markets. Historically, Grand Court has expanded by the acquisition and Syndication of existing senior living communities. Grand

Court has taken advantage of the inexperience and operating inefficiencies of the previous owners of these communities and has improved the financial performance of these properties by implementing its own management and marketing techniques.

     Grand Court will continue to acquire existing senior living communities and intends to arrange for these acquisitions, in part, by Syndications. Grand Court believes that its continuing practice of arranging for the acquisition of senior living communities through Syndications and privately placing debt securities will provide additional cash flow to help Grand Court pursue its Development Plan.

     Grand Court's senior living communities offer personalized assistance, supportive services and selected health care services in a professionally managed group living environment. Residents may receive individualized assistance which is available 24 hours a day, and is designed to meet their scheduled and unscheduled needs. Independent-living services include three restaurant-style meals per day served in a common dining room, weekly housekeeping and flat linen service, social and recreational activities, transportation to shopping and medical appointments, 24-hour security and emergency call systems in each unit. Assisted-living services include those provided to independent-living residents, as supplemented by assistance with ADLs including eating, bathing, dressing, grooming, personal hygiene and ambulating, health monitoring, medication management, personal laundry services, and daily housekeeping services.

     Grand Court rents apartment units in the senior living communities which it operates pursuant to annual leases. Grand Court focuses exclusively on "private-pay" residents, who pay for housing or related services out of their own funds or through private insurance, rather than relying on the few states that have enacted legislation enabling assisted-living facilities to receive Medicare funding similar to funding generally provided to skilled nursing facilities. Grand Court intends to continue its "private-pay" focus as it believes this market segment is, and will continue to be, the most profitable. Grand Court believes this "private pay" focus will allow it to increase rental revenues as demographic pressure increases demand for senior living communities and to avoid potential financial difficulties it might encounter if it were dependent on Medicare or other government reimbursement programs that may suffer from health care reform, budget deficit reduction or other pending or future government initiatives.

SYNDICATIONS

     Historically, Grand Court arranged to acquire Syndicated Communities by using mortgage financing and by arranging Syndications of limited partnerships ("Investing Partnerships") formed to acquire interests in the partnerships that own the underlying properties ("Owning Partnerships"). These Syndicated Communities are owned by the respective Owning Partnerships and not by Grand Court. Grand Court is the managing general partner of all but one of the Owning Partnerships which own the Syndicated Communities. Grand Court is also the general partner of most of the Investing Partnerships which have the interests in the Syndicated Communities. Grand Court manages all of the Syndicated Communities. Grand Court retains a participation in the cash flow, sale proceeds and refinancing proceeds of the Syndicated Communities after certain priority payments to the limited partners.

     In a typical Syndication, Grand Court identifies a senior living community to acquire and forms an Owning Partnership (of which it is the managing general partner and initially owns all of the partnership interests). An Investing Partnership is also formed (of which Grand Court is the general partner with a 1% interest) to purchase from Grand Court a 99% partnership interest in the Owning Partnership (the "Purchased Interest"), leaving Grand Court with a 1% interest in each of the Owning Partnership and the Investing Partnership. Grand Court accounts for these general partnership interests using the equity method of accounting. The purchase price for the Purchased Interest is paid in part in cash and in part by a note from the Investing Partnership with a term of approximately five years (a "Purchase Note"). Investors purchase limited partnership interests in the Investing Partnership by agreeing to make capital contributions over approximately five years. These capital contributions permit the Investing Partnership to pay the purchase price for the Purchased Interest. Limited partners are typically permitted to pre-pay their scheduled capital contributions. The limited partnership agreement of an Investing Partnership provides that the limited partners are entitled to receive, for a period not to exceed five years, distributions equal to between 11% and 12% per annum of their then paid-in scheduled capital contributions. Although Grand Court incurs costs when it acquires the community and arranges for the Syndication, Grand Court makes a profit on the sale of the Purchased Interest. In addition, as part of the purchase price paid by the Investing Partnership for the Purchased Interest, Grand Court receives a 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners.

     Limited partnership interests in the Investing Partnership are sold to investors in exchange for (i) all cash or (ii) a cash down payment and full recourse promissory notes ("Investor Notes"). In the case of an investor that does not purchase a limited partnership interest for all cash, the investor's limited partnership interest (a "Limited Partnership Interest") serves as collateral security for that investor's Investor Notes. Under the terms of an agreement (a "Purchase Agreement"), the Investing Partnership purchases from Grand Court the Purchased Interest partially with cash raised from the cash down payment made by its investors and the balance by the delivery of the Investing Partnership's Purchase Note. The Purchase Notes executed by Investing Partnerships prior to 1986 (relating to Grand Court's pre-1986 Syndication of Multi-Family Properties) have balloon payments of principal due on maturity. The Purchase Notes executed since January 1, 1987 (relating to Grand Court's post-1986 Syndication of senior living communities) are self-liquidating (without balloon payments). The Investing Partnership, as collateral security for its Purchase Note, pledges to Grand Court the Investor Notes received from its investors, its interest in the Limited Partnership Interests securing the Investor Notes, as well as the entire Purchased Interest it holds in the Owning Partnership which it purchased from Grand Court.

     In the past, limited partners have been allowed to prepay capital contributions. Prepayments of capital contributions do not result in the prepayment of the related Purchase Notes. Instead, such amounts are loaned to Grand Court by the Investing Partnership. The purchase agreements provide that, should any failure to repay any such loan occur, Grand Court must credit to the Investing Partnership the amounts loaned at the time such amount would be required to be paid by the Investing Partnership to meet its obligations then due under the Purchase Note. As a result of such loans and such provisions of the purchase agreements, Grand Court records the notes receivable corresponding to the Purchase Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of Grand Court's notes receivable and reduce interest income received by Grand Court. Pursuant to the terms of its Syndications, Grand Court has the option not to accept future prepayments by limited partners of capital contributions. Grand Court has not determined to what extent it will continue to accept prepayments by limited partners of capital contributions.

     Grand Court enters into a written management contract with the Owning Partnership to manage the Syndicated Community. The contract requires Grand Court, for a period not to exceed five years, to pay to the Owning Partnership amounts sufficient to fund (i) any operating cash deficiencies of the Owning Partnership and (ii) any part of the specified rate of return to limited partners not paid from cash flow from the Syndicated Community (which the Owning Partnership distributes to the Investing Partnership for distribution to limited partners) (collectively, the "Management Contract Obligations"). As a result of the Management Contract Obligations, Grand Court bears the risks of operations and financial viability of the related property for a five-year period. The management contract, however, rewards Grand Court for successful management of the property by allowing Grand Court to retain any cash flow generated by the Syndicated Community in excess of the amount needed to satisfy the Management Contract Obligations. After the initial five-year period, the limited partners are entitled to the same specified rate of return, but only to the extent there is sufficient cash flow from the Syndicated Community. To the extent property cash flows are not sufficient to pay the limited partners their specified return, the right to receive this shortfall accrues until proceeds are available from a sale or refinancing of the property. After the initial five-year period, Grand Court's incentive management fee is 40% of the excess of cash flow over the amount necessary to make the specified rate of return to the limited partners. The remaining 60% of cash flows are to be distributed by the Owning Partnerships to the Investing Partnerships for distribution to limited partners. In recent Syndications, Grand Court has been selling 50% partnership interests rather than 99% partnership interests. In view of the fact that Grand Court retains all excess cash flow above its Management Contract Obligations, this change in the percentage of partnership interests sold does not affect the economic relationship between the parties for the first five years of the Syndication transaction. After the first five years, Grand Court's share of the excess of cash flow over the amount necessary to make the specified rate of return to the limited partners and its share of any sale or refinancing proceeds increases to 50% rather than 40%. Grand Court anticipates that future Syndications will involve a 50% share of such excess cash flow. Grand Court consolidates these Owning Partnerships into its consolidated financial statements.

     After the initial five-year term, the Management Contract Obligations terminate and the management contracts are automatically renewed each year, but are cancelable on 30 to 60 days' notice at the election of either Grand Court or the related Owning Partnership. The termination of any management contracts would result in the loss of fee income, if any, under those contracts. In general, under the terms of the Investing Partnerships' partnership agreements, limited partners have only limited rights to take part in the conduct or operation of the partnerships. The partnership agreements for the Investing Partnerships for which Grand Court is the general partner provide that a majority in ownership interests of the limited partners can remove Grand Court as the general partner at any time. It is anticipated that all future Investing Partnership agreements will contain the same right to remove Grand Court as a general partner. In addition, the consent of a majority in ownership interests of limited partners in such Investing Partnerships is required to be obtained in connection with any sale or disposition of the underlying property.

     The initial five-year term of the management contracts and the related Management Contract Obligations have expired for a portion of the Owning Partnerships and their related Investing Partnerships. Although Grand Court has no obligation to fund operating shortfalls after the five-year term of the management contract, as of July 31, 1999, Grand Court advanced an aggregate of approximately $3.2 million to these Owning Partnerships to fund such operating shortfalls, of which $954,000 was advanced during the six months ended July 31, 1999. All such advances are recorded as "Other Partnership Receivables" on Grand Court's Consolidated Balance Sheet.

     The management contract with each Owning Partnership requires that Grand Court manage and operate the daily operations of the Syndicated Community. Under these contracts, Grand Court acts as an independent contractor and provides customary management services to each Syndicated Community. Except as required by the management contracts, the costs of these services are funded by the cash flow of the properties. These services include: marketing and advertising; renting apartment units and collecting rents and charges; providing independent- and assisted-living services (including providing meals, activities, transportation and, for assisted- living residents, assistance with activities of daily living ("ADLs")); hiring, paying and supervising the on-site employees; property maintenance; purchasing supplies; and preparing operating budgets and reports. Although Grand Court has the right to sub-contract for such services, Grand Court directly performs such services using Grand Court employees.

     In addition to its role as manager of the Syndicated Communities, Grand Court is the managing general partner for all but one of the related Owning Partnerships. Because Grand Court serves as both the managing general partner and the property manager, it receives partnership administration fees and property management fees. As the managing general partner of these partnerships, Grand Court generally has authority to act for the partnerships. Grand Court has a fiduciary responsibility for the management and administration of these partnerships and, other than when the consent of the other partners is required, may act for the partnerships.

     Grand Court intends to continue to arrange for acquisitions of existing senior living communities by using mortgage financing and by arranging Syndications. Grand Court anticipates acquiring between six and twelve communities during the next two years. Grand Court is, and will continue to be, the managing general partner of the partnerships that own Syndicated Communities.

DEVELOPMENT PLAN

     While the acquisition and Syndication of existing senior living communities will continue to play a significant role in Grand Court's expansion program, the primary focus of the expansion program is the development of Development Communities. Grand Court's Development Plan emphasizes a "prototype" senior living community that it designed. Grand Court designed the prototype based upon its experience operating its portfolio of acquired Syndicated Communities. Because each of its Syndicated Communities has a different design, and due to Grand Court's experience in operating such communities, Grand Court believes its Development Community prototype incorporates the most beneficial characteristics of the various communities in the industry and represents an innovative and "state of the art" community.

     The Prototype Development Community. The prototype Development Community has been developed in two sizes, 126 apartment units and 142 apartment units. Both prototypes are located on sites of up to seven acres. Grand Court currently intends to build primarily 126 apartment unit Development Communities. Grand Court believes that its development prototype is larger than many independent-living and most assisted-living communities, which typically range from 40 to 80 units. Grand Court believes that the greater number of units will allow it to achieve economies of scale in operations, resulting in lower operating costs per unit, without sacrificing quality of service. These savings primarily are achieved through lower staffing, maintenance and food preparation costs per unit, without sacrificing quality of service. Because the time and effort required to develop a community (including site selection, land acquisition, zoning approvals, financing, and construction) do not vary materially for a larger community than for a smaller one, developmental economies of scale also are realized in that more apartment units are being produced for each Development Community that is developed. The prototype Development Community is targeted to the "middle to upper income" segment of the elderly population, which is the broadest segment of the elderly population and allows Grand Court to provide a high quality level of service.

     Common areas include recreation areas, dining rooms, a kitchen, administrative offices, an arts and crafts room, a multi-purpose room, laundry rooms for each floor, a beauty salon/barber shop, a library reading area, card rooms, a billiards room, a health center to monitor residents' medical needs and assigned parking. Grand Court believes that the common areas and amenities offered by its prototype Development Community represent the state of the art for independent-living communities and are superior to those offered by smaller independent- living communities or by most communities that offer only assisted living services. Grand Court believes that such substantial common areas, which would often be unaffordable in smaller communities, will provide its prototype Development Communities with a competitive advantage over smaller communities. Grand Court believes that these common areas will attract residents and promote continued stable occupancy of its prototype communities. Unit sizes range from 400 square feet for a studio to 850 square feet for a two bedroom/two bath unit. A typical Development Community contains 8 studio apartments, 112 one bedroom/one bathroom apartments and 6 two bedroom/two bathroom apartments, encompassing approximately 110,000 square feet. Each Development Community apartment unit is a full apartment, including a kitchen or kitchenette.

     Each Development Community offers residents a choice between independent-living and assisted-living services. As a result, the market for each community is broader than for communities that offer only either independent-living or assisted-living services. Although the licensing requirements and the expense and difficulty of converting between existing independent-living units and assisted-living units typically make it impractical to accomplish such conversions, Grand Court's Development Community prototype is designed to allow, at any time, for conversion of units, at minimum expense, for use as either independent-living or assisted-living units. Each Development Community therefore may adjust its mix of independent-living and assisted-living units as the market or existing residents demand. Grand Court believes that this innovative feature distinguishes its prototype Development Community. Grand Court believes that part of the appeal of this type of community is that residents will be able to "age in place" with the knowledge that they need not move to another community if they require assistance with ADLs. Grand Court believes that the ability to retain residents by offering them higher levels of services will result in stable occupancy with enhanced revenue streams.

     Grand Court's prototype Development Community also incorporates two interior courtyards, from which its "Grand Court"(R) name originates. These courtyards allow residents to enjoy the outdoors while remaining in a secure environment. Grand Court believes that this feature distinguishes its prototype Development Community.

     In summary, Grand Court believes that the size, design and target markets of its prototype Development Community and the convertibility of its apartments to either independent or assisted-living units results in "state of the art" senior living communities that provide an excellent vehicle for economic growth.

     Market Selection Process. In selecting geographic markets for potential expansion, Grand Court considers such factors as a potential market's population, demographics and income levels, including the existing and anticipated future population of seniors who may benefit from its services, the number of existing and anticipated long-term care communities in the market area and the income level of the target population. While Grand Court does not apply its market selection criteria mechanically or inflexibly, it generally seeks to select Development Community locations that are non-urban with populations of no more than 100,000 people and containing 3,000 elderly households within a 20-mile radius with an annual income of at least $35,000, and have a regulatory climate that it considers favorable toward development. Communities with these characteristics are referred to as secondary markets as opposed to primary markets, which are major urban centers, or tertiary markets, which are smaller rural communities. Grand Court has found that secondary markets generally have a receptive population of seniors who desire and can afford the services offered in Grand Court's Development Communities. Grand Court believes that it can obtain zoning and other necessary approvals in secondary markets more quickly and easily than would be the case in primary markets. In focusing on secondary markets, Grand Court believes it will avoid overdevelopment to which primary markets are prone and obtain the benefit of demographic concentrations that do not exist in yet smaller markets. Grand Court believes that high-quality, affordable employees are easier to attract and retain in secondary markets than in primary markets.

     Implementation Of The Development Plan. Pursuant to Grand Court's Development Plan, it has completed construction and is operating eight Development Communities, commenced construction on three additional Development Communities and intends to commence construction on between 8 to 12 additional Development Communities over the next two years. Grand Court plans to own (pursuant to joint venture arrangements with third parties or operate pursuant to long-term operating leases or similar arrangements) the Development Communities that will be developed under the Development Plan. Grand Court will manage and operate each of the Development Communities. Grand Court expects to complete the construction of the Development Communities under construction by the end of Fiscal 1999. These three Development Communities, along with the eight Development Communities whose construction is already completed, contain an aggregate of approximately 1,490 senior living apartment units. The 8 to 12 additional Development Communities which Grand Court intends to commence construction on over the next two years will contain between 1,008 and 1,512 additional senior living apartment units. Each new Development Community developed by Grand Court offers both independent- and assisted-living services.

     The first Development Communities constructed pursuant to Grand Court's Development Plan are in Texas. Grand Court has obtained development financing from Capstone Capital Corporation ("Capstone") pursuant to which Capstone provided $37.7 million for development of four Development Communities. Grand Court also completed construction on these communities which it operates pursuant to long-term leases with Capstone. Grand Court completed construction with mortgage financing on four Development Communities in Texas. Grand Court commenced construction on three additional Development Communities in Texas. Grand Court has acquired a site in Jackson, Tennessee. Grand Court holds options to acquire sites in Knoxville, Tennessee, Evansville, Indiana and Montgomery, Alabama and is actively negotiating to obtain control over additional sites in the Southeast and Midwest. Grand Court is negotiating with several additional lenders to obtain financing to develop these sites.

     Grand Court anticipates that most of its Development Communities will be financed with a combination of mortgage financing and capital contributed by Grand Court. Grand Court estimates that the cost of developing each new

Development Community (including reserves necessary to carry the community through its lease-up period) will be approximately $10.5 million. Subsequent to Fiscal 1998, Grand Court entered into joint venture arrangements regarding the four completed Development Communities financed with mortgage financing. Pursuant to each joint venture arrangement, Grand Court sold a 50% interest in the Development Community to a third party. See "Certain Relationships and Related Transactions." Grand Court realized a profit from each of the sales and earns a management fee for managing the communities. The third party has the right to terminate Grand Court's management of the community upon 30 days' written notice. The third party receives a cumulative priority return on each investment from all cash flow generated by the community and any excess cash flow is shared 50% by Grand Court and 50% by the third party. Grand Court believes that such joint venture arrangements are beneficial because they generate revenues upon the sale, reward Grand Court for its continued management of the Development Community, provide Grand Court with capital to continue to pursue its Development Plan and allocate 50% of the start-up losses incurred during the community's lease up period to the joint venturer rather than Grand Court. However, Grand Court remains fully liable on the mortgage financing for such Development Communities. Except for one Development Community currently under construction which Grand Court intends to Syndicate, Grand Court presently expects to enter into similar joint venture arrangements for the other Development Communities that it will develop. Grand Court can not assure investors that sufficient joint venture capital will be available to Grand Court on favorable terms. Grand Court may also use other types of financings including sale/leaseback or similar arrangements which require little or no capital on the part of Grand Court to finance its Development Plan.

     Upon the completion of construction of each of the Development Communities developed pursuant to the Development Agreement with Capstone, and upon the satisfaction of certain other conditions, Grand Court became the lessee under long-term lease arrangements with Capstone. The initial term of each lease, which began upon the completion of a facility and meeting other criteria, is 15 years with three five-year extension options. Under the terms of each lease, Grand Court has the option to acquire the community after operating the community for four years. The option price is equal to the sum of 100% of the cost incurred to develop the community and an additional 20% of such cost (which declines by 2 percentage points per year but in no event declines below 10%). The initial lease rate is 350 basis points in excess of the ten-year Treasury Bill yield (but in no event less than 9.75% per annum). The lease rate has an annual upward adjustment equal to 3% of the previous year's rent. The four leases have cross-default provisions. Each lease is a triple net lease, as Grand Court is responsible for all costs, including but not limited to maintenance, repair, insurance, taxes, utilities, and compliance with legal and regulatory requirements. If a community is damaged or destroyed, Grand Court is required to restore the community to substantially the same condition it was in immediately before such damage or destruction, or acquire the facility for the option price described above.

THE LONG-TERM CARE MARKET

     The long-term care services industry encompasses a broad range of accommodations and healthcare services that are provided primarily to seniors. Independent-living communities attract seniors who desire to be freed from the burdens and expense of home ownership, food shopping and meal preparation and who are interested in the companionship and social and recreational opportunities offered by such communities. As a senior's need for assistance increases, the provision of assisted-living services in a community setting is more cost-effective than care in a nursing home. A community which offers its residents assisted-living services can provide assistance with various ADLs (such as bathing, dressing, personal hygiene, grooming, ambulating and eating), support services (such as housekeeping and laundry services) and health-related services (such as medication supervision and health monitoring), while allowing seniors to preserve a high degree of autonomy. Generally, residents of assisted-living communities require higher levels of care than residents of independent- living facilities, but require lower levels of care than residents of skilled-nursing facilities.

INDUSTRY TRENDS

     Grand Court believes its business benefits from significant trends affecting the long-term care industry. The first is an increase in the demand for elder care resulting from the continued aging of the U.S. population.

U.S. Bureau of Census shows that the average age of Grand Court's residents (83 years old) places them within one of the fastest growing segments of the U.S. population. While increasing numbers of Americans are living longer and healthier lives, many choose senior living communities as a cost-effective method of obtaining the services and lifestyle they desire. Senior living communities that offer both independent and assisted-living services give seniors the comfort of knowing that they will be able to "age in place" -- something they are increasingly unable to do at home.

     The primary consumers of long-term care services are persons over the age of 65. This group represents one of the fastest growing segments of the population. According to U.S. Bureau of the Census data, the number of people in the U.S. age 65 and older increased by more than 27% from 1981 to 1994, growing from 26.2 million to 33.2 million. Such census data also shows that the segment of the population over 85 years of age, which comprises the largest percentage of residents at long-term care facilities, is projected to increase by more than 37% between the years 1990 and 2000, growing from 3.0 million to 4.1 million. Grand Court believes that these trends depicted in the graph below will contribute to continued strong demand for senior living communities.


       Projected Percentage Change in the Elderly Population of the U.S.

        -------------------------------------------------------------------------------------------------
              1981              1990              1995              2000             2005              2010
        ---------------   ---------------   ---------------   ---------------  ---------------   ---------------
65-84           0%               17.5%             25.2%             26.2%             27.3%            34.6%
85+             0%               28.4%             54.3%             76.3%             94.1%           112.7%

                        Source: U.S. Bureau of the Census

     A trend benefiting Grand Court, and especially its provision of independent-living services, is that as the population of seniors swells, the percentage of seniors that are disabled and need assistance with ADLs has steadily declined. According to the National Long Term Care Surveys, a federal study, disability rates for persons aged 65 and older have declined by 1 to 2 percent each year since 1982, the year the study was commenced. In 1982, approximately 21% of the 65 and over population was disabled and in 1995 only 10% was disabled. This trend suggests that demand for independent living services will increase in the future.

     Other trends benefiting Grand Court include the increased financial net worth of the elderly population, the changing role of women and the increase in the population of individuals living alone. As the number of elderly in need of assistance has increased, so too has the number of the elderly able to afford residences in communities which offer independent and/or assisted-living services. According to U.S. Bureau of the Census data, the median net worth of householders age 75 or older has increased from $55,178 in 1984 and $61,491 in 1988 to $76,541 in 1991. Furthermore, according to the same source, the percentage of people 65 years and older below the poverty line has decreased from 24.6% in 1970 to 15.7% in 1980 to 12.2% in 1990. Historically, unpaid women (mostly daughters or daughters-in-law) represented a large portion of the care givers of the non-institutionalized elderly. The increased number of women in the labor force, however, has reduced the supply of care givers, and led many seniors to choose senior living communities as an alternative. Since 1970, the population of individuals living alone has increased significantly as a percentage of the total elderly population. This increase has been the result of an aging population in which women outlive men by an average of 6.9 years, rising divorce rates, and an increase in the number of unmarried individuals. The increase in the number of the elderly living alone has also led many seniors to choose to live in senior living communities.


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

     The increased financial net worth of the elderly population is illustrated by the following chart:

                                  Median Net Worth
                 ------------------------------------------------

                           1988                      1991
                 ------------------------  -----------------------


45-54                        $57,466                  $56,250
55-64                        $80,032                  $83,041
65+                          $73,471                  $88,192

                        Source: U.S. Bureau of the Census

     Another trend benefiting Grand Court, and especially its provision of assisted-living services, is the effort by the government, private insurers and managed care organizations to contain health care costs by limiting lengths of stay, services, and reimbursement amounts. This resulted in hospitals discharging patients earlier and referring them to nursing homes. At the same time, nursing home operators continue to focus on providing services to sub-acute patients requiring significantly higher levels of skilled nursing care. Grand Court believes that this "push down" effect has and will continue to increase demand for assisted-living facilities that offer the appropriate levels of care in a non-institutional setting in a more cost-effective manner. Grand Court believes that all of these trends have, and will continue, to result in an increasing demand for senior living facilities which provide both independent- and assisted-living services.

SERVICES

     It is important to identify the specific tastes and needs of the residents of a senior living community, which can vary from region to region and from one age group to the next. Residents who are 70 years old have different needs than those who are 85. Grand Court retained a gerontologist to insure that programs and activities are suitable for all of the residents in a community and that they are adjusted as these residents "age in place". Both independent- and assisted-living services will be offered at all of Grand Court's Development Communities.

     Basic Service and Care Package. Grand Court provides three levels of service at its senior living communities:

     Level I: Independent Living, includes three meals per day, weekly
     -------
housekeeping, activities program, 24- hour security and transportation for shopping and medical appointments.

     Level II: Catered Living, offers all of the amenities of Level I in
     --------
addition to all utilities, personal laundry and daily housekeeping.

     Level III: Assisted Living, provides three meals per day, daily
     ---------
housekeeping, 24-hour security, all utilities, medication management, activities and nurse's aides to assist the residents with any ADLs which they might require. Rehabilitative services such as physical and speech therapy are also provided by licensed third party home health care providers. Each resident can design a package of services that will be monitored by his or her own physician. Several of Grand Court's Syndicated Communities are designed to meet the needs of assisted- living residents who suffer from the early stages of Alzheimer's disease or dementia.

     Grand Court charges an average fee of $1,400 per month for Level I services, $1,700 per month for Level II services, and $2,000 per month for Level III services, but the fee levels vary from community to community. Residents at the communities which offer services for early stages of Alzheimer's disease or dementia pay an average of an additional $500 per month for such services. As the residents of the communities managed by Grand Court continue to age, Grand Court expects that an increasing number of residents will utilize Level III services. Grand Court's internal growth plan is focused on increasing revenue by continuing to expand the number and diversity of its tiered additional assisted-living services and the number of residents using these services.

OPERATIONS

     Centralized Management. The senior living business is highly management intensive. While the location of a community and its physical layout are extremely important, another key to the success of a senior living community lies in the ability to maximize its financial potential through sophisticated, experienced management. Such success requires the establishment and supervision of programs involving the numerous facets of a senior living community, including menu planning, food and supply purchasing, meal preparation and service, assistance with ADLs, recreational activities, social events, health care services, housekeeping, maintenance and security. Grand Court's strategy emphasizes centralized management in order to achieve operational efficiencies and ensure consistent quality of services. Grand Court established standardized policies and procedures governing, among other things, social activities, maintenance and housekeeping, health care services, and food services. An annual budget is established by Grand Court for each community against which performance is tested each month.

     Marketing. Marketing is critical to the rent up and continued high occupancy of a community. Grand Court's marketing strategy focuses on enhancing the reputation of it's senior living communities and creating awareness of Grand Court and its services among potential referral sources. Grand Court's experience is that satisfied residents and their families are an important source of referrals for Grand Court. In addition, Grand Court plans to use its common Development Community design and its "The Grand Court"(R) trademarked name to promote national brand-name recognition. Grand Court adopted the trademarked name. Historically, senior living communities have been independently owned and operated and there has been little national brand-name recognition. Grand Court believes that national recognition will be increasingly important in the senior living business. Grand Court intends to continuously use its trademarked name in its business activities, and the life of this trademark will extend for the duration of its use. Grand Court considers this trademark to be a valuable intangible intellectual property asset.

     Corporate. Over the past ten years Grand Court has developed extensive policies, procedures and systems for the operation of its senior living communities. Grand Court also has adopted a formal quality assurance program. In connection with this program Grand Court conducts a minimum of two full-day annual quality assurance reviews at each community. The entire regional staff team participates in the review which thoroughly examines all aspects of the senior living community from the provision of services to the maintenance of the physical buildings. The reports generated from these quality assurance reviews are then implemented by the community administrator. Corporate headquarters also provides human resources services, a licensing facilitator, and in-house accounting and legal support systems.

     Regional. Grand Court has nine regional administrators. Each administrator is responsible for three to six communities. Grand Court also has a regional administrator and a registered dietician who oversees the food division. Each regional administrator is reported to by the manager of those communities he oversees.

     Community. The management team at each senior living community consists of an administrator, who has overall responsibility for the operation of the community, an activity director, a marketing director and, at certain larger communities, one or two assistant administrators. Each senior living community which offers assisted-living services has a staff responsible for the assisted-living care giving services. This staff consists of a lead resident aide, a medication room aide, certified nurse aides and trained aides, and, in those states which so require, registered nurses. At least one staff member is on duty 24 hours per day to respond to the emergency or scheduled 24-hour assisted-living services available to the residents. Each community has a kitchen staff, a housekeeping staff and a maintenance staff. The average community currently operated by Grand Court has 40 to 50 full-time employees depending on the size of the community and the extent of services provided in that community. Based upon its experience in operating senior living communities in both primary and secondary markets, Grand Court believes that its secondary market focus will make it easier for it to attract and retain high-quality, affordable staff.

     Grand Court places emphasis on diet and nutrition, as well as preparing attractively presented healthy meals which can be enjoyed by the residents. Grand Court's in-house food service program is led by a regional administrator who reviews all menus and recipes for each community. The menus and recipes are reviewed and changed based on consultation with the food director and input from the residents. Grand Court provides special meals for residents who require special diets.

     Employees. Grand Court emphasizes maximizing each employee's potential through support and training. Grand Court's training program is conducted on three levels. Approximately six times per year, corporate headquarters staff conduct training sessions for the management staff in the areas of supervision and management skills, and caring for the needs of an aging population. At the regional level, regional staff train the community staff on issues such as policies, procedures and systems, activities for the elderly, the administration and provision of specific services, food service, maintenance, reporting systems and other operational areas of the business. At the community level, the administrators of each community conduct training sessions on at least a monthly basis relating to various practical areas of care-giving at the community. These monthly sessions cover, on an annual basis, all phases of the community's operations, including special areas such as safety, fire and disaster procedures, resident care, and policies and procedures.

GOVERNMENT REGULATION

     Regulations applicable to Grand Court's operations vary among the types of senior living communities operated by it and from state to state. Independent-living communities generally do not have any licensing requirements. Assisted-living communities are subject to less regulation than other licensed health care providers but more regulation than independent-living communities. However, Grand Court anticipates that additional regulations and licensing requirements will likely be imposed by the states and the federal government. Currently, all states except South Dakota require licenses to provide assisted-living services. The licensing statutes typically establish physical plant specifications, resident care policies and services, administration and staffing requirements, financial requirements and emergency service procedures. The licensing process can take from two months to one year. New Jersey requires Certificates of Need for assisted- living communities. Grand Court's communities also must comply with the requirements of the Americans with Disabilities Act ("ADA") and are subject to various local building codes and other ordinances, including fire safety codes. While Grand Court relies almost exclusively on private pay residents, it operates a Syndicated nursing home in which some residents rely on Medicare. As a provider of services under the Medicare program, Grand Court is subject to Medicare regulations designed to limit fraud and abuse, violations of which could result in civil and criminal penalties and exclusion from participation in the Medicare program. Revenues derived from Medicare comprise less than 1% of the revenues of the communities operated by Grand Court. Grand Court does not intend to expand its nursing home activities and intends to pursue an exclusively "private- pay" clientele. Grand Court believes it is in substantial compliance with all applicable regulatory requirements. No actions are pending against Grand Court for non-compliance with any regulatory requirement.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without Grand Court's knowledge, of hazardous or toxic substances at any senior living communities owned or operated by Grand Court could have an adverse effect on Grand Court's business, operating results and financial condition.

Although Grand Court has not incurred any material costs for removal or remediation of hazardous or toxic substances, there can be no assurance that this will remain the case in the future.

     Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While Grand Court believes that its senior living communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by Grand Court. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

EMPLOYEES

     As of September 22, 1999, Grand Court employed approximately 2,200 persons, including 58 in its principal executive offices. None of Grand Court's employees are covered by collective bargaining agreements. Grand Court believes its employee relations are good.

FINANCIAL INFORMATION ABOUT SEGMENTS

     See "Segment Reporting Information" at Note 16 to the Consolidated Financial Statements for the period ended January 31, 1999 included in this prospectus.

                                   PROPERTIES

SYNDICATED COMMUNITIES

     Grand Court currently manages 45 Syndicated Communities containing approximately 6,179 senior living apartment units and one Syndicated nursing home containing 57 beds. Such communities are owned by Owning Partnerships and not by Grand Court. Grand Court generally has a 1% interest in the Owning Partnerships and a 1% interest in the Investing Partnerships which are formed to purchase a 99% partnership interest in the Owning Partnership. The following chart sets forth information regarding the Syndicated Communities managed by Grand Court:


                                                                                                                Average
                                                               Number of                 Year               Occupancy % as
COMMUNITY (1)                           State                    Units               Acquired (2)        of August 31, 1999(8)
----------------------------------      -------------     ----------------      -------------------      -------------------
The Grand Court Mesa                    Arizona                    174                   1997                      95%
The Grand Court Phoenix                 Arizona                    136                   1991                      94%
The Grand Court Sacramento              California                 122                   1998                      79%
The Grand Court Denver                  Colorado                   149                   1999                      89%
The Grand Court Fort Myers              Florida                    184                   1989                      91%
The Grand Court Lakeland                Florida                    126                   1996                      87%(6)
The Grand Court Lake Worth              Florida                    170                   1992                      77%
The Grand Court North Miami             Florida                    189                   1995                      72%
The Grand Court Pensacola               Florida                     60                   1993                      88%
The Grand Court I and II                Florida                    114                   1994                      70%(6)
   Pompano Beach
The Grand Court South Miami             Florida                     96                   1998                      45%(6)
The Grand Court Tampa                   Florida                    165                   1997                      98%
The Grand Court Tavares                 Florida                     94                   1995                      98%
The Grand Court Winterhaven             Florida                    130                   1997                      91%
The Grand Court Carrolton               Georgia                     68                   1998                      97%
The Grand Court Belleville              Illinois                    76                   1993                      95%



                                                                                                                Average
                                                               Number of                 Year               Occupancy % as
COMMUNITY (1)                           State                    Units               Acquired (2)        of August 31, 1999(8)
----------------------------------      -------------     ----------------      -------------------      -------------------
The Grand Court II Kansas City          Kansas                     127                   1994                      89%
The Grand Court Overland Park           Kansas                     275                   1997                      99%(6)
The Grand Court Radcliff                Kentucky                   102                   1999                      56%
The Grand Court Adrian                  Michigan                   103                   1998                      93%
The Grand Court Farmington              Michigan                   164                   1993                      97%
   Hills
The Grand Court Novi                    Michigan                   114                   1994                      94%
The Grand Court Westland                Michigan                   153                   1997                      98%
The Grand Court I Kansas City           Missouri                   173                   1989                      91%
The Grand Court III Kansas              Missouri                   217                   1989                      82%(6)
   City(3)
The Grand Court Seward                  Nebraska                    65                   1999                      95%
The Grand Court Las Vegas               Nevada                     152                   1991                      93%
The Grand Court II Las Vegas            Nevada                     111                   1999                      79%(6)
The Grand Court Albuquerque             New                      200(7)                  1997                      75%
                                        Mexico
The Grand Court Columbus                Ohio                       120                   1994                      94%
The Grand Court Dayton                  Ohio                       185                   1994                      97%
The Grand Court Findlay                 Ohio                        73                   1992                      95%
The Grand Court Springfield             Ohio                        77                   1992                      97%
The Grand Court I Chattanooga           Tennessee                  128(   4)             1995                      62%
The Grand Court II Chattanooga          Tennessee                  146                   1995                      90%
The Grand Court Memphis                 Tennessee                  197                   1992                      89%
The Grand Court Morristown              Tennessee                  185                   1996                      89%
The Grand Court Bryan                   Texas                      180                   1992                      90%
The Grand Court Fort Worth              Texas                      140                   1999                      91%
The Grand Court Garland                 Texas                      112                   1997                      97%(6)
The Grand Court Longview                Texas                      132                   1990                      73%(6)
The Grand Court Lubbock                 Texas                      139                   1991                      80%
The Grand Court I San Antonio           Texas                      198                   1993                      92%
The Grand Court II San Antonio          Texas                       57(   5)             1995                      77%
The Grand Court Weatherford             Texas                       60                   1996                      87%
The Grand Court Bristol                 Virginia                    98                   1995                     100%


------------------
(1) In certain cases, more than one Investing Partnership owns an interest in one Owning Partnership. There are therefore, more Investing Partnerships than there are Owning Partnerships. One of the Owning Partnerships owns two Syndicated Communities and another Owning Partnership owns one Syndicated Community and one Syndicated nursing home. As a result, there are 46 properties listed, which relate to 44 Owning Partnerships. In addition, the Syndicated Community to be owned by one Owning Partnership is currently under construction.

(2)  Represents year in which the Owning Partnership acquired the community.

(3) A portion of the units at The Grand Court III Kansas City are currently rented as residential apartment units.

(4) Grand Court I Chattanooga's unit count includes a 70-bed nursing wing which Grand Court is in the process of converting to assisted-living units. Such units will be available for rental as assisted-living units by January 2000.

(5)  Grand Court II San Antonio is a 57-bed licensed nursing facility.

(6)  Occupancy percentage includes 1-6 units occupied by staff.

(7) Sixty (60) additional units were constructed during Fiscal 1998. Such construction was substantially completed by October 1, 1998. Grand Court is in the process of renting these additional units.

(8) The average occupancy percentage of each individual community was determined by adding the average occupancy percentages as of the end of each month in which the individual community was managed by Grand Court and dividing that number by the total number of months the community was managed by Grand Court during the periods September 1998 through August 1999. The average monthly occupancy percentage for each individual community was determined by dividing the number of occupied units in the individual community as of the end of the month by the total number of apartment units in the individual community.

     The Syndicated Communities currently operated by Grand Court are generally encumbered with mortgage financing. While these mortgage loans are obligations of the Owning Partnerships rather than direct obligations of Grand Court, Grand Court typically provides a guaranty of certain obligations under the mortgages including, for example, any costs incurred for the correction of hazardous environmental conditions. As of October 4, 1999, Grand Court has incurred no material costs or expenses relating to the correction of hazardous environmental conditions. Although most of the mortgage loans are non-recourse, as of July 31, 1999, (i) Grand Court is liable as a general partner for approximately $12.7 million in principal amount of mortgage debt relating to six Syndicated Communities and (ii) wholly-owned entities (whose only asset is a specific general partner interest) are liable as general partners for approximately $44.7 million in principal amount of mortgage debt relating to eleven Syndicated Communities and one Syndicated nursing home managed by Grand Court. In the case of the general partner liabilities of the wholly-owned entities (whose only asset is a specific general partner interest), the only assets of Grand Court at risk of loss are the general partnership interests owned by the wholly-owned entities. As of July 31, 1999, the aggregate principal amount of the mortgage debt of the Owning Partnerships was approximately $226.7 million and the aggregate annual debt service obligations, excluding any balloon amounts payable at maturity, was approximately $21.5 million. Most of this debt contains provisions which limit the ability of the respective Owning Partnerships to further encumber the property. Through January 31, 2004, approximately $215.6 million of balloon payments under the mortgages will become due and payable. Grand Court anticipates that it will continue to arrange for future acquisitions of existing senior living communities through mortgage financing and Syndications. As of July 31, 1999, Grand Court fully guaranteed the mortgage debt relating to four syndicated communities in the amount of $13.4 million.

DEVELOPMENT COMMUNITIES

     Grand Court completed construction of and currently operates eight Development Communities containing 1,086 senior living apartment units which were constructed pursuant to its Development Plan. These eight Development Communities are in their initial lease-up periods. Grand Court entered into joint venture arrangements with a third party pursuant to which it sold 50% interests in four of these eight Development Communities. The other four completed Development Communities are operated by Grand Court pursuant to long-term leases. The following chart sets forth information regarding the eight completed Development Communities.


                                                               Number of                Year                Occupancy
COMMUNITY                                      State             Units               Built (1)         October 1, 1999(2)
--------------------------------------      ---------     ----------------      ------------------     ----------------
The Grand Court Abilene(4)                     Texas             126                    1998                   68%
The Grand Court Corpus Christi (3)             Texas             142                    1998                   89%
The Grand Court El Paso (4)                    Texas             142                    1998                   85%
The Grand Court San Angelo (4)                 Texas             140                    1998                   65%
The Grand Court Temple (3)                     Texas             126                    1998                   76%
The Grand Court Tyler (3)                      Texas             126                    1999                   27%
The Grand Court Wichita Falls(4)               Texas             142                    1998                   73%
The Grand Court Round Rock (3)                 Texas             142                    1998                   89%


------------------

(1)  Represents the year in which the property was placed into service.

(2) The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community at October 1, 1999 by the total number of apartment units in the particular community.

(3) Represents Development Communities which are owned by Grand Court pursuant to joint venture arrangements.

(4) Represents Development Communities which are operated by Grand Court pursuant to long-term leases.

     The Development Communities which were wholly-owned by Grand Court as of January 31, 1999 and currently owned by it pursuant to joint venture arrangements were developed with mortgage financing. Except for the one Development Community currently under construction which Grand Court intends to Syndicate, Grand Court intends to finance its future development of Development Communities primarily through mortgage financing and other types of financing, including joint venture arrangements. In addition, Grand Court may enter into long-term operating leases arising through sale/leaseback transactions or similar transactions and may issue additional debt or equity securities, to the extent necessary. The mortgage financing of Development Communities will be direct obligations of Grand Court and, accordingly, the amount of its mortgage indebtedness is expected to increase and Grand Court expects to have substantial debt service, and may have substantial annual lease payment, requirements in the future as Grand Court pursues its growth strategy.


                                LEGAL PROCEEDINGS

     Grand Court is involved in various lawsuits and other matters arising in the normal course of business, including employment-related claims. In the opinion of the management of Grand Court, although the outcomes of these claims and suits are uncertain, in the aggregate they should not have a material adverse effect on Grand Court's financial position or results of operations. Grand Court's business entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal claims, many of which seek large amounts and result in significant legal costs. Grand Court expects that from time to time it may be subject to such suits as a result of the nature of its business. Grand Court currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. Grand Court cannot assure investors that claims in excess of Grand Court's insurance coverage or claims not covered by its insurance coverage will not arise. A successful claim against Grand Court not covered by, or in excess of, its insurance could have a material adverse effect on its operating results and financial condition. Claims against Grand Court, regardless of their merit or eventual outcome, may also have a material adverse effect on its ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of its business. In addition, Grand Court's insurance policies must be renewed annually, and there can be no assurance that it will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial statement of operations and balance sheet data have been derived from the Grand Court's consolidated financial statements and regarding the years ended January 31, 1997, January 31, 1998 and January 31, 1999, respectively, should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The results of operations for an interim period have been prepared on the same basis as the year-end financial statements, and, in the opinion of management, contain all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of the results for the full year. The results of operations for the six months ended July 31, 1998 and 1999 may not give a true indication of results for the full year. All references to a "fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "fiscal 1995" refers to the fiscal year beginning on February 1, 1995). You should read the information provided below along with the consolidated financial statement of Grand Court and the notes to those financial statements.


                                                                                                               SIX MONTHS ENDED
                                                                YEARS ENDED JANUARY 31                              July 31,
---------------------------------------------------------------------------------------------------------   ------------------------
                                            1995          1996         1997          1998         1999          1998         1999
                                            ----          ----         ----          ----         ----          ----         ----
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales................................ $ 22,532,000  $31,973,000  $ 36,021,000  $38,135,000  $58,010,000   $17,961,000  $36,853,000
  Syndication fee income...............    5,587,000    8,603,000     7,690,000    7,923,000    7,283,000     4,087,000    3,478,000
  Deferred income earned...............    4,399,000    9,971,000     5,037,000    7,254,000    3,701,000       415,000      311,000
  Interest income......................    9,503,000   12,689,000    13,773,000   12,051,000   12,349,000     7,487,000    4,652,000
  Property management fees from
    related parties ...................    4,351,000    4,057,000     2,093,000    3,684,000    3,219,000     1,712,000    1,924,000
  Equity in earnings (losses) in
    affiliated entities................      276,000      356,000       423,000      541,000      685,000       322,000      137,000
  Senior living revenues...............           --           --            --           --    5,093,000     1,589,000    3,892,000


  Other income.........................           --    1,013,000            --    4,683,000    1,350,000     1,350,000           --
                                         -----------   ----------   -----------  ----------- ------------   -----------   ----------
  Total Revenues.......................   46,648,000   68,662,000    65,037,000   74,271,000   91,690,000    51,247,000   34,923,000
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Costs and expenses:
  Cost of sales........................   21,743,000   27,688,000    34,019,000   33,635,000   53,547,000    18,576,000   19,188,000
  Selling..............................    6,002,000    7,664,000     7,176,000    7,602,000    6,335,000     3,632,000    2,854,000
  Interest.............................   13,610,000   15,808,000    16,394,000   19,409,000   22,066,000    10,750,000   10,740,000
  General and administrative...........    6,450,000    7,871,000     7,796,000    8,437,000   10,388,000     5,174,000    6,167,000
  Loss on impairment of notes and
  receivables                                     --           --    18,442,000           --           --            --      713,000
  Write-off of registration costs......           --           --            --    3,107,000           --            --           --
  Senior living operating expenses.....           --           --            --           --    6,098,000     2,165,000    5,095,000
  Officers' compensation(1)............    1,200,000    1,200,000     1,200,000    1,200,000    1,200,000       600,000      600,000
                                         -----------   ----------   -----------  ----------- ------------   -----------   ----------

  Depreciation and amortization........    2,290,000    2,620,000     3,331,000    3,340,000    5,032,000     2,388,000    2,785,000
                                         -----------   ----------   -----------  ----------- ------------   -----------   ----------
  Total Costs and Expenses.............   51,295,000   62,851,000    88,358,000   76,730,000  104,666,000    43,285,000   48,142,000
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
  Net income (loss)....................   (4,647,000)   5,811,000   (23,321,000)  (2,459,000) (12,976,000)   (8,362,000)   3,105,000
                                         -----------   ----------   -----------  ----------- ------------   -----------   ----------
  Pro-forma income tax provision
    (benefit)(2).......................   (1,859,000)   2,324,000            --           --           --            --           --
                                         -----------   ----------   -----------  ----------- ------------   -----------   ----------
Pro-forma net income (loss)(2).........  $(2,788,000)  $3,487,000  $(23,321,000) $(2,459,000)$(12,976,000)  $(8,362,000)  $3,105,000
                                         ===========   ==========   ===========  =========== ============   ===========   ==========

Pro-forma earnings (loss) per
    common share (basic and
    diluted)(2)....                            $(.19)        $.23        $(1.55)       $(.16)       $(.74)        $(.49)        $.18
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Pro-forma weighted average
    common shares used.................   15,000,000   15,000,000    15,000,000   15,000,000   17,455,000    17,104,000   17,733,000
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Ratio of earnings to combined
    fixed charges(3)                              --         1.32            --           --           --            --         1.22
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Deficiency in combined fixed charges...  $ 4,647,000   $       --   $24,533,000  $ 4,010,000 $(14,825,000   $ 9,051,000           --
                                         ===========   ==========   ===========  =========== ============   ===========   ==========

OTHER DATA:

Syndicated Senior living communities
    operated (end of period)...........           24           28            31           37           40            38           44
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Number of units at Syndicated
    Communities (end of period).........       3,683        4,164         4,480        5,261        5,629         5,344        6,030
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Average occupancy percentage (4).......        89.3%        94.7%         91.3%        93.3%        89.1%         90.7%        87.3%
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Development Communities in Initial
    Lease-Up Period (end of period)....           --           --            --           --            7             7            8
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Number of units at Development
    Communities (end of period)........           --           --            --           --          960           960        1,086
                                         ===========   ==========   ===========  =========== ============   ===========   ==========
Average occupancy percentage(4)........           --           --            --           --        55.0%         25.9%        65.0%
                                         ===========   ==========   ===========  =========== ============   ===========   ==========

                                                                                                               AS OF
                                                                YEARS ENDED JANUARY 31                        JULY 31,
                                            -------------------------------------------------------------   ----------
                                            1995          1996         1997          1998         1999          1999
                                            ----          ----         ----          ----         ----          ----
BALANCE SHEET DATA:
   Cash and cash equivalents........... $ 10,950,000 $ 17,961,000  $ 14,111,000 $ 11,964,000 $ 22,784,000  $  8,372,000
   Notes and receivables-net...........  220,482,000  224,204,000   222,399,000  231,140,000  227,104,000   238,598,000
   Total assets........................  248,553,000  260,023,000   261,661,000  295,799,000  319,314,000   307,653,000
   Total liabilities...................  217,879,000  225,238,000   229,658,000  269,387,000  283,588,000   268,011,000
   Stockholders' equity................   30,674,000   34,785,000    32,003,000   26,412,000   35,726,000    38,572,000


---------------------------
(1) John Luciani and Bernard M. Rodin, the Chairman of the Board and President, respectively, of Grand Court received dividends and distributions from the Company's predecessors but did not receive compensation. Officers' Compensation is based upon the aggregate compensation currently received by such officers, $600,000 a year for each such officer. Amounts received by such officers in excess of such amounts are treated as distributions for purposes of Grand Court's financial statements. In fiscal 1994 through fiscal 1997, such officers also received $943,000; $850,000, $397,000 and $1,566,000 each respectively as a distribution. See "Executive Compensation."

(2) Grand Court's predecessors were Sub-chapter S corporations and a partnership. The pro-forma statement of operations data reflects provisions for federal and state income taxes as if Grand Court had been subject to federal and state income taxation as a C corporation during the years ended January 31, 1995 and January 31, 1996.

(3) For purposes of calculating the ratio of earnings to combined fixed charges and deficiency in combined fixed charges, "Earnings" represents income
     (loss) before income taxes plus combined fixed charges and "combined fixed charges" consist of interest expense, including amounts capitalized, amortization of deferred financing costs and one-third of rental expenses that is representative of that portion of rental expenses attributable to interest.

(4) Average occupancy percentages were determined by adding all of the occupancy percentages of the individual communities and dividing that number by the total number of communities. The average occupancy percentage for each particular community was determined by dividing the number of occupied apartment units in the particular community on the given date by the total number of apartment units in the particular community. All the Development Communities are still in their initial lease-up period.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless the context otherwise requires, all references in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (i) to a "Fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "Fiscal 1998" refers to the fiscal year beginning on February 1, 1998) and (ii) to Grand Court include Grand Court, its subsidiaries and its predecessors taken as a whole.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     Grand Court is including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of Grand Court in this Registration Statement on Form S-4. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward- looking statements may be identified, without limitation, by the use of the words "anticipates", "estimates", "expects", "intends", "believes" and similar expressions. From time to time, Grand Court or one of its subsidiaries individually may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by or on behalf of Grand Court or its subsidiaries, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, Grand Court disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

     Forward-looking statements made by Grand Court are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements include, among others, statements concerning Grand Court's revenue and cost and expense trends, the number and economic impact of anticipated acquisitions and new developments, planned capital expenditures and financing needs and availability. Investors or other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance by Grand Court and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. In addition to other factors and matters discussed elsewhere herein, the following are some, but not all, of the important factors that, in the view of Grand Court, could cause actual results to differ materially from those discussed in the forward looking statements:

     1. The ability of Grand Court to service its substantial debt obligations.

     2. The ability of Grand Court to pay Management Contract Obligations from the cash flow generated by the Syndicated Communities and the impact of the terms of future Syndications.

     3. The need for Grand Court to utilize cash from operations and obtain additional financing to pursue its Development Plan.

     4. Grand Court's ability to identify and Syndicate suitable acquisition opportunities, a significant source of revenues for Grand Court.

     5. Grand Court's ability to identify suitable development opportunities, pursue such opportunities, complete development, lease-up and effectively operate the Development Communities.

     6. The ability of Grand Court to obtain sufficient joint venture capital for its Development Program on favorable terms, anticipated to be a significant source of revenues for Grand Court.

     7. The impact of mortgage defaults and/or foreclosures relating to Multi-Family Properties (as defined below) on Grand Court's ability to collect on its Multi-Family Notes (as defined below).

     8. Governmental regulatory actions and initiatives, including without limitation, those relating to healthcare laws, benefiting disabled persons, government mortgage insurance and subsidy programs, environmental requirements and safety requirements.

     9. The ability to attract seniors with sufficient resources to pay for Grand Court's services.

     10. Changes in anticipated construction costs, operating expenses and start-up losses relating to Grand Court's Development Plan.

     11. Unanticipated delays in Grand Court's Development Plan including, without limitation, permitting, licensing and construction delays.

     12. Changes in general economic conditions, including, but not limited to, factors particularly affecting real estate and the capital markets including, but not limited to, changes in interest rates.

     13. Changes in operating costs of senior living communities, including without limitation, staffing and labor costs.

     14.  Grand Court's ability to attract and retain qualified personnel.

     15.  Competitive factors affecting the long-term care services industry.

     16. The potential recourse and guarantee obligations of Grand Court, including, without limitation, the correction of hazardous environmental conditions relating to the mortgage financing of the senior living communities.

     17. The potential liabilities arising from Grand Court's status as the general partner of Syndicated Communities.

     18.  The potential impact of recent net losses.

     19. The potential impact of computer related Year 2000 problems on Grand Court's operations, including the ability of Grand Court and material third parties to identify and/or address all material Year 2000 issues and implement contingency plans.

OVERVIEW

     Grand Court is a fully integrated provider of senior living accommodations and services which acquires, develops and manages senior living communities which provide independent and assisted-living services. Grand Court's revenues have been, and are expected to continue to be, primarily derived from the sales of partnership interests ("Syndications") of partnerships it organizes to acquire existing real properties. Since 1986, Grand Court has focused on the acquisition and Syndication of existing senior living communities ("Syndicated Communities"). Grand Court has established a development program (the "Development Plan") pursuant to which it is building new senior living communities which offer independent and assisted living services ("Development Communities"). Grand Court currently owns the Development Communities pursuant to joint venture arrangements or operates such communities pursuant to long-term leases. To the extent that Grand Court's Development Plan is successfully implemented, Grand Court anticipates that the percentage of its revenues derived from Syndications would decrease and the percentage of its revenues derived from the Development Communities would increase and, Grand Court believes, over time, become the primary source of Grand Court's revenues. Although Grand Court recognized a profit in the first half of fiscal 1999, it has experienced operating losses in the last three fiscal years.

     Historically, Grand Court has arranged for the acquisition and development of senior living communities and multi-family properties by utilizing mortgage financing and Syndications. The properties, whether senior living communities or multi-family properties, are owned by a partnership (an "Owning partnership"). The multi-family properties, which were Syndicated by Grand Court prior to 1986, are not owned or managed by Grand Court. Such properties are owned by their respective Owning Partnerships and are managed by third party managing agents. The senior living communities Syndicated by Grand Court since 1986 are managed by Grand Court but are owned by the respective Owning Partnerships and not by Grand Court.

     Future revenues, if any, of Grand Court relating to previously Syndicated Communities would primarily arise in the form of (i) deferred income earned on the sale of the purchased interests in the related Owning Partnerships, (ii) management fees, (iii) amounts payable by the partnerships formed to acquire interests in the Owning Partnerships ("Investing Partnerships") to Grand Court in the event of the subsequent sale or refinancing of such communities, (iv) interest income on purchase notes receivable, and (v) earnings derived from Grand Court's equity interests in Owning Partnerships and Investing Partnerships. Future revenues, if any, of Grand Court relating to future Syndicated Communities would primarily arise from any initial profit recognized upon completion of the Syndication and from the same items listed in the previous sentence.

     Grand Court intends to continue to arrange for future acquisitions of existing senior living communities by utilizing mortgage financing and by arranging Syndications, and anticipates that between six and twelve communities will be acquired and Syndicated in this manner during the next two years. Future Syndications will require the allocation of funds generated by Grand Court to cover Grand Court's initial costs relating to the Syndication transactions (primarily any funds required to acquire the property above the amounts received from the mortgage financing obtained, the costs of any improvements to the property deemed necessary and the costs associated with arranging for the sale of the partnership interests). Grand Court typically pays these costs from the proceeds it receives from its sale of the purchased interests to the Investing Partnership. In addition, future Syndications may require the allocation of Grand Court's funds to satisfy any associated Management Contract Obligations, as defined herein, (including payment of required returns for distribution to limited partners) that are not funded from the respective property's operations.

     Grand Court continually seeks senior living communities which it deems are good acquisition prospects. In deciding which properties it has and will acquire, Grand Court's senior management exercises its business judgement to determine which properties are good acquisition candidates and what constitutes an acceptable purchase price. There are no fixed criteria for these decisions, but rather, a number of factors are considered, including the size, location, occupancy history, physical condition, current income and expenses, quality of current management, local demographic and market conditions, existing competition and proposed entrants to the market.

     Grand Court has instituted a Development Plan pursuant to which it has currently completed construction of eight Development Communities and has commenced construction on three additional communities. During the next two years of the plan, Grand Court intends to commence construction on between eight and twelve additional new Development Communities. One of the three communities under construction will be Syndicated on terms substantially the same as those for the recently Syndicated Communities (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview - Deferred Income Earned") and therefore will be treated as a Syndicated Community for accounting purposes. Grand Court does not currently intend to Syndicate (i) the other two Development Communities which are under construction or (ii) any additional Development Communities constructed pursuant to the Plan. Generally, Grand Court plans to own, pursuant to joint venture arrangements with third parties, or lease, pursuant to long-term operating leases or similar arrangements, the Development Communities that are being developed under the Plan. Grand Court will manage and operate each of the Development Communities. Grand Court estimates that the cost of developing each of the new Development Communities (including reserves necessary to carry the community through its lease-up period) utilizing mortgage financing will be approximately $10.5 million. Grand Court expects to complete construction of the remaining three Development Communities under construction by the end of fiscal 1999. These three Development Communities, along with the eight communities already completed pursuant to the Development Plan, contain an aggregate of 1,488 senior living apartment units. The eight to twelve additional new communities which Grand Court intends to commence construction on over the next two years will contain between 1,008 and 1,512 additional senior living apartment units. Grand Court will use a substantial portion of the proceeds of its initial public offering which occurred in March, 1998, funds generated by its business operations, mortgage construction financing, the proceeds of joint venture arrangements for, anticipated refinancings of construction financing on, and/or sale-leasebacks of, completed Development Communities, and may complete additional new issuances of debt or equity securities to finance the development, construction and initial operating costs of additional Development Communities. Four of the completed Development Communities are being operated by Grand Court pursuant to long-term leases. Grand Court may use additional long-term leases or similar arrangements which require the investment of little or no capital on the part of Grand Court, to the extent necessary to proceed with this Development Plan. In April 1999, Grand Court entered into joint venture arrangements regarding four Development Communities, two of such joint venture arrangements being effective as of April 1, 1999 and the other two being effective May 1, 1999. Pursuant to each joint venture arrangement, Grand Court sold a 50% interest in a Development Community to a third party. Grand Court realized a profit from each of the sales and earns management fees for managing each of the communities. The third party has the right to terminate Grand Court's management upon thirty days' written notice. The third party receives a cumulative priority return on its investment from all cash flow generated by the community and any excess cash flow is shared 50% by Grand Court and 50% by the third party. Grand Court no longer consolidates these Development Communities into its consolidated financial statements but recognizes its investment in these Development Communities under the equity basis of accounting.

o    Sales.

     Income from sales of general partnership interests in Owning Partnerships is recognized when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. Grand Court determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the purchased property as well as other factors such as age, location and cash flow of the underlying property.

o    Syndication Fee Income.

     Grand Court earns Syndication fee income equal to the expenses of the Syndication which include commissions.

o    Deferred Income Earned.

     Grand Court has deferred income on sales to Investing Partnerships of interests in Owning Partnerships. Grand Court has arranged for the Syndications of Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own senior living communities ("Senior Living Owning Partnerships"). In a typical Syndication, Grand Court enters into a management contract with the Senior Living Owning Partnership, pursuant to which Grand Court is required to pay, for a five-year period, (i) any operating cash deficiencies of such Senior Living Owning Partnership and (ii) any part of such 11% to 12% return not paid from cash flow from the related property (which the Senior Living Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, "Management Contract Obligations").

The amount of deferred income for each property is calculated in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the Management Contract Obligations period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the Management Contract Obligations for the property for each remaining year of the five-year period. If the Initial Cash Flow exceeds the Management Contract Obligations for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the Management Contract Obligations for said following fiscal year. If the Initial Cash Flow is less than the Management Contract Obligations for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. As this process is performed for each property on a quarterly basis, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for the property. Any deferred income liability created during a period increases the cost of sales for that period. The payment of the Management Contract Obligations, however, will generally not result in the recognition of expense unless the property's actual Cash Flow for the year is less than the Initial Cash Flow for the year, as adjusted, and as a result thereof, the amount paid by Grand Court in respect of the Management Contract Obligations is greater than the amount assumed in establishing the deferred income liability (such excess amount expended during any period is included as a component of cost of sales for that period). If, however, the property's actual cash flow is greater than the Initial Cash Flow for the period, as adjusted, Grand Court's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds Management Contract Obligations, incentive management fees. Grand Court recognized such incentive management fees in the amount of $1.2 million, $2.8 million, $2.2 million and $1.3 million for the years ended January 31, 1997, 1998 and 1999 and the six months ended July 31, 1999, respectively.

     Grand Court accounts for the pre-1986 Syndication of Investing Partnerships which were formed to acquire controlling interests in Owning Partnerships which own multi-family properties ("Multi-Family Owning Partnerships") under the installment method of accounting. Under the installment method the gross profit was determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. At the time of the sale, Grand Court deferred all future income to be recognized on each of these transactions. Losses on these properties are recognized immediately upon sale. Syndications relating to Multi-Family Owning Partnerships account for 86% of Grand Court's deferred income.

     The Syndication of a Development Community currently under construction will generate more deferred income than with respect to the typical community Syndicated during the last two years and will result in higher cost of sales.

o    Interest Income.

     Grand Court has notes receivable with respect to the post-1986 Syndication of senior living communities ("Senior Living Notes"). Such Senior Living Notes have stated interest rates ranging from 11% to 13.875% per annum and are due in installments over five years from the date the Investing Partnership acquired its interest in the Senior Living Owning Partnership. Each Senior Living Note represents senior indebtedness of the related Investing Partnership and is collateralized by the Investing Partnership's interest in the Senior Living Owning Partnership that owns the related senior living community. These properties generally are encumbered by mortgages. The mortgages generally bear interest at rates ranging from 7.27% to 10.50% per annum. The mortgages generally are collateralized by a mortgage lien on the related senior living communities. Principal and interest payments on each Senior Living Note also are collateralized by the investor notes payable to the Investing Partnership to which the limited partners are admitted. Grand Court also recognizes interest income relating to interest earned on cash and government securities.

     Grand Court also has notes receivable with respect to the pre-1986 Syndication of multi-family properties (respectively, the "Multi-Family Notes" and the "Multi-Family Properties"). Such Multi-Family Notes generally have maturity dates ranging from ten to fifteen years from the date the partnership interests were sold. Eighty-four of the 157 Multi-Family Notes have reached their final maturity dates and, due to the inability, in view of the current cash flows of the Multi-Family Properties, to maximize the value of the underlying property at such maturity dates, either through a sale or refinancing, these final maturity dates have been extended by Grand Court. The underlying Multi-Family Properties relating to two extended Multi-Family Notes were refinanced and the underlying properties relating to eight previously extended Multi-Family Notes were sold as of July 31, 1999. During the period such notes are extended, Grand Court will continue to receive the cash flow and sale or refinancing proceeds, if any, generated by the underlying properties. Grand Court expects that it may need to extend maturities of other Multi-Family Notes. The notes represent senior indebtedness of the related Investing Partnership and typically are collateralized by a 99% partnership interest in the Multi-Family Owning Partnership that owns the related Multi-Family Property. These properties are encumbered by mortgages, which generally bear interest at rates ranging from 7% to 12% per annum. The mortgages are typically collateralized by a mortgage lien on the related Multi-Family Property. Interest payments on each Multi-Family Note also are collateralized by the related investor notes.

o    Property Management Fees.

     Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

o    Equity in Earnings from Affiliated Entities.

     Generally, Grand Court accounts for its interests in limited partnerships under the equity method of accounting. Under this method Grand Court records its share of income and loss of the entity based upon its general partnership interest. Fifty percent interests in four of the Development Communities owned by Grand Court on January 31, 1999, have subsequently been sold to a third party pursuant to four joint venture arrangements. Two of such joint venture arrangements were effective as of April 1, 1999 and the other two arrangements were effective as of May 1, 1999. Grand Court intends to enter into similar joint venture arrangements regarding the other Development Communities developed pursuant to its Development Plan. As of January 31, 1999, all of Grand Court's Development Communities were wholly-owned and consolidated into its consolidated financial statements. To the extent that Grand Court enters into such joint venture arrangements, the related Development Communities will no longer be so consolidated. Instead, Grand Court's investment in such Development Communities will be reflected under the equity basis of accounting.

o    Senior Living Revenues.

     Senior living revenues represent the income earned from consolidated or leased Development Communities.


RESULTS OF OPERATION

o    Revenues - Overview

     Total revenues for the three months ended July 31, 1999 were $24.4 million as compared to $15.9 million for the three months ended July 31, 1998 representing an increase of $8.5 million or 53.5%. Total revenues for the six months ended July 31, 1999 were $51.2 million as compared to $34.9 million for the six months ended July 31, 1998 representing an increase of $16.3 million or 46.7%. Total revenues for the year ended January 31, 1999 ("Fiscal 1998") were $91.7 million as compared to $74.3 million for the year ended January 31, 1998 ("Fiscal 1997"), representing an increase of $17.4 million or 23.4%. Total revenues for Fiscal 1997 were $74.3 million compared to $65.0 million for the year ending January 31, 1997 ("Fiscal 1996"), representing an increase of $9.3 million or 14.3%.

o    Syndication Communities

     Revenues from this segment are derived from sales of general partnership interests in Senior Living Owning Partnerships to Investing Partnerships, recognition of deferred income with respect to previous sales of general partnership interests, interest on Senior Living Notes received by Grand Court from such Investing Partnerships as part of the purchase price paid for such general partnership interests, property management fees received by Grand Court and Grand Court's share of income and loss of the entities based upon its retained general partnership interests. Such general partnership interests were historically 1% of the Owning Partnership and 1% of the Investing Partnership. In recent Syndications, the Company has been selling 50% partnership interests in the Owning Partnerships. Due to this increased percentage in ownership being retained by Grand Court, Grand Court consolidates these Owning Partnerships into its consolidated financial statements. As a result of this consolidation, senior living revenues derived from these Owning Partnerships will also be a source of revenues for this segment.

                                        YEAR ENDED JANUARY 31,              Three Months Ended July 31,    Six Months Ended July 31,
                               ------------------------------------------   ---------------------------    -------------------------
                                   1997             1998            1999          1998            1999          1998         1999
                                   ----             ----            ----          ----            ----          ----         ----

Sales.....................     $36,021,000      $38,135,000    $31,616,000    $ 7,481,000    $ 8,638,000   $17,961,000   $16,853,000
Syndication fee income....       7,690,000        7,923,000      7,283,000      1,912,000      1,674,000     4,087,000     3,478,000
Deferred income earned....       4,093,000        6,140,000      2,913,000             --             --            --            --
Interest income...........       7,054,000        4,768,000      4,204,000        827,000        807,000     2,515,000     2,173,000
Property management fees
   in related parties.....       2,093,000        3,684,000      3,219,000        724,000        841,000     1,712,000     1,924,000
Senior living revenues....              --               --             --             --         35,000            --        35,000

Equity in earnings (losses)
   in affiliated entities.         423,000          541,000        685,000        164,000        235,000       322,000       406,000
                               -----------      -----------    -----------    -----------    -----------   -----------   -----------
Total revenues............      57,374,000       61,191,000     49,920,000     11,108,000     12,180,000    26,597,000    24,869,000
                               ===========      ===========    ===========    ===========     ==========   ===========   ===========
Cost of sales.............      34,019,000       33,635,000     31,019,000     10,210,000      5,661,000    18,576,000    12,894,000
Selling...................       6,634,000        6,945,000      5,656,000      1,413,000      1,140,000     3,214,000     2,586,000
Interest expense..........       3,493,000        4,945,000      4,152,000        948,000        943,000     2,231,000     1,839,000

General and administrative       6,877,000        6,951,000      5,656,000      1,883,000      1,575,000     3,940,000     2,993,000

Officers' compensation....       1,059,000          989,000        653,000        213,000        149,000       457,000       291,000
Senior living operating
   expenses...............              --               --             --             --         15,000            --        15,000

Depreciation and
   amortization...........         319,000          363,000        490,000         87,000        109,000       207,000       282,000
                               -----------      -----------    -----------    -----------    -----------   -----------   -----------

Total costs and expenses..      52,401,000       53,828,000     47,626,000     14,754,000      9,592,000    28,675,000    20,900,000
                               -----------      -----------    -----------    -----------    -----------   -----------   -----------

Net income (loss).........     $ 4,973,000      $ 7,363,000    $ 2,294,000    $(3,646,000)    $2,588,000   $(2,028,000)  $ 3,969,000
                               ===========      ===========    ===========    ===========     ==========   ===========   ===========

     Sales for the three months ended July 31, 1999 were $8.6 million as compared to $7.5 million for the three months ended July 31, 1998, representing an increase of $1.1 million or 14.7%. The increase was attributable to the sale of more partnership units in the three months ended July 31, 1999 as compared to the three months ended July 31, 1998. Sales for the six months ended July 31, 1999 were $16.9 million as compared to $18.0 million for the six months ended July 31, 1998, representing a decrease of $1.1 million or 6.1%. The decrease was attributable to the sale of fewer partnership units in the six months ended July

31, 1999 as compared to the six months ended July 31, 1998. Sales for Fiscal 1998 were $31.6 million as compared to $38.1 million for Fiscal 1997, representing a decrease of $6.5 million, or 17.1%. The decrease was attributable to the sale of fewer partnership units in Fiscal 1998 as compared to Fiscal 1997. Sales for Fiscal 1997 was $38.1 million as compared to $36.0 million in Fiscal 1996, representing an increase of $2.1 million, or 5.8%. The increase was attributable to the sale of a greater number of partnership units in Fiscal 1997 as compared to Fiscal 1996.

     The primary factors that affect the number of partnership units available for sale are ( i) the availability of senior living communities for Syndications, (ii) the terms of the Syndications and (iii) the initial cash flow of the senior living communities being Syndicated. More favorable Syndication terms along with a greater initial cash flow of the Syndicated Communities will yield a greater number of units available to be sold. Syndication terms become more favorable for Grand Court if there is an increase in the ratio of (a) the purchase price paid to Grand Court by the Investing Partnership for its interest in the Senior Living Owning Partnership, to (b) the initial cash flow of the Syndicated Community. The Syndications completed in the three and six months ended July 31, 1999 had more favorable Syndication terms as partially offset by communities with lower initial cash flows than the Syndications completed in the three and six months ended July 31, 1998. The Syndications completed in Fiscal 1998 had less favorable terms, as offset by greater initial cash flows of the Syndicated Communities, than the Syndications completed in Fiscal 1997. The Syndications completed in Fiscal 1997 had more favorable terms, as offset by slightly less initial cash flows of the Syndicated Communities than the Syndications completed in Fiscal 1996.

     Syndication fee income for the three months ended July 31, 1999 was $1.6 million as compared to $1.9 million for the three months ended July 31, 1998, representing a decrease of $300,000 or 15.8%. The decrease is primarily attributable to a decrease in the average commission rate resulting in less commissions paid on a greater sales volume in the three months ended July 31, 1999 as compared to the three months ended July 31, 1998. Syndication fee income for the six months ended July 31, 1999 was $3.5 million as compared to $4.1 million for the six months ended July 31, 1998, representing a decrease of $600,000 or 14.6%. The decrease is primarily attributable to a decrease in the average commission rate resulting in less commissions paid on a lower sales volume in the six months ended July 31, 1999 as compared to the six months ended July 31, 1998. Syndication fee income for Fiscal 1998 was $7.3 million as compared to $7.9 million for Fiscal 1997, representing a decrease of $600,000 or 7.6%. The decrease was attributable to less commissions and professional fees paid on a lower sales volume in Fiscal 1998 as compared to Fiscal 1997. Syndication fee income for Fiscal 1997 did not materially change as compared to Fiscal 1996.

     Deferred income earned in Fiscal 1998 was $2.9 million as compared to $6.1 million in Fiscal 1997, representing a decrease of $3.2 million, or 52.5%. The decrease is attributable to the cash flows generated by Syndicated Communities during Fiscal 1998 exceeding the estimates used to establish deferred income liabilities in Fiscal 1998 to a lesser degree than such cash flows exceeded estimates in Fiscal 1997. Deferred income earned for Fiscal 1997 was $6.1 million as compared to $4.1 million for Fiscal 1996, representing an increase of $2.0 million or 48.8%. The increase is attributable to the cash flows generated by Syndicated Communities during Fiscal 1997 exceeding the estimates used to establish deferred income liabilities in Fiscal 1997 to a greater degree than such cash flow exceeded estimates in Fiscal 1996. There was no deferred income earned in the three and six months ended July 31, 1999 and 1998.

     Interest income did not materially change in the three months ended July 31, 1999 as compared to the three months ended July 31, 1998. Interest income was $2.2 million in the six months ended July 31, 1999 as compared to $2.5 million in the six months ended July 31, 1998, representing a decrease of $300,000 or 12.0%. The decrease is primarily attributable to less interest recognized on Senior Living Notes in the six months ended July 31, 1999 as compared to the six months ended July 31, 1998 due to the sale of fewer partnership units during the last twelve months as compared to prior periods. Interest income for Fiscal 1998 was $4.2 million as compared to $4.8 million in Fiscal 1997, representing a decrease of $600,000, or 12.5%. The decrease is attributable to less interest recognized on Senior Living Notes in Fiscal 1998 as compared to Fiscal 1997 due to (i) sale of fewer partnership units and (ii) an increase in percentage of prepayments received from the purchasers of limited partnership units. Interest income for Fiscal 1997 was $4.8 million as compared to $7.1 million for Fiscal 1996, representing a decrease of $2.3 million or 32.4%. The decrease is attributable to (i) the accelerated receipt of interest payments on Senior Living Notes in Fiscal 1996 due to the receipt of proceeds from the refinancing of a number of Syndicated Communities (which includes the initial mortgage financing of certain Syndicated Communities that had been previously acquired without a mortgage) in March 1996, which reduced interest payments that otherwise would have been received in Fiscal 1997, and (ii) a reduction of interest income due to the refinancings of certain Syndicated Communities which resulted in the prepayment of mortgages which were previously assets of Grand Court.

     Property management fees from related parties did not materially change in the three and six months ended July 31, 1999 as compared to the three and six months ended July 31, 1998. Property management fees from related parties for Fiscal 1998 was $3.2 million as compared $3.7 million in Fiscal 1997, representing a decrease of $500,000, or 13.5%. The decrease was attributable to a reduction in the excess of (i) the cash flows from the Syndicated Communities over (ii) the cash flow necessary to pay the specified rate of return to the limited partners in Fiscal 1998 as compared to Fiscal 1997. Property management fees from related parties for Fiscal 1997 was $3.7 million as compared to $2.1 million for Fiscal 1996, representing an increase of $1.6 million or 76.2%. The increase is primarily attributable to the cash flows from the Syndicated Communities exceeding cash flow necessary to pay the specified rate of return to the limited partners in Fiscal 1997 to a greater extent than in Fiscal 1996.

     Senior living revenues and senior living operating expenses of $35,000 and $15,000, respectively, are derived from the Syndicated Community which the Company owns a 50% general partnership interest. Grand Court consolidates the related Owning Partnership into its consolidated financial statements.

     Cost of sales (which includes (i) the cash portion of the purchase price for Syndicated Communities plus related transaction costs and expenses, (ii) any payments with respect to Management Contract Obligations other than payments relating to previously established deferred income liabilities and (iii) any increases in deferred income liabilities established in the relevant periods) for the three months ended July 31, 1999 was $5.7 million as compared to $10.2 million for the three months ended July 31, 1998, representing a decrease of $4.5 million or 44.1%. Cost of sales for the six months ended July 31, 1999 was $12.9 million as compared to $18.6 million in the six months ended July 31, 1998, representing a decrease of $5.7 million or 30.6%. The decrease is primarily attributable to less funding of Management Contract Obligations and a reduction in the aggregate cash portion of the purchase price plus related transaction costs and expenses for Syndicated Communities incurred by Grand Court in the three month and six month periods ended July 31, 1999 as compared to the three month and six month periods ended July 31, 1998. Due to Grand Court selling a 50% partnership interest in the Owning Partnerships for those communities Syndicated in the three months ended July 31, 1999, Grand Court recognized a lesser aggregate cash portion of the purchase price as compared to the prior period. The Communities Syndicated in the three month and six month periods ended July 31, 1999 had less favorable acquisition terms (in view of the relationship between the cumulative initial cash flows generated by the properties and the cumulative purchase prices paid for such properties) as offset by more favorable mortgage financing than the communities Syndicated in the three and six months ended July 31, 1998. Cost of sales for Fiscal 1998 was $31.0 million as compared to $33.6 million for Fiscal 1997, representing a decrease of $2.6 million, or 7.7%. The decrease is attributable to a reduction in the aggregate cash portion of the purchase price plus related transaction costs and expenses paid for the Syndicated Communities due to more favorable terms for the acquisition of the Syndicated Communities (in view of the relationship between the cumulative initial cash flows generated by the properties and the cumulative purchase prices paid for such properties) as partially offset by increased funding of Management Contract Obligations in Fiscal 1998 as compared to Fiscal 1997. Cost of sales for Fiscal 1997 did not materially change as compared to Fiscal 1996. Cost of sales and selling expenses

(as described below) as a percentage of sales and syndication fee income for the three months ended July 31, 1999 was 66.3% as compared to 123.7% for the three months ended July 31, 1998. Cost of sales and selling expenses as a percentage of sales and syndication fee income for the six months ended July 31, 1999 was 76.1% as compared to 98.8% for the six months ended July 31, 1998. The decreases are attributable to cost of sales and selling expenses decreasing more than the decrease in sales and syndication fee income. Cost of sales and selling expenses as a percentage of sales and syndication fee income was 94.3% in Fiscal 1998 as compared to 88.1% in Fiscal 1997. The increase is attributable to sales and syndication fee income decreasing more than the decrease in cost of sales and selling expenses. Cost of sales and selling expenses as a percentage of sales and syndication fee income was 88.1% in Fiscal 1997 as compared to 93.0% in Fiscal 1996. The decrease is attributable to sales and syndication fee income increasing and cost of sales and selling expenses decreasing.

     Several factors, including the decline of the real estate market in the late 1980's and early 1990's, which resulted in a number of distressed property sales and limited competition from other prospective purchasers, allowed Grand Court to acquire existing senior living communities at such time on relatively favorable terms. Mortgage financing, however, was generally either not available or available only on relatively unattractive terms during this period, which made acquisitions more difficult because they either required large outlays of cash or the use of mortgage financing on relatively unfavorable terms. Several factors have contributed towards a trend to less favorable terms for acquisitions of senior living communities, including a recovery in the market for senior living communities and increased competition from other prospective purchasers of senior living communities. Grand Court acquired senior living communities on less favorable terms in the three months and six months ended July 31, 1999 as compared to the three months and six months ended July 31, 1998 and although Grand Court acquired senior living communities on more favorable terms in Fiscal 1998 as compared to Fiscal 1997, Grand Court acquired senior living communities on less favorable terms in Fiscal 1997 as compared to Fiscal 1996 and Grand Court believes that the general trend towards less favorable acquisition terms experienced in the years immediately prior to Fiscal 1998 will continue in the future. In recent years, however, Grand Court has been able to obtain mortgage financing for a greater percentage of the purchase price and with more favorable terms (i.e., lower interest rates and longer amortization periods) than in previous years. This factor, combined with an overall reduction of interest rates, has partially offset the factors that have led to more unfavorable acquisition terms. A significant change in these or other factors (including, in particular, a significant rise in interest rates) could prevent Grand Court from acquiring and Syndicating senior living communities on terms favorable enough to offset the start-up losses of the Development Communities as well as Grand Court's debt service obligations, Management Contract Obligations and overhead expenses.

     Selling expenses for the three months ended July 31, 1999 were $1.1 million as compared to $1.4 million for the three months ended July 31, 1998, representing a decrease of $300,000 or 21.4%. The decrease is primarily attributable to a decrease in the average commission rate resulting in less commissions paid on a greater sales volume in the three months ended July 31, 1999 as compared to the three months ended July 31, 1998. Selling expenses for the six months ended July 31, 1999 were $2.6 million as compared to $3.2 million in the six months ended July 31, 1998, representing a decrease of $600,000 or 18.8%. The decrease is primarily attributable to a reduction in the average commission rates resulting in less commissions paid on lower sales volume on the Syndications completed in the six months ended July 31, 1999 as compared to the six months ended July 31, 1998. Selling expenses for Fiscal 1998 was $5.7 million as compared to $6.9 million for Fiscal 1997, representing a decrease of $1.2 million, or 17.3%. The decrease is attributable to lower commissions paid on a lower sales volume for Syndications completed in Fiscal 1998 as compared to Fiscal 1997. Selling expenses for Fiscal 1997 did not materially change as compared to Fiscal 1996.

o    Multi-Family Properties

     Revenues from this segment are comprised of sales of the underlying Syndicated Multi-Family Properties or controlling interests therein, interest income on the Multi-Family Notes and recognition of deferred income from such Syndications, which income is being recognized on the installment method.

                                               JANUARY 31,                 Three Months Ended July 31,    Six Months Ended July 31,
                              -----------------------------------------    ---------------------------    -------------------------
                                 1997          1998            1999           1998          1999              1998          1999
                                 ----          ----            ----           ----          ----              ----          ----

Sales.....................  $         --   $        --    $ 26,394,000    $        --     $      --       $        --   $        --
Deferred income earned....       944,000     1,114,000         788,000        207,000       156,000           415,000       311,000
Interest income...........     6,719,000     7,283,000       7,317,000      2,723,000       942,000         4,465,000     2,349,000
Other income..............            --     4,683,000              --             --            --                --            --
                            ------------   -----------    ------------    -----------   -----------       -----------   -----------
Total Revenues............     7,663,000    13,080,000      34,449,000      2,930,000     1,098,000         4,880,000     2,660,000
                            ============   ===========    ============    ===========   ===========       ===========   ===========
Cost of Sales.............            --            --      22,528,000             --            --                --            --
Selling...................       542,000       657,000         679,000        109,000       158,000           418,000       268,000
Interest Expense..........    12,752,000    13,778,000      14,887,000      3,712,000     4,053,000         7,284,000     7,870,000
General and administrative       919,000     1,486,000       3,908,000        463,000       146,000           723,000       320,000
Loss on impairment of notes
  and receivables.........    18,442,000            --              --             --       713,000                --       713,000
Officers' compensation....       141,000       211,000         452,000         53,000        14,000            84,000        31,000

Depreciation and amortization  2,947,000     2,770,000       3,591,000        952,000       974,000         1,756,000     2,010,000
                            ------------   -----------    ------------    -----------   -----------       -----------   -----------
Total costs and expenses..    35,743,000    18,902,000      46,045,000      5,289,000     6,058,000        10,265,000    11,212,000
                            ============   ===========    ============    ===========   ===========       ===========   ===========
Net loss..................  $(28,080,000)  $(5,822,000)   $(11,546,000)   $(2,359,000)  $(4,960,000)      $(5,385,000)  $(8,552,000)
                            ============   ===========    ============    ===========   ===========       ===========   ===========

     In Fiscal 1998, one Multi-Family Property and controlling interests in eight Multi-Family Owning Partnerships were sold to third parties, resulting in Grand Court recognizing sales proceeds of $26.4 million. The costs associated with these sales were $22.5 million. Grand Court succeeded to these interests by acquiring the collateral securing the related Multi-Family Note upon such Notes becoming due without being paid and concurrently selling such collateral to third parties. A significant portion of the sales proceeds were generated from the sales to a single third party. There were no such sales in Fiscal 1997, Fiscal 1996 or the three months and six months ended July 31, 1999 or July 31, 1998.

     Interest income in the three months ended July 31, 1999 was $900,000 as compared to $2.7 million in the three months ended July 31, 1998, representing a decrease of $1.8 million or 66.7%. Interest income in the six months ended July 31, 1999 was $2.3 million as compared to $4.5 million in the six months ended July 31, 1998, representing a decrease of $2.2 million or 48.9%. The decreases are primarily attributable to (i) the decrease in the remaining amount of investor notes, the payment of which generates interest on the related Multi-Family Purchase Notes, in the three and six months ended July 31, 1999 as compared to the three and six months ended July 31, 1998 and (ii) the receipt of excess proceeds from the refinancing of the mortgage debt on six Multi-Family Properties in the three and six months ended July 31, 1998 as compared to no such refinancings in the three and six months ended July 31, 1999. Interest income in Fiscal 1998 did not change as compared to Fiscal 1997. Interest income in Fiscal 1997 was $7.3 million as compared to $6.7 million in Fiscal 1996, representing an increase of $600,000, or 8.9%. The increase is primarily attributable to increased interest payments received as a result of the receipt of excess proceeds from the refinancing of the mortgage debt on four Multi-Family Properties in Fiscal 1997 as compared to the interest payment received as a result of excess proceeds received as a result of a mortgage debt restructuring on one Multi-Family Property in Fiscal 1996.

     Grand Court realized non-cash other income of $4.7 million in Fiscal 1997 as compared to no other income in Fiscal 1998, Fiscal 1996 or the three months and six months ended July 31, 1999 or July 31, 1998. Two Protected Partnerships (as defined below) successfully emerged from their bankruptcy proceedings in Fiscal 1997 by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. This allowed Grand Court to recognize other income of $3.1 million. Approximately $1.0 million of this non-cash income resulted from the reduction of certain previously established reserves associated with Grand Court's notes and receivables. The remaining $600,000 of this income resulted from the write-off of liabilities which are no longer required.

     In the three and six months ended July 31, 1999, a Multi-Family Owning Partnership whose mortgage was previously in default became aware that it will lose its property through a mortgage foreclosure. As a result, Grand Court realized a non-cash loss on impairment of notes receivables of $700,000, which represents the recorded value of the related note and receivables, net of established reserves. Grand Court's principal stockholders contributed additional assets to Grand Court to provide additional collateral for the new note and the related receivables. As a result of this contribution of additional assets, Grand Court recorded a capital contribution of $900,000, based upon the fair value of the contributed assets, and believes that the foreclosure will not effect its ability to collect this note. There was no loss on impairment of notes and receivables in the three and six months ended July 31, 1998. Grand Court realized a non-cash loss on impairment of notes and receivables of $18.4 million in Fiscal 1996 as compared to no such loss for Fiscal 1998, Fiscal 1997. This loss is based upon a reduction in the recorded value, net of deferred income and reserves, of the Multi-Family Notes and the "Other Partnership Receivables" relating to the Protected Partnerships (as defined below). As a result of the transfers by the John Luciani and Bernard M. Rodin and one of their affiliates of additional assets to the Investing Partnerships which issued such Multi-Family Notes, Grand Court recorded a contribution to capital of $21.3 million in Fiscal 1996.

     In Fiscal 1996, nine Multi-Family Owning Partnerships, which were in default on their mortgages, filed petitions seeking protection from foreclosure under Chapter 11 of the U.S. Bankruptcy Code. In addition, one Multi-Family Owning Partnership surrendered its property pursuant to an uncontested foreclosure sale of such property (this Multi-Family Owning Partnership, along with the nine Multi-Family Owning Partnerships that filed bankruptcy petitions, are referred to herein as the "Protected Partnerships"). Seven of the Chapter 11 petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. Fourteen Multi-Family Owning Partnerships are currently in default on their mortgages. Seven of these Owning Partnerships obtained workout agreements with terms of from one to five years. HUD's policies regarding workout agreements have become more restrictive in recent years and there can be no assurance that HUD will renew these workout agreements or restructure the related mortgage debt when these workout agreements expire. Within the past 12 months, HUD has taken steps to foreclose on six of the defaulted mortgages. Four of the relevant Multi-Family Owning Partnerships are negotiating with HUD to obtain mortgage restructurings to cure the defaults. The recorded value of the receivables related to these four partnerships, net of estimated reserves, is $5.8 million. Two of the relevant Multi-Family Owning Partnerships are negotiating with mortgage lenders to cure their defaults by refinancing their mortgages. The recorded value of the receivables related to these two partnerships, net of established reserves, is $1.0 million. The seventh Multi-Family Owning Partnership will lose its property through mortgage foreclosure. As a result, Grand Court realized a non-cash loss of $700,000 in the second quarter of Fiscal 1999, which represents the recorded value of the related note and receivables, net of established reserves. Grand Court's principal stockholders contributed additional assets to Grand Court to provide additional collateral for this note and the related receivables. As a result of this contribution of additional assets, Grand Court recorded a capital contribution of $900,000 in the second quarter of Fiscal 1999 and believes that this foreclosure will not effect its ability to collect this note. It is possible that the remaining thirteen Multi-Family Owning Partnerships currently in default on their mortgages will also file Chapter 11 Petitions or lose their properties through foreclosure. In addition, there can be no assurance that other MultiFamily Owning Partnerships will not default on their mortgages, file Chapter 11 Petitions, and/or lose their properties through foreclosure. As of July 31, 1999, the recorded value, net of deferred income, of the MultiFamily Notes and the related advances held by Grand Court relating to the remaining thirteen Multi-Family Owning Partnerships still in default was $26.4 million. Grand Court has established reserves of $7.3 million to address the possibility that these Multi-Family Notes and related advances may not be collected in full. It should be noted that in Fiscal 1998 and previous years, six Multi-Family Owning Partnerships whose mortgages had been in default cured those defaults by refinancing their mortgages with new mortgage financings and now have fully performing mortgages. Other Multi-Family Owning Partnerships intend to cure their mortgage defaults by refinancing or restructuring their mortgages in the future, although there can be no assurance that this will be the case. Grand Court neither owns nor manages the Multi-Family Properties, nor is it the general partner of any Multi-Family Owning Partnerships but rather holds the related Multi-Family Notes and other receivables relating to Multi-Family Properties as receivables. Grand Court, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

o    DEVELOPMENT COMMUNITIES

     Revenues from this segment are derived from senior living rental revenues from the Development Communities operated by the Company pursuant to long term leases and from sales, management fees and equity earnings (losses) from the Development Communities subject to joint venture arrangements.


                                               JANUARY 31,             Three Months Ended July 31,         Six months ended July 31,
                                -------------------------------------- ----------------------------        -------------------------
                                 1997          1998              1999           1998           1999           1998         1999
                                 ----          ----              ----           ----           ----           ----         ----

Sales.....................     $      --            --     $        --     $       --   $10,000,000        $       --   $20,000,000

Senior living revenues....            --            --       5,093,000      1,171,000     1,295,000         1,589,000     3,857,000
Other income..............            --            --       1,350,000        665,000            --         1,350,000            --
Equity in (losses) in
  affiliated entities.....            --            --              --             --      (269,000)               --       269,000)
Interest income...........            --            --         828,000         48,000        77,000           507,000       130,000
                               ---------      --------       ---------      ---------    ----------         ---------    ----------
Total revenues............            --            --       7,271,000      1,884,000    11,103,000         3,446,000    23,718,000
                               =========      ========       =========      =========    ==========         =========    ==========
Cost of sales.............            --            --              --             --     3,383,000                --     6,294,000
Senior living operating
   expenses...............            --                     6,098,000      1,219,000     2,137,000         2,165,000     5,080,000
Interest Expense..........       149,000       686,000       3,027,000        620,000        33,000         1,235,000     1,031,000
General and administrative            --                       824,000        304,000     1,455,000           511,000     2,854,000
Write off of registration
  costs...................            --     3,107,000             --              --            --                --            --
Officers' compensation....            --                        95,000         34,000       137,000            59,000       278,000
Depreciation and
  amortization............        65,000       207,000         951,000        262,000        89,000           425,000       493,000
                               ---------     ---------       ---------      ---------     ---------         ---------     ---------
Total costs and expenses..     $ 214,000   $(4,000,000)    $10,995,000     $2,439,000   $ 7,234,000        $4,395,000   $16,030,000
                               ---------     ---------       ---------      ---------     ---------         ---------    ----------
Net (loss) income.........     $(214,000)  $(4,000,000)    $(3,724,000)    $ (555,000)  $ 3,869,000        $ (949,000)  $ 7,688,000
                               =========     =========       =========      =========    ==========         =========    ==========

     In April 1999, the Company entered into joint venture arrangements regarding four completed Development Communities, two of such joint venture arrangements were effective as of April 1, 1999 and the other two arrangements were effective as of May 1, 1999. Pursuant to each joint venture arrangement, Grand Court sold a 50% interest in the Development Communities to George Batchelor. As a result, Grand Court recognized sales of $10.0 million in the three months ended July 31, 1999 and $20.0 million in the six months ended July 31, 1999. The costs of such interests were $3.4 million in the three months ended July 31, 1999 and $6.3 million in the six months ended July 31, 1999. Grand Court no longer consolidates the Development Communities subject to the joint venture arrangements into its consolidated financial statements but rather reflects its share of the loss under the equity method of accounting. In the three and six months ended July 31, 1999, Grand Court's share of the losses amounted to $269,000. The average occupancy of the Development Communities subject to joint venture arrangements was 71.1% for the six months ended July 31, 1999.

     Senior living revenues and operating expenses currently represent the rental and ancillary revenues and expenses generated by the Development Communities Grand Court operates pursuant to long-term leases. In the three and six months ended July 31, 1998, these items also included the revenues and expenses of the Development Communities owned by Grand Court prior to Grand Court entering into joint venture arrangements effective in April and May of 1999. Grand Court realized senior living revenues of $1.3 million in the three months ended July 31, 1999 as compared to $1.2 million in the three months ended July 31, 1998, representing an increase of $100,000 or 8.3%. Grand Court realized senior living revenues of $3.9 million in the six months ended July 31, 1999 as compared to $1.6 million in the six months ended July 31, 1998, representing an increase of $2.3 million or 143.8%. The senior living operating expenses were $2.1 million in the three months ended July 31, 1999 as compared to $1.2 million in the three months ended July 31, 1998, representing an increase of $900,000 or 75.0%. The senior living operating expenses for the six months ended July 31, 1999 were $5.1 million as compared to $2.2 million in the six months ended July 31, 1998, representing an increase of $2.9 million or 131.8%. The increases in senior living rental revenues and expenses are primarily attributable to the Development Communities operated pursuant to long-term leases being in service for all of the three and six months ended July 31, 1999 as opposed to the same Development Communities being in service for only part of the three and six months ended July 31, 1998, as partially offset by the Development Communities that are now subject to joint venture arrangements no longer being consolidated into Grand Court's financial statements. The average occupancy of the Development Communities operated pursuant to long-term leases was 62.1% for the six months ended July 31, 1999. In Fiscal 1998, Grand Court recognized senior living revenues and operating expenses of $5.1 million and $6.1 million, respectively. None of the Development Communities had been completed in Fiscal 1997 or Fiscal 1996.

     Other income was $665,000 and $1.4 million, respectively, in the three and six months ended July 31, 1998. Grand Court earned developer's fees in connection with the four Development Communities which the Company operates pursuant to long-term leases. There was no other income in the three and six months ended July 31, 1999. Other income was $1.4 million in Fiscal 1998. In Fiscal 1998, Grand Court earned developer's fees in connection with the four Development Communities which are owned by a third party and which Grand Court operates pursuant to long-term leases. There was no other income in Fiscal 1997 or Fiscal 1996.

     Interest income represents interest earned on Grand Court's net proceeds from its initial public offering, which proceeds are being used primarily for Grand Court's Development Plan. There was no interest income in Fiscal 1996 or Fiscal 1997.

     Grand Court expensed approximately $3.1 million of costs relating to a proposed initial public offering of equity securities in Fiscal 1997. Such costs were incurred prior to April 30, 1997.

EXPENSES - OVERVIEW

     The following expenses were allocated to each segment for reporting purposes based upon gross revenues or gross assets based upon the particular expense. Grand Court, however, does not view these expenses as segment related but rather on a company wide basis.

     General and administrative expenses were $3.2 million in the three months ended July 31, 1999 as compared to $2.7 million in the three months ended July 31, 1998, representing an increase of $500,000 or 18.5%. General and administrative expenses were $6.2 million in the six months ended July 31, 1999 as compared to $5.2 million in the six months ended July 31, 1998, representing an increase of $1.0 million or 19.2%. The increases are primarily attributable to increases in salary costs, professional fees and other office costs in arranging for the acquisition of Grand Court's portfolio of Syndicated Communities, in managing Grand Court's portfolio of Syndicated Communities and in developing and managing Grand Court's portfolio of Development Communities which portfolios, in the aggregate, were larger in the three and six months ended July 31, 1999 than in the three and six months ended July 31, 1998. General and administrative expenses for Fiscal 1998 was $10.4 million as compared to $8.4 million for Fiscal 1997, representing an increase of $2.0 million or 23.8%. The increase is primarily attributable to increases in salary costs, professional fees and other office costs in arranging for the acquisition of Grand Court's portfolio of Syndicated Communities, in managing Grand Court's portfolio of Syndicated Communities and in developing and managing Grand Court's portfolio of Development Communities which portfolios, in the aggregate, were larger in Fiscal 1998 than in Fiscal 1997. General and administrative expenses were $8.4 million in Fiscal 1997 as compared to $7.8 million for Fiscal 1996, representing an increase of $600,000 or 7.6%. The increase is attributable to increases in professional fees, salary costs and other office expenses in managing and arranging for the acquisition of Grand Court's portfolio of

Syndicated Communities which increased in Fiscal 1997, as partially offset by the capitalization of expenses relating to the implementation of Grand Court's Development Plan.

     Interest expense did not materially change in the three and six months ended July 31, 1999 as compared to the three and six months ended July 31, 1998. Interest expenses was $22.1 million in Fiscal 1998 as compared to $19.4 million in Fiscal 1997, representing an increase of $2.7 million or 13.9% The increase is primarily attributable to (i) the increase in principal amount of debt and the interest rates related to such debt in Fiscal 1998 as compared to Fiscal 1997, and (ii) interest on construction loans payable on the three Development Communities placed in service in Fiscal 1998 (which Grand Court owned directly as of January 31, 1999, but which Grand Court now owns pursuant to joint venture arrangements) which construction loan interest was capitalized in Fiscal 1997 as these communities were under construction in Fiscal 1997. Interest expense for Fiscal 1997 was $19.4 million as compared to $16.4 million in Fiscal 1996, representing an increase of $3.0 million or 18.2%. The increase is attributable to an increase in principal amount of debt and an increase in interest rates for such debt during Fiscal 1997 as compared to Fiscal 1996, as partially offset by the elimination of certain of Grand Court's mortgage debt due to the refinancing of three Syndicated Communities in Fiscal 1996. Interest expense includes interest on debentures ("Debenture Debt") which are secured by Multi-Family Notes (the "Purchase Note Collateral"). During the six months ended July 31, 1999 and the six months ended July 31, 1998, the Debenture Debt had an average interest rate of 11.8% and 12.05%, respectively. Interest expense with respect to such debt for the six months ended July 31, 1999 and the six months ended July 31, 1998 was $5.2 million and $3.9 million, respectively. During Fiscal 1998 and Fiscal 1997, the Debenture Debt had an average interest rate of 11.8% and 12.05%, respectively. Interest expense with respect to such debt for Fiscal 1998 and Fiscal 1997 was $8.0 million and $8.4 million, respectively. During Fiscal 1997 and Fiscal 1996, the Debenture Debt had an average interest rate of 12.05%. Interest expense with respect to such debt for Fiscal 1997 and Fiscal 1996 was $8.4 million and $9.2 million, respectively. When the Debenture Debt was structured, the cash flow generated by the Purchase Note Collateral was not expected to fully fund the amount necessary to pay interest on the Debenture Debt. As expected, for the six months ended July 31, 1999 and the six months ended July 31, 1998 and during Fiscal 1996 through Fiscal 1998, the cash flow generated by the Purchase Note Collateral was less than the amount required to pay interest on the Debenture Debt.

     Depreciation and amortization consists of (i) amortization of deferred loan costs incurred in connection with debt issuances, (ii) amortization of leasehold costs incurred in connection with four Development Communities which Grand Court operates pursuant to long-term leases, and (iii) depreciation of building, furniture and equipment of Development Communities which Grand Court owned previously and currently owns pursuant to joint venture arrangements. Depreciation and amortization did not materially change in the three months ended July 31, 1999 as compared to the three months ended July 31, 1998. Depreciation and amortization were $2.8 million in the six months ended July 31, 1999 as compared to $2.4 million in the six months ended July 31, 1998, representing an increase of $400,000 or 16.7%. The increase is attributable to
(i) the increase in amortization of deferred loan costs due to additional debt incurred by the Company, (ii) the amortization of leasehold costs associated with the four Development Communities operated by the Company pursuant to long-term leases, and (iii) the depreciation of buildings, furniture and equipment associated with the Development Communities owned by the Company prior to the Company entering into joint venture arrangements. Depreciation and amortization were $5.0 million in Fiscal 1998 as compared to $3.3 million in Fiscal 1997, representing an increase of $1.7 million or 51.5%. The increase is attributable to (i) the increase in amortization of deferred loan costs due to additional Debenture Debt and unsecured debt incurred by Grand Court, (ii) the amortization of leasehold costs associated with the four Development Communities operated by Grand Court pursuant to long-term leases, and (iii) the depreciation of buildings, furniture and equipment associated with the three Development Communities owned directly by Grand Court as of January 31, 1999, but which Grand Court now owns pursuant to joint venture arrangements, which communities were not completed in Fiscal 1997. Depreciation and amortization for Fiscal 1997 did not change as compared to Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

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     Grand Court historically has financed operations through cash flow generated by operations, Syndications and borrowings. Grand Court's principal liquidity requirements are for payment of operating expenses, costs associated with development of Development Communities, debt service obligations, and Management Contract Obligations.

     Cash flows used by operating activities for the six months ended July 31, 1999 were $3.1 million and were comprised of (i) net income of $3.1 million plus
(ii) adjustments for non-cash items of $3.2 million less (iii) the net change in operating assets and liabilities of $9.4 million. The adjustments for non-cash items is comprised of non-cash loss on impairment of notes and receivables of $700,000, depreciation and amortization of $2.8 million, offset by deferred income earned of $300,000. Cash flows used by operating activities for the six months ended July 31, 1998 were $6.8 million and were comprised of (i) net loss of $8.4 million plus (ii) adjustments for non-cash items of $2.0 million less
(iii) the net change in operating assets and liabilities of $400,000. The adjustments for non-cash items are comprised of depreciation and amortization of $2.4 million, offset by deferred income earned of $400,000. Cash flows used by operating activities for the three months ended April 30, 1998 were $5.0 million and were comprised of (i) net loss of $1.8 million plus (ii) adjustments for non-cash items of $900,000 less (iii) the net change in operating assets and liabilities of $4.1 million. The adjustments for non-cash items is comprised of depreciation and amortization of $1.1 million, offset by deferred income earned of $200,000. Cash flow used by operating activities for Fiscal 1998 was $9.1 million and were comprised of (i) net loss of $13.0 million, plus (i) adjustments for non-cash items of $1.3 million plus (iii) the net change in operating assets and liabilities of $2.6 million. The adjustments for non-cash items is comprised of depreciation and amortization of $5.0 million offset by deferred income earned of $3.7 million. Cash flows used by operating activities for Fiscal 1997 were $11.3 million and were comprised of (i) net loss of $2.5 million less (ii) adjustments for non-cash items of $5.0 million less (iii) the net change in operating assets and liabilities of $3.8 million. The adjustments for non-cash items is comprised of depreciation and amortization of $3.3 million, plus write-off of registration costs of $3.1 million, offset by deferred income earned of $7.3 million, the reduction of impairment reserves on notes and receivables of $1.0 million and non-cash other income of $3.1 million. Cash flows provided by operating activities for Fiscal 1996 were $2.5 million and were comprised of: (i) net loss of $23.3 million plus (ii) adjustments for non-cash items of $16.7 million plus (iii) the net change in operating assets and liabilities of $9.1 million. The adjustments for non-cash items is comprised of depreciation and amortization of $3.3 million and loss on impairment of receivables of $18.4 million less deferred income earned of $5.0 million.

     Net cash used by investing activities for the six months ended July 31, 1999 of $15.1 million was comprised of an increase of building, furniture and equipment of $9.3 million, an increase in the cost of the Development Communities of $10.6 million, an increase in investments in general partner interests in senior living communities of $600,000 less the recovery on cost of investment of $5.4 million. Net cash used by investing activities for the six months ended July 31, 1998 of $12.9 million was comprised of an increase in building, furniture and equipment of $7.7 million, an increase in the cost of the senior living communities Grand Court is constructing of $4.7 million, and an increase in investments in general partner interests in senior living communities of $500,000. Net cash used by investing activities for Fiscal 1998 of $22.0 million was comprised of an increase of building, furniture and equipment of $10.8 million, an increase in the cost of the Development Communities Grand Court is constructing of $10.2 million and the increase in investments in general partner interests in Syndicated Communities of $1.0 million. Net cash used by investing activities for Fiscal 1997 of $20.4 million was comprised of the increase in the cost of Development Communities Grand Court is currently constructing of $19.5 million and the increase in investments in general partner interests in Syndicated Communities of $900,000. Net cash used by investing activities for Fiscal 1996 of $7.2 million was comprised of the increase in the cost of the Development Communities Grand Court is currently constructing of $6.7 million and the increase in investments in general partner interests in Syndicated Communities for the period offset by a decrease in investments due to the receipt of distributions of refinancing proceeds by Grand Court based upon its general partner interests in Syndicated Communities.


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     Net cash provided by financing activities for the six months ended July 31,
1999 of $3.8 million was comprised of (i) proceeds from the issuance of new debt of $32.7 million less debt repayments of $24.8 million plus (ii) proceeds from construction mortgage financing of $12.9 million less repayments of $9.2 million, less (iii) payments of notes payable of $1.7 million less (iv) the increase in other assets of $5.0 million less (v) the purchase of treasury stock of $1.1 million. Net cash provided by financing activities for the six months ended July 31, 1998 of $35.3 million was comprised (i) of proceeds from the issuance of new debt of $18.0 million less debt repayments of $11.7 million plus
(ii) proceeds from construction and mortgage financings of $6.4 million, less
(iii) payments of notes payable of $200,000 plus (iv) the decrease in other assets of $500,000 plus (v) the net proceeds of the initial public offering of $22.3 million. Net cash provided by financing activities for Fiscal 1998 of $41.9 million was comprised of (i) proceeds from the issuance of new debt of $49.2 million less debt repayments of $41.3 million, plus (ii) the proceeds from construction mortgage financing of $12.7 million less (iii) payments of notes payable of $1.5 million, plus (iv) the proceeds of notes payable of $300,000 plus (v) the decrease in other assets of $200,000 plus ( vi) the net proceeds of the initial public offering of $22.3 million. Net cash provided by financing activities for Fiscal 1997 of $29.5 million was comprised of (i) proceeds from the issuance of new debt of $63.4 million less debt repayments of $44.2 million plus (ii) proceeds from construction mortgage financing of $19.8 million less
(iii) payments of notes payable of $400,000 plus (iv) increase in notes payable of $4.5 million less (v) the increase in other assets of $13.6 million. Net cash used by financing activities for Fiscal 1996 of $900,000 was comprised of: (i) proceeds from the issuance of new debt of $57.8 million less debt repayments of $55.3 million plus (ii) proceeds from construction mortgage financing of $2.8 million less (iii) payments of notes payable of $200,000 less (iv) distributions paid of $800,000 and less (v) the increase in other assets of $3.4 million due to the capitalization of costs relating to the development and construction of new properties and the issuance of new debt offset by the amortization of loan costs primarily in connection with Debenture Debt.

     At July 31, 1999, Grand Court had total indebtedness, excluding accrued interest and construction mortgage indebtedness on the Development Communities, of $176.8 million, consisting of $88.4 million of Debenture Debt, $63.6 million of unsecured debt, $5.0 million of mortgage debt and $19.7 million of debt secured by promissory notes representing capital contributions of investors in offerings of limited partnership interests ("Investor Note Debt"), and Grand Court had cash and cash equivalents at July 31, 1999 of $8.4 million.

     Of the principal amount of total indebtedness described above, $10.7 million becomes due in the remaining portion of the fiscal year ending January 31, 2000; $32.6 million becomes due in the fiscal year ending January 31, 2001; $38.3 million becomes due in the fiscal year ending January 31, 2002; $21.8 million becomes due in the fiscal year ending January 31, 2003; $10.3 million becomes due in the fiscal year ending January 31, 2004, and the balance of $63.1 million becomes due thereafter. Of the amount maturing in the remaining portion of the fiscal year ending January 31, 2000, $100,000 is expected to be repaid through the collection of investor notes. Grand Court expects to repay a portion of the remaining debt maturing in the current year with funds generated by its business operations and the balance of the indebtedness through the issuance of new debt.

     First mortgage loans were obtained to finance approximately 80% of the cost of developing seven Development Communities. The interest rate on four of the loans equals the 30-day LIBOR plus 2 3/4% per annum. The fifth loan bears interest at the lender's prime rate plus 1.5% per annum. The sixth and seventh loans bear interest at the lender's prime rate for the first fifteen months and then converts to LIBOR plus 2 3/4% per annum for the following twenty-four months. These loans mature between November, 1999 and May 2002. As of July 31, 1999, total funding under such first mortgage loans amounted to $34.7 million. In April, 1999, Grand Court entered into joint venture arrangements regarding four Development Communities, two of such joint venture arrangements being effective as of April 1, 1999 and the other two being effective as of May 1, 1999. As a result, Grand Court did not reflect the mortgages relating to these Development Communities on its consolidated financial statements as of July 31, 1999. At July 31, 1999, the total mortgages reflected in Grand Court's consolidated financial statements was $7.3 million. Grand Court has guaranteed the mortgages on the Development Communities subject to joint venture arrangements and such guarantees remain in effect.

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Grand Court intends to pursue similar joint venture arrangements regarding the additional Development Communities to be developed. Grand Court intends to increase its construction loans payable as it pursues its Development Plan.

     Pursuant to Grand Court's Development Plan, two limited partnerships, in each of which Grand Court held a 1% general partnership interest, issued limited partnership interests for aggregate capital contributions of $9.3 million, the net proceeds of which were used to make second mortgage loans to Grand Court to fund approximately 20% of the cost of developing three Development Communities. Such second mortgage loans were entered into in 1996 and bore interest at the rate of 13.125%. These second mortgage loans would have matured between November 2001 and March 2002. Grand Court repaid these second mortgage loans in May, 1999 from a portion of the proceeds from three of the four Development Community joint venture arrangements.

     Grand Court's debt obligations contain various covenants and default provisions, including provisions relating to, in some obligations, certain partnerships, Owning Partnerships or affiliates of Grand Court. Pursuant to one obligation, Grand Court is required to maintain a net worth of no less than $35.3 million. Certain obligations of Grand Court contain covenants requiring Grand Court to maintain maximum ratios of Grand Court's liabilities to its net worth. As of January 31, 1998 the most the most restrictive covenant requires that Grand Court maintain a ratio of "loans and accrued interest payable" to consolidated net worth of no more than 7 to 1. Grand Court has experienced fluctuations in its net worth over the last several years. At January 31, 1996, Grand Court had a net worth of $34.8 million, at January 31, 1997, Grand Court had a net worth of $32.0 million, at January 31, 1998, Grand Court had a net worth of $26.4 million, at January 31, 1999, Grand Court had a net worth of $35.7 million and at July 31, 1999, Grand Court had a net worth of $38.6 million. As of January 31, 1999 and July 31, 1999, the most restrictive covenant requires that Grand Court maintain a ratio of liabilities to consolidated net worth of no more than 10 to 1. At January 31, 1998, January 31, 1999 and July 31, 1999, Grand Court's respective ratios were 6.1 to 1, 8.2 to 1 and 7.0 to 1. In addition, certain obligations of Grand Court provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of Grand Court or upon a default in other obligations of Grand Court.

     Grand Court has utilized mortgage financing and Syndications to arrange for the acquisitions of the Syndicated Communities which it operates. It intends to continue this practice for future acquisitions of Syndicated Communities. The limited partnership agreements of the Investing Partnerships provide that the limited partners are entitled to receive for a period not to exceed five-years specified distributions equal to 11% to 12% per annum of their then paid-in scheduled capital contributions. Pursuant to the management contracts with the Senior Living Owning Partnerships, for such five-year period, the Company has Management Contract Obligations. During Fiscal 1998 and the six months ended July 31, 1999, the Syndicated Communities with respect to which Grand Court had such Management Contract Obligations distributed to Grand Court, after payment of all operating expenses and debt service, an aggregate of $9.6 million and $4.3 million, respectively, for application to the Company's Management Contract Obligations. During such periods, Grand Court's Management Contract Obligations exceeded such distributions by an aggregate of $9.3 million and $7.7 million, respectively. The funding that was required in respect to Management Contract Obligations in Fiscal 1998 and the six months ended July 31, 1999 was primarily attributable to (i) an increase in the scheduled capital contributions by the limited partners on which Grand Court is required to pay the specified rate of return, (ii) a decrease in the average occupancy of certain Syndicated Communities in Grand Court's portfolio, and (iii) an increase in operating expenses of the same Syndicated Communities.

     The refinancings of a number of Syndicated Communities in Fiscal 1996 resulted in over $43 million being returned to limited partners, which reduced the amount of capital upon which Grand Court is obligated to make payments in respect of the Management Contract Obligations. The amount paid by Grand Court with respect to its Management Contract Obligations for Fiscal 1996 was partially offset by an increase in interest income received by Grand Court for

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Fiscal 1996, which was also the result of the refinancings. While the refinancings increased Grand Court's funding of Management Contract Obligations in the short term, the long term effect will be a reduction of Grand Court's Management Contract Obligations relating to the refinanced Syndicated Communities. The capital that was returned to the limited partners (which causes the reduction in Grand Court's Management Contract Obligations) was applied first to the later years in which their capital contributions are due and then to the earlier years. The refinancings, therefore, reduce Grand Court's Management Contract Obligations more in Fiscal 1999 and subsequent years than in Fiscal 1996 through 1998. The aggregate gross amount (before considering the cash flow from the properties) of Management Contract Obligations relating solely to returns to limited partners based on existing management contracts is $10.0 million for the remaining portion of Fiscal 1999, which will increase to $21.0 million in Fiscal 2000, and decrease to $17.5 million in Fiscal 2001, decrease to $10.2 million in Fiscal 2002, decrease to $4.7 million in Fiscal 2003 and decrease to $1.0 million in Fiscal 2004. Such amounts of Management Contract Obligations are calculated based upon all remaining scheduled capital contributions with respect to fiscal years 1999 through 2004. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. Furthermore, such amounts of Management Contract Obligations are calculated without regard to Management Contract Obligations relating to future Syndications.

     The amount of Grand Court's Management Contract Obligations will depend upon a number of factors, including, among others, the expiration of such obligations for certain partnerships, the cash flow generated by the Syndicated Communities and the terms of future Syndications. Grand Court anticipates that for at least two years, the aggregate Management Contract Obligations with respect to existing Syndications and Syndications to be completed during the two years will exceed the cash flow generated by the related Syndicated Communities, which will result in the need to utilize funds generated by Grand Court from sources other than the operations of the Syndicated Communities to make Management Contract Obligations payments. In general, the payment of expenses arising from obligations of Grand Court, including Management Contract Obligations, have priority over earnings that might otherwise be available for distribution to shareholders. Grand Court intends to structure future Syndications to minimize the likelihood that it will be required to utilize the cash it generates to pay Management Contract Obligations, but there can be no assurance that this will be the case.

     The initial five-year term of the management contracts and the related Management Contract Obligations have expired for 13 Senior Living Owning Partnerships and their seventeen related Investing Partnerships. Although Grand Court has no obligation to fund operating shortfalls after the five-year term of the management contracts, as of July 31, 1999, Grand Court had advanced an aggregate of approximately $3.2 million to nine of these Senior Living Owning Partnerships to fund operating shortfalls, of which $954,000 was funded during the six months ended July 31, 1999. All such advances are recorded as "Other Partnership Receivables" on Grand Court's Consolidated Balance Sheet.

     In the past, limited partners have been allowed to prepay capital contributions. The percentage of the prepayments received upon the closings of the sales of limited partnership interests in Investing Partnerships averaged 65.7% in Fiscal 1996, 78.8% in Fiscal 1997 and 75.4% for Fiscal 1998 and 67.7%
for the six months ended July 31, 1999. Prepayments of capital contributions do not result in the prepayment of the related Senior Living Notes held by Grand Court. Instead, such amounts are loaned to Grand Court by the Investing Partnership. As a result of such loans and the crediting provisions of the related purchase agreements, Grand Court records the Senior Living Notes net of such loans. Therefore, these prepayments act to reduce the recorded value of Grand Court's note receivables and reduce interest income received by Grand Court. Pursuant to the terms of the Syndication offerings, Grand Court has the option not to accept future prepayments by limited partners of capital contributions. Grand Court has not determined to what extent it will continue to accept prepayments by limited partners of capital contributions.

     As of July 31, 1999, Grand Court holds 157 purchase notes ("Multi-Family Notes") which are secured by controlling interests in Multi-Family Owning Partnerships which own 118 Multi-Family Properties. Although it has no

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obligation to do so, Grand Court has also made advances to various Multi-Family
Owning Partnerships to support the operation of their properties, which advances are included in the "notes and receivables" recorded on Grand Court's Consolidated Balance Sheet. The Multi-Family Notes and related advances entitle Grand Court to receive all cash flow and sale or refinancing proceeds generated by the respective Multi-Family Property until the Multi-Family Note and related advances are satisfied. As of July 31, 1999, the recorded value, net of deferred income, of Multi-Family Notes was $100.9 million. All but approximately $4.5 million of the $63.4 million of advances included in the "notes and receivable" recorded on Grand Court's Consolidated Balance Sheet as of July 31, 1999 relate to advances to Multi-Family Owning Partnerships.

     The Multi-Family Properties were typically built or acquired with the assistance of programs administered by the United States Department of Housing and Urban Development ("HUD") that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, including limiting rents on these properties to amounts approved by HUD. Most of the rental assistance payment contracts relating to the Multi-Family Properties will expire over the next few years. In view of the foregoing, there can be no assurance that one or more Multi-Family Owning Partnerships will not default on their mortgages, file bankruptcy petitions, and/or lose their properties through foreclosure. Grand Court neither owns nor manages these properties, nor is it the general partner of any Multi-Family Owning Partnerships, but rather, holds the Multi-Family Notes and related advances as receivables. Any such future mortgage defaults could, and any such future filings of bankruptcy petitions or the loss of any such property through foreclosure would, cause Grand Court to realize a non-cash loss equal to the recorded value of the applicable Multi-Family Note plus any related advances, net of any deferred income recorded and any reserves for such Multi-Family Note and advances previously established by Grand Court, which would reduce such loss. In addition, Grand Court could be required to realize such a non-cash loss even in the absence of mortgage defaults, bankruptcy petitions or the loss of any such property through foreclosure if such note is considered impaired. Such impairment would be measured under applicable accounting rules. Such losses, if any, while non-cash in nature, could adversely affect Grand Court's business, operating results and financial condition.

     HUD has introduced various initiatives to restructure its housing subsidy programs by increasing reliance on prevailing market rents, and by reducing spending on future rental assistance payment contracts by, among other things, limiting the term and rent levels when renewing expiring contracts and by restructuring mortgage debt on those properties where a decline in rental revenues is anticipated. Three Multi-Family Owning Partnerships have had their HUD-insured mortgage debt restructured and other partnerships have applied for restructurings. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property, which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy), Grand Court cannot determine whether these initiatives will have an impact on the Multi-Family Properties and, if there is an impact, whether the impact will be positive or negative.

     Certain of the Multi-Family Owning Partnerships intend to take advantage of the new HUD initiatives and/or improving market conditions to (i) refinance their HUD-insured mortgages with conventional mortgage financing, and/or (ii) sell their Multi-Family Properties. In some cases, the Multi-Family Owning Partnerships will make certain improvements to the properties and may not renew rental assistance contracts as part of a strategy to reposition those Multi-Family Properties as market-rate, non-subsidized properties. Seventeen of such Multi-Family Owning Partnerships have refinanced their HUD-insured mortgages with conventional mortgage financing, and a number of others have applications for commitments pending. To the extent that any of these Multi-Family Owning Partnerships complete such actions, Grand Court believes that the ability of the Investing Partnerships relating to the Multi-Family Properties (the "Multi-Family Investing Partnerships") to make payments to Grand Court on their respective Multi-Family Notes will be enhanced and accelerated. In Fiscal 1998, Grand Court received $2.6 million of excess refinancing proceeds as holder of the related MultiFamily Notes and expects to receive excess refinancing proceeds from the refinancing of other Multi-Family Properties in

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Fiscal 1999. However, there can be no assurance that these additional
Multi-Family Owning Partnerships will be able to refinance their mortgages or will be able to successfully reposition any of the MultiFamily Properties.

     In addition, one Multi-Family Property and controlling interests in eight Multi-Family Owning Partnerships were sold to third parties in Fiscal 1998. Grand Court succeeded to these controlling interests by acquiring the collateral securing the related Multi-Family Notes upon such Notes becoming due without being paid and concurrently selling such collateral to third parties. Grand Court recognized $26.4 million in sale proceeds as a result of these sales in Fiscal 1998. A significant portion of sales proceeds were generated from sales to a single third party. One Multi-Family Owning Partnership has entered into a contract to sell its property. Several Multi-Family Owning Partnerships are currently negotiating the terms of offers to purchase their properties. Grand Court expects to receive additional sale proceeds from any such transactions which occur in Fiscal 1999. There can be no assurance, however, that additional sale transactions will actually close.

     The future growth of Grand Court will be based upon the continued acquisition and Syndication of existing senior living communities and the construction of Development Communities. Grand Court intends to own the Development Communicates pursuant to joint venture arrangements. Grand Court currently has three Development Communities under construction. One of these three communities under construction will be Syndicated on terms substantially the same as those for the recently Syndicated Communities, and therefore will be treated as a Syndicated Community for accounting purposes. Grand Court does not currently intend to Syndicate (i) the other two Development Communities which are under construction or (ii) any additional Development Communities constructed pursuant to the Plan. Grand Court anticipates that it will acquire between six and twelve existing senior living communities over the next two years. It is anticipated that acquisitions of existing senior living communities will be arranged by utilizing a combination of mortgage financing and Syndications. Grand Court regularly obtains acquisition mortgage financing from two different commercial mortgage lenders and, in view of its ready access to such mortgage financing, has not sought any specific commitments or letters of intent with regard to future, unidentified acquisitions. Similarly, Grand Court believes that it has sufficient ability to arrange for acquisitions of existing senior living communities in part by Syndications.

     In a typical Syndication, limited partners agree to pay their capital contributions over a five-year period, and deliver notes representing the portion of their capital contribution that has not been paid in cash. Grand Court borrows against the notes delivered by limited partners to generate cash when needed, including to pursue its Development Plan and to repay debt.

     Grand Court anticipates that the proceeds of its initial public offering, funds generated by its business operations and construction mortgage financing will provide sufficient funds to pursue its Development Plan (as described above) for at least 6 months at the projected rate of development. The capital markets have generally been unaccessible to Grand Court and other assisted living companies for the purpose of raising additional funds. Grand Court is exploring additional sources of capital. Due to the fact that Grand Court anticipates utilizing that portion of the capital raised in its initial public offering and earmarked for new development within the next six months, Grand Court has scaled back the projected number of Development Communities it expects to begin construction on over the next two years. Grand Court may increase the projected rate of construction of Development Communities in the future if it is able to secure new sources of capital. Grand Court intends to use the proceeds of (i) anticipated joint venture arrangements of Development Communities, (ii) refinancings or sale-leasebacks of stabilized Development Communities at higher principal amounts than the original construction financing, (iii) additional long-term leases or similar forms of financing which require the investment of little or no capital on the part of Grand Court, and/or (iv) funds which may be raised through the issuance of securities, to continue with its Development Plan for more than the next six months at its projected rate of development. There can be no assurance that funds generated by these potential sources will be available or sufficient to complete Grand Court's Development Plan. In addition, there are a number of circumstances beyond Grand Court's control and which Grand

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Court cannot predict that may result in Grand Court's financial resources being inadequate to meet its needs. A lack of available funds may require Grand Court to delay, scale back or eliminate some of the Development Communities that are currently contemplated in its Development Plan.

     The first new Development Communities developed pursuant to Grand Court's Development Plan are in Texas. Grand Court has completed construction on and opened eight Development Communities in Texas. Four of these Development Communities were financed with construction mortgages and Grand Court has commenced construction with mortgage financing on three additional Development Communities in Texas. Grand Court has acquired a site in Jackson, Tennessee and has options to acquire sites in Knoxville, Tennessee, Evansville, Indiana, and Montgomery, Alabama, and is actively negotiating to obtain control of additional sites in the Southeast and Midwest. Grand Court is negotiating with several lenders to obtain financing to develop these sites. Grand Court anticipates that most of the construction mortgage loans it obtains to finance the development and lease-up costs of new Development Communities will contain terms where the lender will fund at least 80% of such costs, requiring Grand Court to contribute approximately 20% of such costs. Grand Court has entered into joint venture arrangements with a third party pursuant to which it has sold 50% interests in four Development Communities located in Texas. Grand Court intends to enter into similar joint venture arrangements with regard to future Development Communities it develops with mortgage financing.

     Grand Court has, and may in the future, utilize long-term lease financing arrangements to develop and operate new Development Communities. Grand Court has obtained financing of $37.7 million from Capstone for 100% of the development cost of four completed Development Communities that are being operated by Grand Court pursuant to long-term leases with Capstone.

     STOCK BUYBACK

     On March 22, 1999, the Board of Directors authorized Grand Court to purchase up to 300,000 shares of its common stock. As of October 4, 1999, the Company had purchased 295,200 shares at an average price of $5.43 per share.

     Other than as described herein, management is not aware of any other trends, events, commitments or uncertainties that will, or are likely to, materially impact Grand Court's liquidity.

     YEAR 2000 UPDATE

     Year 2000 Overview - The Year 2000 issue is the result of many computer systems and non-information technology systems which rely upon embedded computer technology using only the last two digits to refer to a year and therefore being unable to distinguish between the years 1900 and 2000. If not corrected, many computer applications that are date sensitive could fail or create erroneous results. As part of the process of upgrading its internal computer hardware and software and in anticipation of the Year 2000 issue, Grand Court began to audit, inventory, modify and replace its mission critical software and hardware (including personal computers, spread sheets, and word processing) in its Fort Lee, New Jersey and Boca Raton, Florida corporate offices in 1997 ("Year 2000 Project"). During 1998, Grand Court's Year 2000 Project was extended to include software and hardware located at the Syndicated Communities and the Development Communities, "embedded technology" (such as telephones, fax machines, copiers and postage machines), property and corporate facilities (such as security/fire systems, emergency call systems, elevators, and HVAC systems) and business relationships with governmental agencies, utilities and material third party vendors, and service providers.

     Grand Court has separate computer hardware and software systems at each of its Fort Lee, New Jersey and Boca Raton, Florida offices. Each office has an intra-office network. None of the Syndicated Communities or Development Communities are part of a computer network. Grand Court is using a multi-step

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approach in conducting its Year 2000 Project. These steps are: inventory, assessment, remediation and testing, and contingency planning. The first step, an inventory of all systems and devices with potential Year 2000 problems has been completed. The next step, an assessment of such inventory to determine the state of Year 2000 readiness for material systems and devices has also been completed for Grand Court's two offices and it has been completed at the majority of the Syndicated Communities and Development Communities. The remediation and testing of Grand Court's software and hardware have already been completed at Grand Court's two offices. As of September 30, 1999, Grand Court has updated or replaced the following financial and accounting systems with Year 2000 compliant systems: accounting servers and related hardware, accounts payable systems, accounts receivable systems, general ledgers, cash management programs and payroll systems. In addition, Grand Court has updated its construction server and data base as well as the network software located in Grand Court's two offices and replaced substantially all of the desk-top personal computers located therein.

     However, even if Grand Court is successful in becoming Year 2000 compliant, Grand Court remains at risk from Year 2000 failures caused by key third parties. Grand Court has therefore initiated efforts with key third parties to assess and wherever possible remediate Year 2000 issues. In most cases, Grand Court will be relying upon statements from such entities as to the Year 2000 readiness of their systems and will not attempt any independent verification. To date, Grand Court has not received sufficient information from such entities to complete its assessment of their Year 2000 compliance. In addition, Grand Court cannot predict the outcome of other companies' remediation efforts.

     Year 2000 Costs - The total cost associated with the Year 2000 Project to become Year 2000 compliant is not expected to be material to Grand Court's financial position. Grand Court currently plans to complete the Year 2000 Project by September 30, 1999. The cost of Grand Court's total Year 2000 Project is based on presently available information. Grand Court does not separately track the internal costs incurred for the Year 2000 Project. Such costs are principally the related payroll costs for its information systems group. The total remaining cost of the year 2000 Project is estimated at approximately $25,000. Substantially all of this $25,000 is related to the cost to replace software and computers. As of September 30, 1999, Grand Court incurred approximately $40,000 related to the Year 2000 Project. Substantially all of this $40,000 is related to the cost to replace software and computers. The costs of the project and the date on which Grand Court plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third parties' Year 2000 preparedness and other factors.

     Risks - The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Grand Court believes that all material Year 2000 problems which are within its control were corrected by August 31, 1999 and therefore such problems are not anticipated to have a material adverse effect on Grand Court's financial position and results of operations. Even if Grand Court successfully remediates its Year 2000 issues, it can be materially and adversely affected by failures of third parties to remediate their own Year 2000 issues. Grand Court believes that the most reasonably likely worst case scenario is the loss of utility service (telecommunications and power) at Grand Court's corporate offices, and all or some of the senior living communities it operates. Based upon procedures which are currently in place and the contingency plans which are being prepared and anticipated to be put in place, such a scenario is not expected to have a material adverse effect on Grand Court's financial position and results of operations.

     Contingency Plans - Contingency plans are anticipated to be prepared so that Grand Court's critical business processes can be expected to continue to function on January 1, 2000 and beyond. Such plans, if necessary, are anticipated to be developed by October 31, 1999. These plans will attempt to mitigate both internal risks as well as potential risks due to business relationships with third parties.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June of 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Grand Court's use of derivative instruments has consisted of treasury bill locks related to two specific mortgage debt financings. While Grand Court has not completed its analysis of Statement No. 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current use of derivative instruments.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     Grand Court is subject to market risk from fluctuations in interest rates related to its borrowing activities. The majority of Grand Court's debt is fixed rate debt. For fixed rate debt, changes in interest rates do not affect Grand Court's earnings or cash flow. Since Grand Court does not have an obligation to prepay fixed rate debt until maturity, interest rate risk should not have a material affect on the fixed rate debt until Grand Court is required to refinance such debt. The table below details the principal cash repayments and the related weighted average interest rates of Grand Court's fixed rate and variable rate debt as of January 31, 1999, based upon expected maturity dates and principal balances as of the first day of each fiscal year. The weighted average interest rate for the variable rate debt is based on the interest rates in effect at January 31, 1999.

                                                        PRINCIPAL AMOUNTS BY
                                                       EXPECTED MATURITY DATES

                                    1999          2000          2001          2002          2003       THEREAFTER      TOTAL
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Long-Term Variable Rate             16.2          19.8           6.1           4.2           1.1             0          47.5
Debt    (millions)
Weighted Average Interest Rate      9.24%         9.58%         9.97%         9.97%        10.06

Long-Term Fixed Rate Debt
(millions)                          27.5          29.9          35.3          21.2           9.0          33.7         156.6
Weighted Average Interest Rate     12.51%        12.38%        12.38%        12.32%        12.03%        11.78%
                                    43.8          49.7          41.4          25.4          10.1          33.7         204.1
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------

     Grand Court's long term fixed rate debt was issued in private placements at par and no public or secondary market exists for such debt. In Grand Court's estimation, the fair value of its debt is equal to the outstanding principal amount of such debt.

     Except as described in this paragraph, Grand Court does not hedge its interest rate risk. As of January 31, 1999, Grand Court has entered into a treasury bill lock under the terms of one of the first mortgage loans incurred as part of the Development Plan. The treasury bill lock was intended to reduce the impact of interest rate risk on the ability of Grand Court to refinance the relevant mortgage loan. As of January 31, 1999, the notional amount of such financial instrument was $8.5 million and its market value as calculated by the counterparty to the transaction was ($330,000). The maturity date of such financial instrument is February 15, 2012. Grand Court does not enter into financial instruments transactions for trading purposes.

     As of July 31, 1999, there has been no subsequent material change to Grand Court's exposure to market risk.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     On October 6, 1998, based upon the recommendation of its audit committee, the Board of Directors of Grand Court voted to appoint BDO Seidman, LLP its independent accountants for the year ending January 31, 1999. Grand Court chose not to continue the engagement of Deloitte & Touche LLP.

     The reports of Deloitte & Touche LLP on Grand Court's financial statements for each of the two most recent fiscal years ended January 31, 1998 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified in any manner.

     During fiscal 1996 and 1997 and the period from January 31, 1998 to October 6, 1998, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. During this period, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     Grand Court has requested and received from Deloitte & Touche LLP a letter dated October 13, 1998 addressed to the Securities and Exchange Commission stating that it agrees with the above statements for fiscal 1996 and 1997 and the period from January 31, 1998 to October 6, 1998.

     On October 9, 1998, Grand Court engaged BDO Seidman, LLP as its principal accountants to audit its financial statements. During fiscal 1996 and 1997 and the period from January 31, 1998 to October 9, 1998, Grand Court has not consulted BDO Seidman, LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on Grand Court's financial statements. Subsequent to its audit of Grand Court's fiscal 1998 financial statements, BDO Seidman, LLP audited Grand Court's fiscal 1996 and fiscal 1997 financial statements.


                                         DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Grand Court are as follows:

NAME                                 Age             Position
----                                 ---             --------

John Luciani(1)                      67              Chairman of the Board and Chief Executive Officer

Bernard M. Rodin(2)                  69              Chief Operating Officer, Chief Financial Officer,
                                                     President and Director

John W. Luciani III                  46              Executive Vice President and Director

Paul Jawin                           44              General Counsel and Senior Vice President

Dorian Luciani                       44              Senior Vice President - Acquisition and Construction

Deborah Luciani                      42              Senior Vice President - New Business Development and
                                                     Finance

Catherine V. Merlino                 34              Chief Accounting Officer and Vice President

Edward J. Glatz                      57              Vice President - Multi-Family Properties

Keith Marlowe                        37              Secretary

Walter Feldesman(1)(2)               81              Director

Leslie E. Goodman(1)(2)              56              Director

Sidney Dworkin(1)(2)                 78              Director


---------------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

     JOHN LUCIANI, Chief Executive Officer and Chairman of the Board of Directors since January 1996, founded the earliest predecessor of Grand Court in 1969 with Bernard M. Rodin and has been engaged in a number of business activities and investments since 1952. Commencing in 1960, he entered into the real estate development and construction business, concentrating initially on the development, construction and sale of residential high-rise apartment buildings and single-family homes and subsequently on the acquisition and development of multi-family rental housing complexes. Since 1986, he has concentrated on the acquisition, development and financing of senior living communities for the elderly. Mr. Luciani was a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing in 1996 of their respective Chapter 11 Petitions.

     BERNARD M. RODIN, Chief Operating Officer, Chief Financial Officer, President and Director since October, 1998, has been engaged, since the formation of the earliest predecessor of Grand Court in 1969 with John Luciani, in the financing of property acquisitions by arranging for the sale of partnership interests and in property management. This activity initially focused on Grand Court's multi-family housing portfolio and, since 1986, on the Company's senior living communities. Mr. Rodin has a bachelor of science degree from the City University of New York. Mr. Rodin is a certified public accountant and was actively engaged in the practice of public accounting prior to 1969. Mr. Rodin was a general partner of three Protected Partnerships, but withdrew as a general partner prior to their filing in 1996 of their respective Chapter 11 Petitions.

     JOHN W. LUCIANI III, Executive Vice President and Director since June, 1996, a son of John Luciani, joined Grand Court in 1975 and initially was involved in the management and operations of Grand Court's multi-family housing portfolio. Mr. Luciani is presently involved in the acquisition of existing senior living communities and the daily operation of Grand Court's senior living portfolio. Mr. Luciani graduated from Fairleigh Dickinson University with a bachelor of science degree in accounting and a master of business administration degree in finance. He is an active member of the American Seniors Housing Association (ASHA).

     PAUL JAWIN, General Counsel and Senior Vice President since September, 1998, a son-in-law of Bernard M. Rodin, joined Grand Court in May 1991. His activities primarily involve the various legal and financial aspects of Grand Court's business including its debt financing and matters involving Grand Court's equity and debt securities. Mr. Jawin is an attorney and was actively engaged in a real estate/corporate practice prior to joining Grand Court. Mr. Jawin graduated from Ithaca College with a bachelor of science degree in history and earned a juris doctor degree from Syracuse University School of Law.

     DORIAN LUCIANI, Senior Vice President - Acquisitions and Construction since June, 1996, a son of John Luciani, joined Grand Court in 1977 and was initially involved in the acquisition, development and management of Grand Court's multi-family housing portfolio. Later, Mr. Luciani focused exclusively on the acquisition and development of Grand Court's senior living communities. Mr. Luciani graduated from Fairleigh Dickinson University with a bachelor of science degree in business.

     DEBORAH LUCIANI, Senior Vice President - New Business Development and Finance since May, 1998, a daughter of John Luciani, joined Grand Court in January 1992. Ms. Luciani is involved in all aspects of acquisitions, debt and equity financing and new business development of Grand Court's senior housing portfolio. Prior to joining Grand Court, Ms. Luciani worked for E.F. Hutton & Company, New York and with Prudential Bache Securities, New York, as an Oil Futures Hedger to institutional clients. Ms. Luciani graduated from Boston University with a bachelor of science degree, a master of political science degree and a master of economics degree.

     CATHERINE V. MERLINO, Chief Accounting Officer since May, 1998 and Vice President since June, 1996, joined Grand Court in September 1993, and has since been actively involved in the financial reporting and analysis needs of Grand Court. Prior to joining Grand Court, Mrs. Merlino was a Senior Accountant from June 1989 through June 1993 and a Supervisor from June 1993 through September 1993 at Feldman Radin & Co., P.C., a public accounting firm located in New York City. Mrs. Merlino graduated from Long Island University in May 1987 with a bachelor of science degree in accounting and became a certified public accountant in February 1992.

     EDWARD J. GLATZ, Vice President - Multi Family Properties since June, 1998, joined Grand Court in September 1992 and has been actively involved in the oversight and supervision of the third-party managing agents that manage the day-to-day operations of the Multi-Family Properties. Prior to joining Grand Court, Mr. Glatz performed asset management duties for Kovens Enterprises, a real estate development company, from June 1988 until September 1992.

     KEITH MARLOWE, Secretary of Grand Court since June, 1996, joined Grand Court in August 1994. From 1987 through August 1994, Mr. Marlowe, an attorney, was an associate in the tax department at the law firm of Reid & Priest LLP where he was involved in a general transactional tax practice. His activities primarily involve the various legal and financial aspects of Grand Court's business. Mr. Marlowe graduated from the University of Virginia with a bachelor of science degree in economics. Mr. Marlowe earned a juris doctor degree from University of California Los Angeles School of Law and an LLM in Taxation from New York University School of Law.

     WALTER FELDESMAN, Director since June, 1996, has been Of Counsel to the law firm of Baer Marks & Upham LLP since March 1993 and for more than five years prior thereto was a partner of Summit, Rovins and Feldesman. Mr. Feldesman is currently a Director and Chairman of the Audit Committee of Sterling Bancorp and a Director of its subsidiary, Sterling National Bank & Trust Co. Mr. Feldesman is a member of the National Institute on Financial Services for Elders, the National Academy of Elder Law Attorneys, the American Association of Homes for the Aging, the National Council on the Aging and American Society on Aging. Mr. Feldesman is also special counsel on elderlaw to United Senior Health Cooperative. He has authored an article entitled "Long-Term Care Insurance Helps Preserve an Estate," and a published work entitled the "Dictionary of Eldercare Terminology". He has written two other books, "New Medicare Choices" which was published in February, 1998 and "Home Care" which is expected to be published in July, 1999. Mr. Feldesman has a bachelor's degree in economics from New York University. Mr. Feldesman earned an LLB from Harvard Law School.

     LESLIE E. GOODMAN, Director since June, 1996, has been Executive Vice President of Eagle Group since January 1998. Until December 1996 Mr. Goodman was the Area President for the North Jersey Region for First Union National Bank and a Senior Executive Vice President of First Union Corporation. From September 1990 through January 1994, he served as President and Chief Executive Officer of First Fidelity Bank, N.A., New Jersey. From January 1994 to December 1995, Mr. Goodman served as a Senior Executive Vice President and a Director of First Fidelity Bank, National Association until it was merged into First Union. From January 1990 until December 1995, he also served as Senior Executive Vice President, member of the Office of the Chairman and a Director of First Fidelity Bancorporation. He is a member of the Board of Directors and Chairman of the Audit Committee of Wawa Inc., a member of the Board of Directors of Tear Drop Golf Company, Inc. and a director of Admiralty Bank Corporation. In addition, Mr. Goodman is a member of the Board of Trustees of Rutgers University and Hackensack University Medical Center.

     SIDNEY DWORKIN, Director since June, 1998. Mr. Dworkin was one of the founders and served as President for 25 years and Chairman of the Board of Revco D.S., Inc. until October 1987. Mr. Dworkin currently serves as a member of the Board of Directors of Crager Industries, Inc., Comtrex Systems, Inc., CCA Industries, Northern Technologies International Inc., Viragen Inc. and Novapet Inc. He is also the owner and Chairman of the Board of Advanced Modular Systems, Inc., a privately-held manufacturer of modular buildings. His experience ranges across a multitude of industries including, among others, pharmaceuticals, computer hardware and software, modular housing and consumer products.

AUDIT COMMITTEE

     The Board of Directors established an Audit Committee in June 1996. The Audit Committee is currently composed of Messrs. Rodin, Feldesman, Goodman and Dworkin. The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of Grand Court, reviewing with Grand Court's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other actions as may be necessary to assure the adequacy and integrity of all financial information distributed by Grand Court.

COMPENSATION COMMITTEE

     The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee is currently composed of Messrs. Luciani, Feldesman, Goodman and Dworkin. The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Grand Court employees.


                             EXECUTIVE COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers information concerning compensation accrued for services to Grand Court in all capacities during fiscal 1996, 1997 and 1998, respectively.

                                            SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                                      AWARDS
                                                       ANNUAL COMPENSATION          SECURITIES             ALL OTHER
                                                              SALARY            UNDERLYING OPTIONS        COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR                ($)                     (#)                    ($)
-----------------------------------   --------------  ---------------------   ---------------------  ---------------------
John Luciani, Chairman of the Board       Fiscal
and Chief Executive Officer(1)......       1996             $500,000                    --                   $497,000
                                          Fiscal
                                           1997             $600,000                                       $1,566,000
                                          Fiscal
                                           1998             $600,000                    --                         --

Bernard M. Rodin, Chief Operating
Officer, Chief Financial Officer,         Fiscal
President and Director(1)...........       1996             $500,000                    --                   $497,000
                                          Fiscal
                                           1997             $600,000                    --                 $1,566,000
                                          Fiscal
                                           1998             $600,000                    --                         --

John W. Luciani, III, Executive Vice      Fiscal
President and Director..............       1996             $350,000
                                          Fiscal
                                           1997             $353,846                    --                         --
                                          Fiscal
                                           1998             $375,000                   50,000                      --

Dorian Luciani, Senior Vice
President - Acquisitions and              Fiscal
Construction........................       1996             $350,000                    --                         --
                                          Fiscal
                                           1997             $353,846                    --                         --
                                          Fiscal
                                           1998             $375,000                   50,000                      --

Paul Jawin, General Counsel and           Fiscal
Senior Vice President...............       1996             $325,000                    --                         --
                                          Fiscal
                                           1997             $344,327                    --                         --
                                          Fiscal
                                           1998             $365,000                   50,000                      --

------------------------------

(1) Messrs. Luciani and Rodin received dividends and distributions from Grand Court's predecessors but did not receive salaries. As of April 1, 1996 a salary for each of Messrs. Luciani and Rodin was established at the rate of $600,000 per year. In fiscal 1996 such officers also received $397,000 each as a dividend and $100,000 each for the period from February 1, 1996 until April 1, 1996, which was in the form of a dividend but which is classified as officers' compensation for financial statement purposes. In January 1998, such officers received a non-cash distribution for the release of previously assigned collateral of $1,566,000 each.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established a Compensation Committee in June 1996. The Compensation Committee currently consists of Messrs. Luciani, Feldesman, Goodman and Dworkin. None of the executive officers of Grand Court currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. For a description of transactions between Grand Court and members of the Compensation Committee or their affiliates, see "Certain Relationships and Related Transactions."

DIRECTOR COMPENSATION

     Grand Court pays each Director who is not an employee of Grand Court $500 per telephonic Board meeting attended and $1,000 per Board meeting personally attended. All Directors are reimbursed by Grand Court for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities related to service on, the Board of Directors or any Board Committee.

STOCK PLANS

     1996 STOCK OPTION AND PERFORMANCE AWARD PLAN

     Grand Court has adopted the 1996 Stock Option and Performance Award Plan (the "Plan"), which authorizes the granting to officers, key employees and directors of Grand Court and any parent or subsidiary of Grand Court of incentive or non-qualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Under the Plan, directors who are not employees of Grand Court may not be granted incentive stock options. Grand Court plans to reserve 2,500,000 shares of Common Stock for issuance pursuant to the Plan. Shares issued pursuant to the Plan are subject to certain transfer restrictions.

     The Plan is administered by the Board of Directors. The Board of Directors determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised after ten years from the date of grant. Stock appreciation rights may be granted in tandem with options or separately.

     The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of Grand Court, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of Grand Court, no more than five years from its date of grant. Incentive stock options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee (other than due to death or disability), all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are so exercisable will expire three months following termination of employment in the case of incentive stock options, but not until the date the options otherwise would expire in the case of non-qualified stock options. However, all options will be forfeited immediately upon an optionee's termination of employment for good cause and upon an optionee's voluntary termination of employment without the consent of the Board of Directors.

     Upon an optionee's death or termination of employment due to disability, all options will become 100% vested and will be exercisable (i) in the case of death, by the estate or other beneficiary of the optionee at any time prior to the date the option otherwise would expire and (ii) in the case of the disability of the optionee, by the optionee within one year of the date of such termination of employment in the case of incentive stock options, or at any time prior to the date the option otherwise would expire in the case of non-qualified stock options.

     At the time each grant of restricted shares or performance shares or units or stock appreciation rights is made, the Board of Directors will determine the duration of the performance or restriction period, if any, the performance targets, if any, for earning performance shares or units, and the times at which restrictions placed on restricted shares shall lapse.


                                         OPTION GRANTS IN LAST FISCAL YEAR

     INDIVIDUAL GRANTS

                                                                                                     Potential Realized Value at
                              Number of        % of Total Options                                      Assumed Annual Rates of
                             Securities            Granted to          Exercise                     Stock Price Appreciation for
                         Underlying Options   Employees in Fiscal       Price        Expiration            Option Term($)
         NAME                Granted (1)              Year            ($/share)         Date                    5%10%
-------------------      ----------------     -----------------      ----------     -----------     -----------------------------
John W. Luciani III            50,000                10.53%              8.50         11/18/08          267,280         677,341
Dorian Luciani                 50,000                10.53%              8.50         11/18/08          267,280         677,341
Paul Jawin                     50,000                10.53%              8.50         11/18/08          267,280         677,341



(1) As of July 31, 1999, options to acquire 475,000 shares had been granted under the plan with an exercise price of $8.50 per share. 20% of such options vested immediately and 20% will vest each year thereafter for the next four years. Such options expire November 18, 2008.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


                                 NUMBER OF SECURITIES                                Value of Unexercised
                                 UNDERLYING EXERCISED                                In-The-Money Options
                              OPTIONS AT FISCAL YEAR END                              at Fiscal Year End

                           Shares Acquired   Value Realized
       Name                    Exercise           ($)        Exercisable      Unexercisable     Exercisable     Unexercisable
-------------------        ---------------   --------------  -----------      -------------     -----------     -------------
John W. Luciani III              0                0            10,000           40,000              0                 0
Dorian Luciani                   0                0            10,000           40,000              0                 0
Paul Jawin                       0                0            10,000           40,000              0                 0



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In the first quarter of fiscal 1996, John Luciani and Bernard M. Rodin (the "Principal Stockholders") reorganized their businesses by consolidating them into Grand Court. The Principal Stockholders transferred all of the issued and outstanding stock of each of 16 Sub-chapter S corporations along with various other assets and liabilities to Grand Court in exchange for 3,252,380 shares of Grand Court's Common Stock. A partnership in which the Principal Stockholders are the sole partners transferred to Grand Court substantially all of its assets, subject to substantially all of its liabilities, in exchange for 1,626,190 shares of Grand Court's Common Stock. The partnership distributed the shares received to the Principal Stockholders. Six Sub-chapter S corporations which were wholly-owned by the Principal Stockholders were merged into Grand Court. Pursuant to the mergers the shares of the six merged companies were converted into an aggregate of 10,121,430 shares of Grand Court's Common Stock. After the reorganization was complete, the Principal Stockholders owned an aggregate of 15,000,000 shares of Grand Court's Common Stock.

     Prior to the reorganization discussed above, the business of the Principal Stockholders was conducted through a partnership and various Sub-chapter S corporations. These entities and Grand Court paid distributions and other distributions to each of the Principal Stockholders of $850,000 and $397,000 in Fiscal 1995 and 1996, respectively, exclusive of amounts reflected as officers' compensation.

     Messrs. Luciani and Rodin, the Chairman of the Board and President of Grand Court, respectively, and entities controlled by them serve as general partners (with interests ranging between 1% and 2%) of partnerships directly and indirectly owning Multi-Family Properties and on account of such general partner status have personal liability for recourse partnership obligations and own small equity ownership interests in the partnerships. Grand Court holds (i) notes, aggregating $100.9 million, net of deferred income, as of July 31, 1999, that are secured by the limited partnership interests in such partnerships and
(ii) other partnership receivables aggregating $58.9 million from such partnerships at July 31, 1999. Messrs. Luciani and Rodin have provided personal guarantees for certain of Grand Court's debt, and the obligations thereunder may continue. The aggregate amount of such debt personally guaranteed by each of Messrs. Luciani and Rodin is approximately $14.3 million at July 31, 1999. In addition, Messrs. Luciani and Rodin and certain employees will devote a limited portion of their time to overseeing the third-party managers of Multi-Family Properties in which Grand Court has financial interests in that it holds the related Purchase Notes, but in which Messrs. Luciani and Rodin have equity interests and Grand Court does not.

     In Fiscal 1996, the Principal Stockholders and one of their affiliates transferred additional assets (the "Assigned Interests") to the Investing Partnerships that own interests in the Protected Partnerships. The Assigned Interests were owned personally by the Principal Stockholders and their affiliate and provided additional assets at the Investing Partnership level and, as a result, additional security for the related MultiFamily Notes. Two Investing Partnerships related to these Protected Partnerships transferred the respective Assigned Interests back to the Principal Stockholders and their affiliate after these Protected Partnerships successfully emerged from their bankruptcy proceedings. In that the Principal Stockholders transferred the Assigned Interests in July 1996, Grand Court recorded a $21.3 million capital contribution in Fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in Grand Court recording a non-cash loss for Fiscal 1996 in the amount of $18.4 million (representing the recorded value of these MultiFamily Notes, net of deferred income and net of any previously established reserves) due to the deemed full impairment of the Multi-Family Notes. The transfer of the Assigned Interest back to the Principal Stockholders caused Grand Court to recognize non-cash other income of $3.1 million and to record a non-cash dividend to the Principal Stockholders for the release of the previously assigned interest of $3.1 million in Fiscal 1997. Each of the Principal Stockholders was a general partner of three of the Protected Partnerships, but withdrew as a general partner prior to such partnerships' filings of the respective Chapter 11 Petitions. One Multi-Family Owning Partnership whose mortgage is currently in default expects to lose its property through foreclosure. As a result, Grand Court realized a non-cash loss of $700,000 in the second quarter of Fiscal 1999, which represents the recorded value of the related note and receivables, net of established reserves. The Principal Stockholders contributed additional assets to Grand Court to provide additional collateral for this note and the related receivables. As a result, Grand Court recorded a capital contribution of $900,000, based upon the fair value of the contributed assets, and believes this foreclosure will not affect its ability to collect this note.

     Since February 1, 1997 through July 31, 1999, Grand Court paid to Francine Rodin, the wife of Bernard M. Rodin, Grand Court's Chief Operating Officer, Chief Financial Officer, President and a Director, $329,533 as fees for introducing to Grand Court broker/dealers that have assisted Grand Court in its Syndications of partnership interests and in placing other securities offered by Grand Court. Mrs. Rodin will receive a fee with respect to any future sales through such broker/dealers of such Syndicated partnership interests and other securities offered by Grand Court. Mrs. Rodin has been an employee of Grand Court for the entire fiscal years ended January 31, 1998 and 1999.


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     Walter Feldesman, a Director of Grand Court, is Of Counsel to the law firm of Baer Marks & Upham LLP, which acts as counsel to Grand Court from time to time. In addition, Mr. Feldesman is a director of Sterling National Bank & Trust Co. which has entered into a revolving credit agreement with Grand Court which permits Grand Court to borrow up to $8,000,000, of which $2,438,085 was outstanding at July 31, 1999.

     Michele R. Jawin, the daughter of Mr. Rodin and wife of Paul Jawin, Grand Court's General Counsel and a Senior Vice President, is Of Counsel to Thelen Reid & Priest LLP, which acts as securities counsel to Grand Court.

     Since June 1999, George Batchelor is a beneficial owner of more than 5% of Grand Court's Common Stock. Since February 1, 1997 and through July 31, 1999, the following transactions occurred between Mr. Batchelor and Grand Court: (i) Grand Court borrowed $58.8 million (at stated interest rates ranging from 12% to 15%) from Mr. Batchelor and repaid $42.8 million of principal amounts of loans and paid $15.4 million of interest and other loan fees to Mr. Batchelor, (ii) Grand Court sold to Mr. Batchelor controlling interests in eight Multi-Family Owning Partnerships for an aggregate consideration of $12.0 million of which $5.0 million was in cash and the remaining $7.0 million was in the form of a note on which note Grand Court has received principal and interest in the amount of $393,839, (iii) Grand Court entered into four joint venture agreements regarding four Development Communities in which it sold a 50% interest in each of the four Development Communities to Mr. Batchelor for an aggregate consideration of $20.0 million, and (iv) Grand Court sold to Mr. Batchelor investments in multi-family Syndications for an aggregate consideration of $239,425.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Grand Court is offering to issue its 11% Series A Exchange Notes Due December 15, 2005 (the "New Notes") in exchange for its 11% Series A Notes due December 15, 2005 (the "Old Notes") as described herein (the "Exchange Offer").

     The Old Notes were sold through registered broker-dealers selected by Grand Court.

     Pursuant to a Registration Rights Agreement of Grand Court, in favor of the holders of the Old Notes (the "Registration Rights Agreement"), Grand Court is required, among other things:

         (a) to file with the SEC a registration statement under the Securities Act with respect to New Notes identical in all material respects to the Old Notes and use its reasonable effort to cause such registration statement to be declared effective under the Securities Act; or

         (b) to register the Old Notes under the Securities Act.

Grand Court is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy Grand Court's obligations under that agreement. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on Grand Court's books or any other person who has obtained a properly completed assignment from the registered holder.


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

     In participating in the Exchange Offer, a Holder is deemed to represent to Grand Court, among other things, that

         (a) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder,

         (b) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes,

         (c) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and

         (d) neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Grand Court.

     Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to other parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991) and "K-III Communications Corp." (available May 14, 1993), Grand Court believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of Grand Court within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. Under no circumstances may this prospectus be used for an offer to resell, resale or other retransfer of the New Notes. In the event that Grand Courts's belief is inaccurate, Holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Grand Court does not assume or indemnify Holders against such liability. The Exchange Offer is not being made to, nor will Grand Court accept tenders for exchange from, Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Grand Court has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Grand Court will accept any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Grand Court will issue $1,000 in principal amount of New Notes in exchange for each $1,000 in principal amount of outstanding Old Notes surrendered in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, will not be subject to restrictions on transfer.

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

The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture which authorized the issuance of the Old Notes.

     As of the date of this prospectus, $15,000,000 in aggregate principal amount of the Old Notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered Holders of the Old Notes.

     Grand Court will be deemed to have accepted validly tendered Old Notes when, as and if Grand Court shall have given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Notes from Grand Court.

     Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and subject to the existing restrictions on transfer and will be entitled to the rights and benefits such Holders have under the Indenture. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. Grand Court will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

     The term "Expiration Date," shall mean 5:00 p.m., New York City time on ________ __, 1999, unless Grand Court, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, Grand Court will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     Grand Court reserves the right, in its sole discretion,

         (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied by giving written notice of such delay, extension or termination to the Exchange Agent or

         (b)  to amend the terms of the Exchange Offer in any manner.

Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by Grand Court to constitute a material change, Grand Court will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of the Old Notes, and Grand Court will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which Grand Court may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, Grand Court will have no obligation to publish, advertise, or

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

otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, Grand Court will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly as practicable after acceptance of the Old Notes. See "-- Conditions to the Exchange Offer." For purposes of the Exchange Offer, Grand Court will be deemed to have accepted properly tendered Old Notes for exchange when, as and if Grand Court shall have given written notice thereof to the Exchange Agent.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal and all other required documents; provided, however, that Grand Court reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount or a greater principal amount, respectively, than the Holder desires to exchange, then such unaccepted or non-exchanged Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, Grand Court will not be required to exchange any New Notes for any Old Notes and may terminate the Exchange Offer before the acceptance of any Old Notes for exchange, if:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in Grand Court's reasonable judgment, might materially impair the ability of Grand Court to proceed with the Exchange Offer; or

         (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in Grand Court's reasonable judgment, might materially impair the ability of Grand Court to proceed with the Exchange Offer.

     If Grand Court determines in its sole discretion that any of these conditions are not satisfied, Grand Court may:

         (a) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders;

         (b) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes; or

         (c) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Grand Court will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and Grand Court will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.


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

PROCEDURES FOR TENDERING - REGISTERED HOLDERS

     Registered Holders of Old Notes who desire to participate in the Exchange Offer should follow the directions set forth below and in the letter of transmittal.

     All beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to such beneficial owners.

     To tender in the Exchange Offer, a Holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the Exchange Agent prior to the Expiration Date together with certificates for the Holder's Old Notes.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

     The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and Grand Court in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of Old Notes and the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No letter of transmittal or Old Notes should be sent to Grand Court. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto is tendered:

         (a) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

         (b)  for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the letter of transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power signed by such registered Holder as such registered Holder's name appears on such Old Notes.

     If the letter of transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Grand Court, evidence satisfactory to Grand Court of their authority to so act must be submitted with the letter of transmittal.


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


     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by Grand Court in its sole discretion, which determination will be final and binding. Grand Court reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of counsel for Grand Court, be unlawful. Grand Court also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Grand Court's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Grand Court shall determine. Although Grand Court intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, none of Grand Court, the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

     By tendering, each Holder or the Person receiving the New Notes, as the case may be will be deemed to represent to Grand Court that, among other things:

     o the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Person receiving such New Notes, whether or not such person is the Holder;

     o neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

     o neither the Holder nor any such other person has an arrangement or understanding with any Person to participate in the distribution of such New Notes; and

     o neither the Holder nor any such other Person is an "affiliate," as defined in Rule 405 of the Securities Act, of Grand Court.

     In all cases, issuance of New Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Grand Court reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

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


     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

          (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor");

          (b) identify the Old Notes to be withdrawn (including the certificate number);

          (c) be signed by the Holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender; and

          (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Grand Court, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal; and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the Exchange Agent addressed as follows:

BY HAND OR OVERNIGHT COURIER                BY REGISTERED OR CERTIFIED MAIL
----------------------------                -------------------------------

The Bank of New York                        The Bank of New York
101 Barclay Street                          101 Barclay Street - 7 East
Corporate Trust Services Window             New York, NY  10286
Ground Level                                Attn:  Odell Romeo
New York, NY  10286                         Reorganization Section
Attn:  Odell Romeo
Reorganization Section

                                  BY FACSIMILE:
                                  -------------

                                 (212) 815-6339

                            CONFIRM BY TELEPHONE TO:
                            ------------------------

                                 (212) 815-6337


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

FEES AND EXPENSES

     The expenses of soliciting tenders will be paid by Grand Court. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of Grand Court and its affiliates.

     Grand Court has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. Grand Court, however, will pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by Grand Court and are estimated in the aggregate to be approximately $75,000. Such expenses include registration fees, fees and expenses of the Exchange Agent accounting and legal fees and printing costs, among others.

     Grand Court will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes for principal amounts or number of shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Notes tendered, or when tendered, the Old Notes are registered in the name of, any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.


                          DESCRIPTION OF THE NEW NOTES

     The following summary of certain terms and provisions of the New Notes and the Indenture (as hereinafter defined) does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the New Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the "Description of the Indenture", the New Notes or the Indenture, as the case may be.

GENERAL

     The New Notes will be issued as a series of debt securities, limited in aggregate principal amount to $15,000,000, issued under the Indenture, between The Bank of New York, as trustee (the "Trustee") and Grand Court, as issuer, dated as of October 1, 1998 and amended by the First Supplemental Indenture, dated as of May 3, 1999 (as further supplemented or amended from time to time, the "Indenture"), which is more fully described in "Description of the Indenture". Grand Court may, from time to time, without the consent of the Holders (as hereinafter defined) of the New Notes, provide for the issuance of other debt securities under the Indenture in addition to the New Notes offered hereby. See "Description of the Indenture -- General."

     The New Notes will be unsecured obligations of Grand Court.

     Each New Note will mature on December 15, 2005 (the "Stated Maturity Date"), unless the principal thereof becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of Grand Court or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity").


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


     Each New Note will be issued as a fully registered certificated note. The authorized denominations of each New Note will be $1,000 and integral multiples thereof.

     New Notes will be exchangeable for other New Notes of any authorized denominations and of a like aggregate principal amount and tenor, and may be presented for registration of transfer, in each case, as described under "Description of the Indenture -- Payment of New Notes; Transfer; Exchanges."

PAYMENT OF INTEREST AND PRINCIPAL

     Payments of interest on the New Notes, other than interest payable at Maturity, will be made by check mailed to the address of the Holders of such New Notes as of the Regular Record Date (as hereinafter defined) for each Interest Payment Date (as hereinafter defined); provided, however, that (a) if and to the extent Grand Court defaults in the payment of the interest due on any New Note on any Interest Payment Date, such defaulted interest will be paid as described under "Description of the Indenture -- Payment of New Notes; Transfers; Exchanges"; and (b) a Holder of $1,000,000 or more in aggregate principal amount of New Notes will be entitled to receive interest payments, if any, on any Interest Payment Date other than at Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

     Payment of principal due on the New Notes will be made upon presentation thereof at the office of The Bank of New York in New York, New York, as described under "Description of the Indenture -- Payment of New Notes; Transfers; Exchanges".

     Payment of interest, if any, due on the New Notes at Maturity will be made to the person to whom payment of the principal is made.

INTEREST

General

     Each New Note will bear interest from the last date to which interest has been paid on the Old Notes at the rate per annum set forth on the cover page of the Memorandum until the principal thereof is paid or made available for payment.

     Interest on the New Notes will be payable on the 15th day of each month (each, an "Interest Payment Date") and at Maturity.

Interest Payment Dates

     Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity falls on a day that is not a Business Day, the required payment of principal and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

     "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the New Notes is located.


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REDEMPTION AT THE OPTION OF GRAND COURT

     The New Notes will be redeemable at the option of Grand Court, in whole at any time or in part from time to time, without penalty or premium, at a redemption price of 100% of the principal amount of the New Notes to be redeemed, together with accrued interest to the date of redemption.

     New Notes will be redeemable only upon notice by mail not less than 20 nor more than 60 days prior to the date fixed for redemption and, if less than all of the New Notes are to be redeemed, the particular New Notes will be selected by the Trustee by such method of random selection as the Trustee deems fair and appropriate.

     Any notice of redemption at the option of Grand Court may state that such redemption shall be conditional upon the receipt by the Paying Agent, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and interest on such New Notes and that if such money has not been so received, such notice will be of no force or effect and Grand Court will not be required to redeem such New Notes.

     The New Notes will not be subject to any sinking fund or other mandatory redemption provisions.

     In addition to the foregoing, Grand Court may at any time purchase New Notes at any price or prices in the open market or otherwise. New Notes so purchased by Grand Court may, at the discretion of Grand Court, be held, resold or surrendered to the Trustee for cancellation.


                          DESCRIPTION OF THE INDENTURE

     The following summaries of certain provisions of the New Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein or therein, as the case may be. References to article and section numbers used herein are to articles and sections in the Indenture. Certain capitalized terms used herein are defined in the Indenture.

GENERAL

     The Indenture does not limit the aggregate principal amount of debt, which may be issued thereunder and provides that debt securities may be issued thereunder, from time to time, in one or more series, in addition to the New Notes. The New Notes and all other debt securities hereafter issued under the Indenture are collectively referred to herein as the "Indenture Securities."

PAYMENT OF NEW NOTES; TRANSFERS; EXCHANGES

     Except as otherwise described "Description of the New Notes -- Payment of Interest and Principal", interest, if any, on each New Note on each Interest Payment Date will be paid by check mailed to the person in whose name such New
Note is registered (the registered holder of any Indenture Security being herein called a "Holder") as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at Maturity will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any New Note, such defaulted interest will be payable to the Holder of such New Note as of the close of business on a date selected by the Trustee for the payment of such interest not more than 15 days and not less than 10 days prior to the date proposed by Grand Court for payment of such defaulted interest or in any other lawful manner, if the Trustee deems such manner of payment practicable. (See
Section 307.)


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     Principal of and interest, if any, on the New Notes at Maturity will be payable upon presentation of the New Notes at the office of The Bank of New York in New York, New York, as Paying Agent for Grand Court. Grand Court may change the place of payment on the New Notes, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including Grand Court or any affiliate of either of them), all in their discretion. (See Section 602.)

     The transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of authorized denominations and of like tenor and aggregate principal amount, at the office of The Bank of New York, as Security Registrar for the New Notes. Grand Court may change the place for registration of transfer of the New Notes, and may remove any Security Registrar and appoint one or more additional Security Registrars (including Grand Court or any affiliate of either of them), all in its discretion. (See Sections 305 and 602.). No service charge will be made for any transfer or exchange of the New Notes, but Grand Court may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Grand Court will not be required to execute or provide for the registration of transfer of or the exchange of (a) New Notes during a period of 15 days prior to giving any notice of redemption or
(b) any New Note selected for redemption in whole or in part, except the unredeemed portion of any New Note being redeemed in part. (See Section 305.)

EVENTS OF DEFAULT

     Each of the following events constitutes an "Event of Default" under the Indenture with respect to each series of Indenture Securities thereunder:

     (a) default in the payment of principal of or premium, if any, or interest on any Indenture Security of such series when it becomes due and payable and continuance of such default for a period of 30 days;

     (b) default in the performance of, or breach of, any covenant or warranty of Grand Court in the Indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph or which has been expressly included in the Indenture solely for the benefit of one or more series of Indenture Securities other than such Indenture Securities), and the continuance of such default or breach for a period of 90 days after written notice to Grand Court by the Trustee, or to Grand Court and the Trustee by the Holders of a majority in principal amount of the Indenture Securities of such series Outstanding under the Indenture as provided in the Indenture specifying such default or breach and requiring it to be remedied, unless the Trustee, or the Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by Grand Court within such period and is being diligently pursued;

     (c) any other Event of Default specified with respect to Indenture Securities of such series. (See Section 801.)

No Event of Default with respect to the New Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

REMEDIES

     If an Event of Default occurs and is continuing with respect to any series of Indenture Securities, then the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series may declare the principal amount (or if the Indenture Securities of such series are discount securities,

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such portion of the principal amount as may be specified in connection with such series) of all of the Indenture Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration, and not the Holders of the Indenture Securities of any one of such series.

     At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

         (a) Grand Court has paid or deposited with the Trustee a sum sufficient to pay

               (1) all overdue interest on all Indenture Securities of such series then Outstanding;

               (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

               (4) all amounts due to the Trustee under the Indenture;

     and

         (b) all Events of Default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 802.) For more information as to waiver of defaults, see "--Waiver."

     If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the Outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (b) the Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Sections 812 and 903.) The Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default; (b) the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and (c) for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty-day period by the

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Holders of a majority in aggregate principal amount of Outstanding Indenture
Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class. Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.) Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder has an absolute and unconditional right to receive payment of principal and premium, if any, and interest when due and to institute suit for the enforcement of any such payment and such rights may not be impaired without the consent of such Holder. (See Sections 807 and 808.) The Indenture provides that the Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

     Grand Court will be required to furnish annually to the Trustee a statement as to the compliance by Grand Court with all conditions and covenants under the Indenture. (See Section 605.)

WAIVER

     The Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of any series may waive on behalf of the Holders of all Indenture Securities of such series any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or with respect to compliance with certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Indenture Security of such series affected. (See Section 813.)

     Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities affected, considered as one class. (See Section 606.)

COVENANTS; CONSOLIDATION, MERGER, ETC.

     Subject to the provisions described in the next paragraph, Grand Court will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. (See Section 604.)

     Grand Court will not consolidate with or merge into any other Person (which term includes, for purposes of the Indenture, any corporation, partnership, limited liability company, joint venture, trust or other unincorporated organization) or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (a) the Person formed by such consolidation or into which Grand Court is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of Grand Court substantially as an entirety is a Person organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Outstanding Indenture Securities and the performance of all of the covenants of Grand Court under the Indenture, and (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

     The Indenture does not contain any financial or other similar restrictive covenants.

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MODIFICATION OF INDENTURE

     Without the consent of any Holders of Indenture Securities, Grand Court and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another Person to Grand Court and the assumption by any such successor of the covenants of Grand Court in the Indenture and the Indenture Securities; or

          (b) to add one or more covenants of Grand Court or other provisions for the benefit of the Holders of all or any series of Indenture Securities or any tranche thereof, or to surrender any right or power conferred upon Grand Court (and if such covenants are to be for the benefit of less than all series of Indenture Securities, stating that such covenants are expressly being included solely for the benefit of such series); or

          (c) to add any additional Events of Default with respect to all or any series of Outstanding Indenture Securities (and if such additional Events of Default are to be for the benefit of less than all series of Indenture Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

          (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the Holders of Indenture Securities of any series or tranche Outstanding on the date of such supplemental indenture in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only with the consent of the Holders of the Indenture Securities of such series or tranche pursuant to the applicable provisions of the Indenture or when there is no Indenture Security of such series or tranche remaining Outstanding under the Indenture; or

          (e) to provide collateral security for the Indenture Securities; or

          (f) to establish the form or terms of Indenture Securities of any series or as permitted by the Indenture; or

          (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and any matters incidental thereto;

          (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or

          (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

          (j) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on Indenture Securities of any series, or any tranche thereof, shall be payable, (2) Indenture Securities of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) Indenture Securities of any series, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon Grand Court in respect of the Indenture Securities of any series, or any tranche thereof, and the Indenture may be served; or

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

          (k) to cure any ambiguity, defect or inconsistency or to make any other changes or to add other provisions with respect to matters and questions arising under the Indenture, provided such other changes shall not adversely affect the interests of the Holders of Indenture Securities of any series or tranche in any material respect. (See Section 1201.)

     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date the Indenture was originally executed in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date the Indenture was originally executed or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and Grand Court and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

     Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; provided, however, that if less than all of the series of Outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of the Holder of each Outstanding Indenture Security directly affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration or maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (b) reduce the percentage in principal amount of the Outstanding Indenture Securities of any series or tranche the consent of the Holders of which is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or any default thereunder and its consequences or to reduce the requirements for quorum and voting under the Indenture or (c) modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of Holders of, or which is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more particular series or one or more tranches thereof, or which modifies the rights of the Holders of Indenture Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Indenture Securities have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture as of any date or are present at a meeting of Holders for quorum purposes, certain Indenture Securities, including those for whose payment or redemption money has been deposited or set aside in trust for

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the Holders as described under "Satisfaction and Discharge" below, will not be deemed to be Outstanding for purposes of the Indenture (See Section 101.)

     Grand Court will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Indenture Securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

SATISFACTION AND DISCHARGE

     Any Indenture Securities or any portion of the principal amount thereof will be deemed to have been paid for purposes of the Indenture, and at Grand Court's election, the entire indebtedness of Grand Court in respect thereof will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than Grand Court), in trust: (a) money in the amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such Indenture Securities, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of
(a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. (See Section 701.) For this purpose, Government Obligations include (a) direct obligations of the United States of America or of an agency or instrumentality of the United States of America where the payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America or (b) depository receipts issued by a bank with respect to any such obligations or in any specific interest or principal payments due in respect thereof.

     The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain Outstanding thereunder and Grand Court has paid or caused to be paid all other sums payable by Grand Court under the Indenture. (See Section 702.)

     All moneys paid by Grand Court to the Trustee or any Paying Agent for the payment of the principal of or any premium or interest on any Indenture Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be paid to or upon the order of Grand Court, and the Holder of such Indenture Security thereafter may look only to Grand Court for payment thereof. (See Section 603.)

RESIGNATION OF THE TRUSTEE

     The Trustee may resign at any time by giving written notice thereof to Grand Court or may be removed at any time by Act of the Holders of a majority in principal amount of the then Outstanding Indenture Securities of any series delivered to the Trustee and Grand Court. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the Holders, if Grand Court has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

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THE TRUSTEE

     In addition to acting as Trustee under the Indenture, The Bank of New York acts as escrow agent, registrar and paying agent with respect to various secured and unsecured debt securities of Grand Court.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain United States income tax considerations of the acquisition, ownership and disposition of the New Notes, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder ("Regulations"), administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. Such authorities may be repealed, revoked or modified with possible retroactive effect so as to result in federal income tax consequences different from those discussed below. Except where otherwise noted, this discussion deals only with New Notes held as capital assets (within the meaning of Code section 1221) by holders that acquired the new notes by exchanging under the terms of this exchange offer, old notes acquired at original issuance, and not with special classes of holders such as banks, insurance companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt organizations, persons holding the New Notes as part of a straddle, hedging or conversion transaction, or persons whose functional currency is not the U.S. dollar. All persons considering the purchase of the New Notes are advised to consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the acquisition, ownership and disposition of the New Notes.

TAX CONSEQUENCES TO U.S. HOLDERS

     As used herein, the term "U.S. Holder" means a beneficial owner of a New Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income tax without regard to its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of the New Notes that is not a U.S. Holder.

     Exchange of Old Notes for New Notes

     An exchange of Old Notes for New Notes should not constitute a taxable event for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes should be treated as a continuation of the Old Notes in the hands of a U.S. Holder. As a result, U.S. Holders who exchange their Old Notes for New Notes should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange, and a U.S. Holder will have the same tax basis in the New Notes as such U.S. Holder had in the Old Notes. A U.S. Holder must include the holding period of the Old Note in determining the holding period of the New Note.

     Payments of Interest on the New Notes

     For U.S. federal income tax purposes, the New Notes will be treated as indebtedness of Grand Court. Stated interest on a New Note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

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     Sale, Exchange, or Redemption of the New Notes

     Upon the sale, exchange or redemption of a New Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (other than amounts attributable to accrued but unpaid interest), and such U.S. Holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note will be, in general, the issue price of the Old Note. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if at the time of the sale, exchange or redemption, the New Notes have been held for more than one year. The net capital gains of individuals are taxed, under certain circumstances, at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

     Information Reporting and Backup Withholding

     In general, information reporting will apply to certain payments of principal and interest on the New Notes, and to payments of the proceeds upon the sale of the New Notes to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S.
Holder:

          (a) fails to provide a taxpayer identification number ("TIN"),

          (b) furnishes an incorrect TIN,

          (c) is notified by the Internal Revenue Service ("IRS") that it has failed to properly report payments of interest and dividends, or

          (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

     In the case of interest paid after December 31, 2000, a U.S. Holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary. Grand Court will furnish annually to the IRS and to record holders of the New Notes (other than with respect to certain exempt holders) information relating to interest paid during the calendar year.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Payments of Interest on the New Notes

     Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by Grand Court or any paying agent of principal or interest on a New Note held by a Non-U.S. Holder, provided that the beneficial owner:

          (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Grand Court entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder,

          (b) is not a controlled foreign corporation related, directly or indirectly, to Grand Court through stock ownership,

          (c) is not a bank whose receipt of interest on a new note is described in Section 881(c)(3)(A) of the Code and

          (d) satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the Regulations thereunder.

     To satisfy the requirement referred to in (d) above, the beneficial owner of a New Note, or a financial institution holding the New Note on behalf of such owner, must provide, in accordance with specified procedures, Grand Court or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (x) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form) or (y) a financial institution holding the New Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     In the event that any of the above requirements are not satisfied, Grand Court will nonetheless not withhold federal income tax on interest paid to a Non-U.S. Holder if it receives IRS Form 4224 (or, after December 31, 2000, a Form W-8) from that Non-U.S. Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless Grand Court has knowledge to the contrary. Interest paid to a Non-U.S. Holder (other than a partnership) that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country).

     Sale, Exchange or Redemption of the New Notes

     A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of New Notes unless:

          (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States,

          (b) in the case of a Non-U.S. Holder who is an individual and hold the New Notes as capital assets, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

          (c) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates.

     Gains derived by a Non-U.S. Holder (other than a partnership) from the sale or other disposition of New Notes that are effectively connected with the conduct by the Holder of a trade or business in the United States are generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non- U.S. Holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. If any individual Non-U.S. Holder falls under clause (b) in the preceding paragraph, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States source capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

     Information Reporting and Backup Withholding

     No information reporting or backup withholding will be required with respect to payments made by Grand Court or any paying agent to Non-U.S. Holders if a statement described in (d) in the first paragraph under "Payments of Interest on the New Notes" on page 83 has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     Information reporting and backup withholding will not apply to interest on a New Note paid or collected by a custodian, nominee, or agent on behalf of the beneficial owner of such New Note if such custodian, nominee, or agent has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, or (with respect to payments after December 31, 2000) a foreign partnership with certain connections to the United States, will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     For payments made after December 1, 2000, with respect to New Notes held by foreign partnerships, IRS regulations require that the certification described in (d) in the first paragraph under "Payments of Interest on the New Notes" on page 83 be provided by the partners, rather than by the foreign partnership, and that the partnership provide certain information, including a United States taxpayer identification number. A look- through rule will apply in the case of tiered partnerships.

     Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.


                              PLAN OF DISTRIBUTION

     Except as described below, a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

     Grand Court will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Grand Court has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Notes.


                             ADDITIONAL INFORMATION

     Grand Court is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files annual, quarterly and other reports with the Securities and Exchange Commission (the "SEC"). You may read and copy these reports at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. You may obtain copies of such documents from the Public Reference Section of the SEC at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an Internet site (http://www.sec.gov.) that contains Grand Court's reports and other information filed with the SEC.


                                     EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA


                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                      ----------

                                                                           PAGE
AUDITED FINANCIAL STATEMENTS
----------------------------

Independent Auditors' Report .............................................. F-2

Consolidated Balance Sheets as of January 31, 1998
and 1999 .................................................................. F-3

Consolidated Statements of Operations for the Years
Ended January 31, 1997, 1998 and 1999 ..................................... F-4

Consolidated Statements of Changes in Stockholders'
Equity for the Years Ended January 31, 1997, 1998 and 1999 ................ F-5

Consolidated Statements of Cash Flows for the Years
Ended January 31, 1997, 1998 and 1999 ..................................... F-6

Notes to Consolidated Financial Statements ................................ F-7


UNAUDITED FINANCIAL STATEMENTS
------------------------------

Consolidated Balance Sheets as of January 31, 1999
and July 31, 1999 .........................................................F-22

Consolidated Statements of Operations for the three and
 six months ended July 31, 1998 and 1999 ..................................F-23

Consolidated Statements of Cash Flows for the six months
ended July 31, 1998 and 1999 ..............................................F-24

Notes to Consolidated Financial Statements ................................F-25

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Grand Court Lifestyles, Inc.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Court Lifestyles, Inc. and subsidiaries as of January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
June 25, 1999


GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------
                                                                          JANUARY 31,
                                                            -------------------------------------
                                                                1998                       1999
                                                            --------------           ------------

ASSETS
Cash and cash equivalents.................................   $ 11,964,000            $ 22,784,000
Notes and receivables - net...............................    231,140,000             227,104,000
Investments in partnerships...............................      3,924,000               4,945,000
Construction-in-progress..................................     26,241,000              11,617,000
Property, buildings and equipment - net ..................             --              35,294,000
Other assets - net........................................     22,530,000              17,570,000
                                                             ------------            ------------
         Total assets.....................................   $295,799,000            $319,314,000
                                                             ============            ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Loans and accrued interest payable........................   $161,850,000            $169,781,000
Construction and mortgage loans payable...................     22,595,000              35,286,000
Notes and commissions payable.............................      5,299,000               4,158,000
Other liabilities.........................................      3,531,000               5,767,000
Deferred income...........................................     76,112,000              68,596,000
                                                             ------------            ------------
    Total liabilities ....................................    269,387,000             283,588,000
                                                             ------------            ------------
Commitments and contingencies.............................
Stockholders' equity:
Preferred Stock, $.001 par value - authorized 15,000,000
    shares; none issued and outstanding ..................          --                      --
Common Stock, $.01 par value - authorized 40,000,000
    shares; issued and outstanding 15,000,000 and
    17,800,000 shares, respectively ......................        150,000                 178,000
Paid-in capital...........................................     51,189,000              73,451,000
Accumulated deficit.......................................    (24,927,000)            (37,903,000)
                                                             ------------            ------------
Total Stockholders' Equity................................     26,412,000              35,726,000
                                                             ------------            ------------

    Total liabilities and stockholders' equity ...........   $295,799,000            $319,314,000
                                                             ============            ============

See Notes to Consolidated Financial Statements.


GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------
                                                                            YEARS ENDED JANUARY 31,
                                                          ------------------------------------------------------------

                                                                1997                1998                    1999
                                                                ----                ----                    ----
Revenues:
    Sales...............................                   $ 36,021,000         $ 38,135,000           $ 58,010,000
    Syndication fee income..............                      7,690,000            7,923,000              7,283,000
    Deferred income earned..............                      5,037,000            7,254,000              3,701,000
    Interest income.....................                     13,773,000           12,051,000             12,349,000
    Property management fees
       from related parties.............                      2,093,000            3,684,000              3,219,000
    Equity in earnings from
       partnerships.....................                        423,000              541,000                685,000
    Senior living revenues..............                             --                   --              5,093,000

    Other income........................                             --            4,683,000              1,350,000
                                                           ------------          -----------           ------------

                                                             65,037,000           74,271,000             91,690,000
                                                           ------------          -----------           ------------
Costs and Expenses:
    Cost of sales.......................                     34,019,000           33,635,000             53,547,000
    Selling.............................                      7,176,000            7,602,000              6,335,000
    Interest............................                     16,394,000           19,409,000             22,066,000
    General and administrative..........                      7,796,000            8,437,000             10,388,000
    Loss on impairment of
       notes and receivables............                     18,442,000                   --                     --
    Write-off of registration costs.....                             --            3,107,000                     --
    Officers' compensation..............                      1,200,000            1,200,000              1,200,000
    Senior living operating
       expenses.........................                             --                   --              6,098,000

    Depreciation and
       amortization.....................                      3,331,000            3,340,000              5,032,000
                                                           ------------          -----------           ------------
                                                             88,358,000           76,730,000            104,666,000
                                                           ------------          -----------           ------------
Net loss ...............................                   $(23,321,000)         $(2,459,000)          $(12,976,000)
                                                           ============          ===========           ============

Loss per common share (basic and
       diluted).........................                        $(1.55)              $(0.16)                 $(0.74)
                                                           ============          ===========           ============
Weighted average
       common shares used...............                     15,000,000           15,000,000             17,455,000
                                                           ============          ===========           ============

See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 1997, 1998 AND 1999
----------------------------------------------------------------------------------------------------------------------------------

                                    COMMON STOCK        COMMON STOCK                            ACCUMULATED
                                      (SHARES)           (DOLLARS)        PAID-IN CAPITAL         DEFICIT                TOTAL
                                  ---------------     --------------     --------------     -----------------      --------------

Stockholders' equity
    January 31, 1996...........     15,000,000           $150,000          $34,635,000              $    --         $34,785,000
Net loss.......................             --                 --           (1,647,000)         (21,674,000)        (23,321,000)
Capital contribution...........             --                 --           21,333,000                   --          21,333,000
Distributions..................             --                 --                   --             (794,000)           (794,000)
                                    ----------           --------          -----------         ------------         -----------
Stockholders' equity
    January 31, 1997...........     15,000,000            150,000           54,321,000          (22,468,000)         32,003,000
Net loss.......................             --                 --                   --           (2,459,000)         (2,459,000)
Distributions..................             --                 --          (3,132,000)                   --         (3,132,000)
                                    ----------           --------          -----------         ------------         -----------
Stockholders' equity,
    January 31, 1998...........     15,000,000            150,000           51,189,000          (24,927,000)         26,412,000
Net loss.......................             --                 --                   --          (12,976,000)        (12,976,000)

Sale of 2,800 shares, net
    of expenses of $4,310......
                                     2,800,000             28,000           22,262,000                   --          22,290,000
                                    ----------           --------          -----------         ------------         -----------
Stockholders' equity,
    January 31, 1999...........     17,800,000           $178,000          $73,451,000         $(37,903,000)        $35,726,000
                                    ==========           ========          ===========         ============         ===========


See Notes to Consolidated Financial Statements.


GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------

                                                                                  YEARS ENDED JANUARY 31,
                                                                   ------------------------------------------------------
                                                                        1997                1998                1999
                                                                   ---------------    -----------------    --------------

Cash flows from operating activities:
       Net loss................................................     (23,321,000)         $(2,459,000)      $(12,976,000)
                                                                    ------------         -----------        -----------
       Adjustments to reconcile net loss to
         net cash provided by (used in) operating activities:
         Depreciation and amortization.........................        3,331,000           3,340,000          5,032,000
         Loss on impairment of notes and
         receivables...........................................       18,442,000                  --                 --
       Reduction to allowance for uncollectible
         notes receivable......................................               --          (1,023,000)                --
       Deferred income earned..................................       (5,037,000)         (7,254,000)        (3,701,000)
       Write-off of registration costs.........................               --           3,107,000                 --
       Other income (non-cash).................................               --          (3,132,000)                --
       Adjustments for changes in assets and
         liabilities:
         Accrued interest on notes and
           receivables ........................................          715,000          (3,611,000)        (1,780,000)
         Notes and receivables.................................        3,981,000          (4,107,000)         5,816,000
         Commissions payable ..................................          211,000            (503,000)            62,000
         Other liabilities.....................................          375,000            (862,000)         2,236,000
         Deferred income.......................................        3,766,000           5,195,000         (3,815,000)
                                                                    ------------         -----------        -----------
                                                                      25,784,000          (8,850,000)         3,850,000
                                                                    ------------         -----------        -----------
       Net cash provided by (used in) operating
         activities............................................        2,463,000         (11,309,000)        (9,126,000)
                                                                    ------------         -----------        -----------
Cash flows from investing activities:
    Increase in investments....................................         (449,000)           (868,000)        (1,021,000)
    Property, buildings and equipment .........................               --                  --        (10,803,000)

    Increase in construction-in-progress.....................         (6,742,000)        (19,499,000)       (10,170,000)
                                                                    ------------         -----------        -----------
       Net cash used in investing
         activities............................................       (7,191,000)        (20,367,000)       (21,994,000)
                                                                    ------------         -----------        -----------
Cash flows from financing activities:
    Payments on loans payable..................................      (55,340,000)        (44,178,000)       (41,290,000)
    Proceeds from loans payable ...............................       57,874,000          63,400,000         49,221,000
    Proceeds from construction and mortgage
       loans payable...........................................        2,750,000          19,845,000         12,691,000
    Increase and decrease in other assets......................       (3,433,000)        (13,624,000)           231,000
    Payments of notes payable..................................         (179,000)           (434,000)        (1,521,000)
    Proceeds from notes payable ...............................               --           4,520,000            318,000
    Net proceeds from initial public offering                                 --                  --         22,290,000
    Distributions..............................................         (794,000)                 --                 --
                                                                    ------------         -----------        -----------
       Net cash provided by financing activities...............          878,000          29,529,000         41,940,000
                                                                    ------------         -----------        -----------
Increase (decrease) in cash and cash equivalents...............       (3,850,000)         (2,147,000)        10,820,000
Cash and cash equivalents, beginning of year...................       17,961,000          14,111,000         11,964,000
                                                                    ------------         -----------        -----------
Cash and cash equivalents, end of year.........................     $ 14,111,000         $11,964,000        $22,784,000
                                                                    ============         ===========        ===========
Supplemental Disclosures of Cash Flow Information:
    Interest paid..............................................     $ 16,739,000         $19,396,000        $21,482,000
                                                                    ============         ===========        ===========
    Non-cash capital contribution..............................     $ 21,333,000         $        --        $        --
                                                                    ============         ===========        ===========


See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1997, 1998 AND 1999
--------------------------------------------------------------------------------


1.   ORGANIZATION AND BASIS OF PRESENTATION

Grand Court Lifestyles, Inc. and subsidiaries (the "Company") was formed pursuant to the merger of various Sub-chapter S corporations which were wholly owned by certain principal stockholders of the Company (the "Principal Stockholders") and the transfer of certain assets by and assumption of certain liabilities of (i) a partnership that was wholly owned by the Principal Stockholders and (ii) the Principal Stockholders individually. In exchange for the transfer of such stock, assets and liabilities, the Principal Stockholders received shares of the Company's common stock. These transactions are collectively called the "reorganization". All of the assets and liabilities were transferred at historical cost. The reorganization was effective as of April 1, 1996 and, accordingly, accumulated deficit represents results of operations subsequent to that date. Prior to the reorganization, the various Sub-chapter S corporations and the partnership, which were wholly owned by the Principal Stockholders, were historically reported on a combined basis.

The Company (i) filed a Restated Certificate of Incorporation on March 13, 1997 that provides for, among other things, the authorization of 40,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, (ii) on March 13, 1997 effected an approximate 1,626.19-for-1 stock split of the issued and outstanding Common Stock (all shares have been restated for prior periods) and (iii) adopted a Stock Option Plan reserving for issuance up to 2,500,000 shares of Common Stock pursuant to stock options and other stock awards. (See Footnote 15).

LINES OF BUSINESS - The Company, a fully integrated provider of senior living accommodations and services, acquires, develops and manages senior living communities in 15 states in the Sun Belt and the Midwest. The Company's revenues have been and are expected to continue to be primarily derived from sales of partnership interests ("Syndications") in partnerships it organizes to acquire existing senior living communities ("Syndicated Communities"). As a result of the Company's Syndication activities, limited partnerships ("Senior Living Investing Partnerships") are formed whereby the Company retains a 1% to 1.5% general partnership interest. Investing Partnerships generally own a 98.5% to 99% interest in partnerships that own senior living communities ("Senior Living Owning Partnerships"). The Company also arranges for the mortgage financing of the Syndicated Communities and is involved in the development and management of senior living communities. The Company has established a development program (the "Development Plan") pursuant to which it (i) is building new senior living communities ("Development Communities") of which seven are complete and in their initial lease up phase (individually a "Development Community" and cumulatively the "Development Communities") and (ii) has commenced construction on four additional Development Communities, all of which are in Texas. The Company owns the completed Development Communities or operates them pursuant to long-term leases. Another source of income is interest income on notes receivable.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - The Company considers cash and cash equivalents to include cash on hand, demand deposits and highly liquid investments with maturities of three months or less.

REVENUE RECOGNITION - Revenue from Syndications is recognized under the full accrual method of accounting when the profit on the transaction is determinable, that is, the collectibility of the sales price is reasonably assured and the earnings process is virtually complete. The profit recognized has been reduced by the estimated maximum reasonably possible exposure to loss. Revenue from Syndications includes any syndication fees earned by the Company. The Company determines the collectibility of the sales price by evidence supporting the buyers' substantial initial and continuing investment in the Syndicated Communities, as well as other factors such as age, location and cash flow of the underlying property. In addition, three of the Syndications have involved the construction of additional apartment units and common space at the acquired Syndicated Communities. The Senior Living Owning Partnerships hire independent third party contractors to do the construction pursuant to maximum price contracts. The new construction generates additional risks, such as increased costs due to change orders, which the Company believes are not material.

     The Company has deferred income on sales to Senior Living Investing Partnerships of interests in Senior Living Owning Partnerships. The Company has arranged for the private placement of limited partnership interests in Senior Living Investing Partnerships. Offerings of interests in Senior Living Investing Partnerships which were formed to acquire controlling interests in Senior Living Owning Partnerships provide that the limited partners are entitled to receive for a period not to exceed five years distributions equal to between 11% and 12% of their then paid-in scheduled capital contributions. Pursuant to management contracts with the Senior Living Owning Partnerships, for such five-year period, the Company is required to pay to the Senior Living Owning Partnerships, amounts sufficient to fund (i) any operating cash deficiencies of such Senior Living Owning Partnerships and (ii) any part of such 11% and 12% return not paid from cash flow from the related property (which the Senior Living Owning Partnerships distribute to the Senior Living Investing Partnerships for distribution to limited partners) (collectively, "Management Contract Obligations"). The amount of deferred income for each property is calculated in a multi-step process. First, based on the property's cash flow in the previous fiscal year, the probable cash flow for the property for the current fiscal year is determined and that amount is initially assumed to be constant for each remaining year of the Management Contract Obligations period (the "Initial Cash Flow"). The Initial Cash Flow is then compared to the Management Contract Obligations for the property for each remaining year of the five-year period. If the Initial Cash Flow exceeds the Management Contract Obligations for any fiscal year, the excess Initial Cash Flow is added to the assumed Initial Cash Flow for the following fiscal year and this adjusted Initial Cash Flow is then compared to the Management Contract Obligations for said following fiscal year. If the Initial Cash Flow is less than the Management Contract Obligations for any fiscal year, a deferred income liability is created in an amount equal to such shortfall and no adjustment is made to the Initial Cash Flow for the following year. Such deferred income liability represents the estimated maximum reasonably possible exposure to loss as discussed above. As this process is performed for each property on a quarterly basis, changes in a property's actual cash flow will result in changes to the assumed Initial Cash Flow utilized in this process and will result in increases or decreases to the deferred income liability for an individual property. Any increase in deferred income liabilities increases the cost of sales relating to the sale. The payment of the Management Contract Obligations, however, will generally not result in the recognition of expense unless the property's actual cash flow for the year is less than the expected Initial Cash Flow for that year, as adjusted, and, as a result thereof, the amount paid by the Company in respect of the Management Contract Obligations is greater than the amount assumed in establishing the deferred income liability. Such expense amounted to $2,500,000, $5,900,000 and $8,300,000 for the years ended January 31, 1997, 1998 and 1999, respectively, and such expense is included as a component of cost of sales. Although the Company does not intend to do so in the future, from time to time, the Company has made discretionary payments to Senior Living Owning Partnerships beyond the Management Contract Obligations period for the purpose of making distributions to limited partners. If, however, the property's actual cash flow is greater than the Initial Cash Flow for the year, as adjusted, the Company's earnings will be enhanced by the recognition of deferred income earned and, to the extent cash flow exceeds Management Contract Obligations, incentive management fees. The Company recognized such incentive management fees in the amount of $1,200,000, $2,800,000 and $2,200,000 for the years ended January 31, 1997, 1998 and 1999, respectively.

     The Company accounted for the sales of interests in owning partnerships which own multi-family properties ("Multi-Family Owning Partnerships") under the installment method. Under the installment method the gross profit is determined at the time of sale. The revenue recorded in any given year would equal the cash collections multiplied by the gross profit percentage. At the time of sale, the Company deferred all future income to be recognized on these transactions until cash is received.

ALLOWANCE ON NOTES RECEIVABLE - In the event that the facts and circumstances indicate that the collectibility of a note may be impaired, an evaluation of recoverability is performed. If an evaluation is performed, the Company compares the recorded value of the note and other partnership receivables, if any, to the value of the underlying property less any encumbrances to determine if an allowance is required for impairment. A significant portion of the interest income on multi-family notes is recognized as cash is collected.

ACCOUNTING ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include those of the Company and its subsidiaries. The effects of all significant intercompany transactions have been eliminated.

DEFERRED LOAN COSTS - Costs incurred in connection with obtaining long-term financing have been deferred and are amortized over the term of the financing.

CONSTRUCTION-IN-PROGRESS - Costs incurred in connection with the construction and development of Development Communities prior to the completion of construction are capitalized. Such costs include the capitalization of interest during the construction period. If a project is discontinued or capitalized costs are deemed not recoverable, the applicable capitalized project costs are expensed.

INITIAL LEASE-UP COSTS - The Company has capitalized the initial lease-up costs associated with the Development Communities placed in service based upon units unavailable for rental.

DEPRECIATION AND AMORTIZATION - The Company depreciates and/or amortizes the costs associated with its Development Communities using the straight-line method over the life of the applicable asset.

INVESTMENTS - The Company accounts for its interests in Syndicated senior living limited partnerships under the equity method of accounting. The Company uses this method because as the general partner it can exercise significant influence over the operating and financial policies of such partnerships. Under this method, the Company records its share of income and loss of the entity as well as any distributions or contributions as an increase or decrease to the investment account. The carrying amount of the investments in limited partnerships differs from the Company's underlying equity interest based upon its stated ownership percentages. Such differences are attributable to the disproportionate amount of money and notes invested in the entities by the Company for its equity interest as compared to the other investors. This difference is being amortized over the estimated life of the underlying partnership. The unamortized portion of such difference is $2,515,000 and $3,425,000 as of January 31, 1998 and 1999, respectively.

PROPERTY MANAGEMENT FEES - Property management fees earned for services provided to related parties are recognized as revenue when related services have been performed.

RECLASSIFICATIONS - Certain amounts in prior years have been reclassified to conform with current year presentation.

EARNINGS PER SHARE - Earnings per share on a basic and diluted basis, as required by Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", is calculated based upon the average shares outstanding during the periods. The effect of stock options outstanding during fiscal 1998 is anti-dilutive.

COMPREHENSIVE INCOME - SFAS No. 130, "Reporting Comprehensive Income", requires the reporting of all items which are required to be recognized under generally accepted accounting principles as components of comprehensive income in the financial statements. The Company has no items of comprehensive income.

STOCK OPTIONS AND COMPENSATION - Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The Company applies the intrinsic value-based methodology permitted by SFAS No. 123 in accounting for stock options issued to employees. Under the intrinsic value- based methodology, stock-based compensation cost is the excess of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock (exercise price). The Company generally grants stock options with an exercise price equal to the stock price at the date of grant and, accordingly, no compensation cost is recognized.

NEW ACCOUNTING PRONOUNCEMENTS - In June of 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company's use of derivative instruments has consisted of a treasury bill lock related to two specific debt financings. While the Company has not completed its analysis of SFAS No. 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current use of derivative instruments.

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is unable to determine the fair value of its notes and receivables as such instruments do not have a ready market. Other financial instruments are believed to be stated at approximately their fair value.

4.   NOTES AND RECEIVABLES

     Notes and other receivables are from related parties, primarily Syndicated partnerships, and consist of the following:


                                                                                JANUARY 31,
                                                           ----------------------------------------
                                                                   1998                   1999
                                                           --------------------     ---------------
     Notes receivable-- multi-family (a)(e).............       $173,598,000           $166,562,000
     Notes and accrued interest receivable
      -- senior living (b)..............................          6,503,000              6,776,000
     Other partnership receivables (c)(e)...............         60,265,000             63,313,000
     Accrued interest receivable........................            883,000                562,000
                                                               ------------           ------------
                                                                241,249,000            237,213,000
     Less allowance for uncollectible receivables (d)...         10,109,000             10,109,000
                                                               ------------           ------------
                                                               $231,140,000           $227,104,000
                                                               ============           ============


At January 31, 1998 and 1999, the carrying value of impaired notes receivable, net of related deferred income, was approximately $41,106,000 and $29,721,000, respectively. Interest income on impaired notes is recognized on the cash basis.

Such income recognized was $1,261,000, $1,342,000 and $826,000 for the years ended January 31, 1997, 1998 and 1999, respectively.

     (a) The Company has notes receivable from the partnerships which were formed to acquire controlling interests in Multi-Family Owning Partnerships which own multi-family properties ("Multi-Family Notes"). The Multi-Family Notes generally have maturity dates ranging from ten to fifteen years from the year of syndication. At January 31, 1999, 84 of the 157 notes (approximate face value $80,386,000) have reached their final maturity dates and these final maturity dates have been extended by the Company. Two multi-family properties relating to two extended Multi-Family Notes were refinanced, five multi-family properties relating to eight previously extended Multi-Family Notes were sold in fiscal 1998 and a contract to sell one multi-family property and letters of intent to sell two multi-family properties whose notes have been extended have been executed. It is the Company's intention to collect the principal and interest payments on the Multi-Family Notes from the cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing. The Company expects to extend maturities of other MultiFamily Notes. Interest income on all of the Multi-Family Notes amounted to $6,949,000, $7,481,000 and $7,449,000 for the years ended January 31, 1997, 1998 and 1999, respectively.

     (b) The Company has notes receivable from the partnerships which were formed to acquire controlling interests in Senior Living Owning Partnerships. Such notes generally have interest rates ranging from 11% to 13.875% and are due in installments over five years from the date of acquisition of the respective partnership interests. The notes represent senior indebtedness of the related Senior Living Investing Partnerships, and are collateralized by the respective interests in the Senior Living Owning Partnerships. Principal and interest payments on each note are also collateralized by the investor notes payable to the Senior Living Investing Partnerships to which the investors are admitted. Limited Partners are allowed to prepay their capital contributions. These prepayments of capital contributions do not result in the prepayment of the related purchase notes held by the Company. Instead, such amounts are loaned to the Company at a rate of between 11% and 12% by the Senior Living Investing Partnerships. As a result of such loans and the crediting provisions of the related purchase agreements, the Company records the notes receivable corresponding to the purchase notes net of such loans. Therefore, these prepayments act to reduce the recorded value of the Company's notes receivable.

     (c) Other partnership receivables substantially represent reimbursable expenses and advances made to the multi-family partnerships. These amounts do not bear interest and have no specific repayment date. It is the Company's intention to collect these receivables from the excess cash flows distributed by the related multi-family properties and the proceeds in the event of a sale or refinancing.

     (d) Allowance for Uncollectible Notes Receivable


                                               Balance at         Charged to
                                              Beginning of        Costs and         Reductions          Balance at
                                                  Year             Expenses        to Allowance         End of Year
                                            --------------      ------------     --------------      ---------------
Year Ended January 31, 1997:
         Allowance for notes
         receivable                            $14,023,000      $18,442,000        $21,333,000         $11,132,000

Year Ended January 31, 1998:
         Allowance for notes
         receivable                             11,132,000               --          1,023,000          10,109,000

Year Ended January 31, 1999:
         Allowance for notes
         receivable                             10,109,000               --                 --          10,109,000


The Multi-Family Notes relating to nine Multi-Family Owning Partnerships that filed petitions under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Petitions") and the one Multi-Family Owning Partnership which lost its property pursuant to an uncontested foreclosure sale of its property (said ten Multi-Family Owning Partnerships are, collectively, the "Protected Partnerships") were first deemed impaired when the mortgages on their respective properties went into default, which defaults occurred between August 1989 and June 1994. Once in default, the holders of these mortgages assigned them to the United States Department of Housing and Urban Development ("HUD"). The Protected Partnerships then attempted to negotiate, and in some cases obtained, workout agreements with HUD. Although it could temporarily lower or suspend debt service payments during the term of a workout agreement, HUD, unlike a conventional lender, did not have the legal authority to restructure the defaulted mortgages it holds by permanently lowering interest rates or reducing the principal amount of such mortgages. HUD then sold the mortgages (subject to those workout agreements which were in place) at auctions in September 1995 and June 1996. Since the new mortgage holders did not have HUD's legal constraints as to the restructuring of mortgages they hold, the Protected Partnerships began negotiations with the new holders to restructure their mortgages or purchase them at a discount. The Protected Partnerships could not reach an agreement with the new mortgage holders and the new mortgage holders began to threaten and institute foreclosure proceedings. The Principal Stockholders and one of their affiliates transferred the partnership interests they owned personally in various partnerships that own multi-family properties (the "Assigned Interests") to the partnerships that owned interests in the Protected Partnerships in July 1996. Seven of the Protected Partnerships filed Chapter 11 Petitions in August 1996, two of the Protected Partnerships filed Chapter 11 Petitions in February 1997, and one of the Protected Partnerships did not file a Chapter 11 Petition and allowed the holder of the mortgage to foreclose on its property due to the unlikelihood of confirming a plan of reorganization. The Company established appropriate reserves during these time periods to reflect the varying extent of impairment of these MultiFamily Notes in view of the state of facts at such time. In that the Principal Stockholders transferred the Assigned Interests in July 1996, the Company recorded a $21,300,000 capital contribution in fiscal 1996. The bankruptcy petitions and risk of loss faced by the Protected Partnerships resulted in the Company recording a non-cash loss of $18,400,000 in the year ending January 31, 1997 (representing the recorded value of the notes receivable relating to the Protected Partnerships, net of deferred income and net of any previously established reserves) due to the deemed full impairment of these notes receivable. Seven of the Chapter 11 petitions resulted in the respective Protected Partnerships losing their properties through foreclosure or voluntary conveyances of their properties. The remaining two Protected Partnerships successfully emerged from their bankruptcy proceedings in January, 1998 by paying off their mortgages at a discount with the proceeds of new mortgage financings, resulting in these properties having current, fully performing mortgages. This allowed the Company to recognize non-cash other income of $3,100,000 in fiscal 1997. The two partnerships related to these Protected Partnerships have transferred the respective Assigned Interests back to the Principal Stockholders and their affiliate. This transfer is recorded as a non-cash distribution to the Principal Stockholders for the release of the previously assigned collateral of $3,100,000. The Company neither owns nor manages these properties, nor is the general partner of these Multi-Family Owning Partnerships, but, rather, holds the related Multi-Family Notes as receivables. The Company, therefore, has no liability in connection with these mortgage defaults or bankruptcy proceedings.

     Fourteen of the Multi-Family Owning Partnerships remain in default on their respective mortgages. These Multi-Family Owning Partnerships have been negotiating with the respective mortgage lenders and, in some cases, have obtained workout agreements with terms of from one to nine years, pursuant to which the lenders generally agree during the term of the agreement not to take any action regarding the mortgage default and to accept reduced debt service payments for a period of time, with the goal of increasing property cash flow to enable the property to fully service its mortgage. One of these fourteen remaining Multi-Family Owning Partnerships whose mortgage is in default has had its application to refinance its mortgage loan accepted and believes that the refinancing will close. Other Multi-Family Owning Partnerships intend to cure their mortgage defaults by refinancing their mortgages in the future, although there can be no assurance that this will be the case. Furthermore, it should be noted that in fiscal 1998 and previous years, six Multi-Family Owning

Partnerships whose mortgages had been in default, cured these defaults by refinancing their mortgage debt with new mortgages and now have fully performing mortgages. As of January 31, 1999, the recorded value, net of deferred income, of the Multi-Family Notes and "Other Partnership Receivables" held by the Company relating to these fourteen Multi-Family Owning Partnerships was $29,721,000. The Company has established reserves of $10,100,000 to address the possibility that these notes and receivables may not be collected in full.

     (e) The multi-family properties were typically built or acquired with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms and/or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements including limiting rents on these properties to amounts approved by HUD. Various initiatives have been instituted by HUD, including a program to restructure its housing assistance programs. Due to uncertainty regarding the final policies that will result from these initiatives and numerous other factors that affect each property, which can change over time (including the local real estate market, the provisions of the mortgage debt encumbering the property, prevailing interest rates and the general state of the economy), the Company cannot determine whether these initiatives will have an impact on the multi-family properties and, if there is an impact, whether the impact will be positive or negative. Further, there can be no assurance that changes in federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have an adverse effect on the Company's ability to collect its receivables relating to the multi-family properties.

5.   CONSTRUCTION-IN-PROGRESS

     The Company has capitalized costs which include interest associated with its construction and development of properties it is building. If a project is discontinued, all capitalized project costs are expensed. Such interest capitalized for the years ended January 31, 1998 and 1999 was $1,551,000 and $1,849,000, respectively.

6.   PROPERTY, BUILDINGS AND EQUIPMENT - NET

     Property, buildings and equipment -- net at January 31, 1999, are comprised as follows:


                                                                  Life                       Cost
                                                         ---------------------     ---------------------

Land..................................................             __                       $ 4,774,000
Buildings.............................................           40 yrs                      25,562,000
Equipment.............................................           4-7 yrs                      1,244,000
Leasehold improvements ...............................        life of lease                   4,017,000
Accumulated depreciation and amortization.............                                         (303,000)
                                                                                            -----------
Net property, buildings and equipment.................                                      $35,294,000
                                                                                            ===========


7.   OTHER ASSETS

     Other assets are comprised as follows:

                                                                              JANUARY 31,
                                                          -----------------------------------------------
                                                                    1998                        1999
                                                          -----------------------     -------------------

Deferred loan costs (a)................................          $ 9,681,000                $11,642,000
Investment in cooperative apartment building (b).......            1,782,000                  1,782,000
Unsold subscription units (c)..........................              111,000                         --
Deferred registration costs (d)........................              397,000                         --
Investment held for resale (e).........................            7,140,000                         --
Other assets...........................................            3,419,000                  4,146,000
                                                                 -----------                -----------
                                                                 $22,530,000                $17,570,000
                                                                 ===========                ===========

     (a) Financing costs of $5,325,000 and $6,501,000 were deferred during the years ended January 31, 1998 and 1999, respectively. These costs are being amortized over the term of the related debt using the straight-line method over periods ranging from one to ten years.

     (b) The Company owns shares in a cooperative apartment building and owns interests in a second mortgage collateralized by such cooperative apartment building.

     (c) The Company had deferred $111,000 of remaining costs associated with the financing of the acquisition of senior living communities by arranging for the sale of partnership interests, which were substantially sold at January 31, 1998. Upon completion of these transactions, such costs were charged to cost of sales.

     (d) The Company had capitalized costs relating to the initial public offering. These costs were charged against additional paid-in capital upon the close of the initial public offering in March, 1998.

     (e) The Company purchased a senior living community in December 1997 for Syndication and syndicated such property in the first and second quarters of fiscal 1998.

8.   LOANS AND ACCRUED INTEREST PAYABLE

     Loans payable consists of the following:

                                                                    JANUARY 31,
                                                          -----------------------------------------------
                                                                    1998                        1999
                                                          ----------------------      -------------------
Banks (including mortgages) (a) (b)                             $ 35,706,000                $ 32,435,000
Other, principally debentures (c)                                126,144,000                 137,346,000
                                                                ------------                 ------------
                                                                $161,850,000                 $169,781,000
                                                                ============                 ============

     (a) The bank loans bear interest per annum at the banks' prime rates plus 1% to 3%. The bank loans generally have terms of at least one year, but in the event a particular bank elects not to renew or extend the credit, the entire unpaid balance is converted to a term loan which is payable in four to five years. Generally, the bank loans are collateralized by the Company's interests in the assigned limited partner investor notes which serve as collateral for the respective purchase notes. The prime rate of interest at January 31, 1998 and 1999 was 8.5% and 7.75%, respectively.

     (b) The Company's debt obligations contain various covenants and default provisions, including provisions relating to, in the case of certain of such obligations, certain Investing Partnerships, Owning Partnerships or affiliates of the Company. Pursuant to one obligation, the Company is required to maintain a net worth of no less than $35,300,000. Certain obligations of the Company contain covenants requiring the Company to maintain maximum ratios of the Company's liabilities to its net worth. As of January 31, 1999, the most restrictive covenant requires that the Company maintain a ratio of liabilities to consolidated net worth of no more than 10 to 1. In addition, certain obligations of the Company provide that an event of default will arise upon the occurrence of a material adverse change in the financial condition of the Company or upon default in other obligations of the Company.

     (c) Debentures are collateralized by various purchase notes and investor notes related to pre- 1986 Syndication of multi-family properties. All loans mature in 1999 through 2005 and bear interest rates of 11% to 12% per annum.

     Future annual maturities of all of the Company's loans payable, excluding interest, over the next five years and thereafter, are as follows:

2000.............................................         $ 29,406,000
2001.............................................           35,253,000
2002.............................................           38,266,000
2003.............................................           22,076,000
2004.............................................           10,058,000
Thereafter.......................................           33,725,000
                                                          ------------

                                                           168,784,000
Accrued interest.................................              997,000
                                                          ------------
                                                          $169,781,000
                                                          ============


9.   CONSTRUCTION AND MORTGAGE LOANS PAYABLE

     During the years ended January 31, 1998 and 1999, pursuant to the Company's development plan, first mortgage loans were obtained to finance approximately 80% of the costs of developing six new senior living communities. The interest rate on four of the loans equals the 30-day LIBOR plus 2.75% per annum. The 30-day LIBOR rate was 5.63% at January 31, 1999. The fifth loan bears interest at the rate of the prime rate plus 1.5% per annum. The sixth loan bears interest at the bank's prime rate for fifteen months then converts to LIBOR plus 2.75% per annum for the following twenty four months. These loans mature between November, 1999 and February, 2001. As of January 31, 1998 and 1999, total funding under such first mortgage loans amounted to $13,345,000 and $26,036,000, respectively.

     Pursuant to the Company's development program, two limited partnerships, in each of which the Company holds a 1% general partnership interest, have issued limited partnership interests for aggregate capital contributions of $9,250,000, the net proceeds of which have been used to make second mortgage loans to the Company to fund approximately 20% of the costs of developing three Development Communities. Such second mortgage loans bear interest at the rate of 13.125% per annum. These second mortgage loans mature between November, 2001 and March, 2002.

10.  DEFERRED INCOME

     Deferred income is comprised of:

                                                         JANUARY 31,
                                  ----------------------------------------------
                                             1998                     1999
                                  -----------------------   --------------------
     Multi-family................      $66,342,000              $58,760,000
     Senior living(a)............        9,770,000                9,836,000
                                       -----------              -----------
                                       $76,112,000              $68,596,000
                                       ===========              ===========

     (a) The aggregate gross amount (before considering the cash flow from the properties) of Management Contract Obligations relating solely to returns to limited partners for each of the fiscal years 1999 through 2003 based on existing management contracts is $19,776,000, $19,881,000, $15,790,000,
$8,045,000 and $1,971,000, respectively. Such amounts of Management Contract Obligations are calculated based upon scheduled capital contributions with respect to fiscal years 1999 through 2003. Actual amounts of Management Contract Obligations in respect of such contracts will vary based upon the timing and amount of such capital contributions. The cash flow generated by the related properties is applied against the total Management Contract Obligations and any remaining balance is established as deferred income at year-end.

11.  STOCKHOLDERS' EQUITY

     In March 1998, in an initial public offering of its Common Stock, the Company sold 2,800,000 shares of its Common Stock at a price of $9.50 per share. The net proceeds, after deducting for all offering expenses, that the Company received as a result of this offering was $22,300,000. The Company intends to use approximately $19,300,000 of the net proceeds to finance the development of new senior living communities and the remaining $3,000,000 for working capital. As of January 31, 1999, $9,400,000 had been used to finance the development of new senior living communities and $1,600,000 has been used for working capital. The Company has purchased a series of treasury bills with the remaining net proceeds pending application of such funds.

     In March 1999, the Board of Directors authorized the Company to purchase up to 300,000 shares of the Company's Common Stock at prevailing market rates.

12.  INCOME TAXES

     The Company became a taxable entity as of April 1, 1996, and has incurred losses since that date. The Company believes it is more likely than not that deferred tax assets in excess of deferred tax liabilities may not be realizable in future years. Accordingly, the Company has increased the valuation allowance from $11,340,000 to $13,850,000. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                           JANUARY 31,
                                                         ---------------------------------------------
Deferred tax assets:                                              1998                       1999
                                                         ----------------------     ------------------
    Notes and receivables................................     $ 6,092,000                $ 6,260,000
    Loans payable........................................       2,000,000                  2,000,000
    Investment in partnerships...........................       5,045,000                  6,974,000
    Net operating loss carryforward......................       3,847,000                  7,441,000
    Other ...............................................         147,000                    136,000
                                                              -----------                -----------
        Total gross deferred tax assets..................      17,131,000                 22,811,000
        Less valuation allowance.........................     (11,340,000)               (13,850,000)
                                                              -----------                -----------
        Deferred tax assets net of valuation allowance...       5,791,000                  8,961,000
                                                              -----------                -----------
Deferred tax liabilities:
    Fixed assets ........................................              __                    313,000
    Deferred income......................................       4,562,000                  7,016,000
    Other ...............................................       1,229,000                  1,632,000
                                                              -----------                -----------
        Total gross deferred tax liabilities ............       5,791,000                  8,961,000
                                                              -----------                -----------
Net deferred tax assets (liabilities)                         $        --                $        --
                                                              ===========                ===========


The net operating loss carryforward as of January 31, 1999 was approximately $19,000,000. A substantial portion of such loss carryforward will expire January 31, 2013 and the remainder thereof will expire through January 31, 2019.

13.  COMMITMENTS AND CONTINGENCIES

     The Company rents office space under a lease expiring February, 2000. Annual rent under such lease is approximately $206,000. The Company entered into a ten-year lease for additional office space, commencing September 1, 1991. The annual rent is approximately $330,000.

     The Company is a general partner of all but one of the Senior Living Owning Partnerships and the general partner of 37 of 46 Senior Living Investing Partnerships. The mortgage financing of the Syndicated Communities and Syndicated multi-family properties are generally without recourse to the general credit or assets of the Company except with respect to certain specified obligations, including, for example, costs incurred for the correction of hazardous environmental conditions. However, except for such non-recourse obligations, as a general partner, the Company, or a wholly-owned entity formed solely to be the general partner, is fully liable for all partnership obligations, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could adversely affect the Company's business, operating results and financial condition. Although most of the mortgage loans are non-recourse, (i) the Company is liable as a general partner for approximately $12,808,000 in principal amount of mortgage debt relating to six Syndicated Communities and (ii) wholly-owned entities (whose only asset is a specific general partner interest) are liable as general partners for approximately $35,580,000 in principal amount of mortgage debt relating to seven Syndicated Communities managed by the Company as of January 31, 1999. In the case of the general partner liabilities of the wholly-owned entities (whose only asset is a specific general partner interest), the only assets of the Company at risk of loss are the interests in the wholly-owned entities.

     As part of the Company's development program, on September 18, 1996 the Company entered into a master development agreement with Capstone Capital Corporation ("Capstone") pursuant to which Capstone will fund 100% of the development cost of four Development Communities. The maximum amount Capstone will fund per such agreement is approximately $37,764,000, of which $35,864,000 had been funded as of January 31, 1999.

     The Capstone arrangement provides that the Company will operate these four Development Communities pursuant to long-term operating leases with Capstone, which leases were entered into upon the completion of construction and the satisfaction of certain other conditions. The initial term of each lease is 15 years with five-year extension options. The cumulative annual base rent which the Company is obligated to pay to Capstone for the four Development Communities placed in service is $3,682,000 with 3% per annum annual increases.

     The Company is involved in legal proceedings which have arisen in the ordinary course of business. The Company intends to vigorously defend itself in these matters and does not believe that the outcome of these matters will have a material effect on its financial statements.

14.  RELATED PARTY TRANSACTIONS

     The Company has transactions with related parties, primarily Syndicated partnerships that are unconsolidated affiliates of the Company. The Company provides management, accounting and bookkeeping services to such affiliates. The Company receives a monthly fee in return for such management services rendered on behalf of its affiliates for each of their senior living communities.

     In addition, the Company has amounts due from unconsolidated affiliates of $1,600,000 and $3,400,000 as of January 31, 1998 and 1999, respectively.

     The Chairman of the Board and President of the Company and entities controlled by them serve as general partners of partnerships directly and indirectly owning multi-family properties and, on account of such general partner status, have personal liability for recourse partnership obligations. These two individuals also own small equity ownership interests in the partnerships. The Company held notes receivable, aggregating $100,838,000, net of deferred income, and receivables of $59,900,000 at January 31, 1999 that were collateralized by the equity interests in such partnerships. These individuals have provided personal guarantees for certain of the Company's investor note debt and unsecured debt, and the obligations thereunder may continue. The aggregate amount of such debt personally guaranteed by each is approximately $32,493,000. In addition, such officers and certain employees will devote a portion of their time to overseeing the third-party managers of multi-family properties in which the Company has financial interests in that it holds the related Multi-Family Notes, but in which such officers have equity interests and the Company does not. These activities, ownership interests and general partner interests create actual or potential conflicts of interest on the part of these officers.

     The Company is the managing general partner for most of the Senior Living Owning Partnerships which own the Syndicated Communities managed by the Company. The Company also is the general partner for most of the Senior Living Investing Partnerships that own equity interests in these Senior Living Owning Partnerships. In addition, the Company is the managing agent for all of the Syndicated Communities in the Company's portfolio. The Company has arranged for the acquisition of Syndicated Communities and other properties through the sales of limited partnership interests in the Senior Living Investing Partnerships. By serving in all of these capacities, the Company may have conflicts of interest in that it has both a duty to act in the best interests of partners of various partnerships, including the limited partners of the Investing Partnerships, and the desire to maximize earnings for the Company's stockholders in the operation of such Syndicated Communities.

     During fiscal 1996, 1997 and 1998, the Company paid to Francine Rodin, the wife of Bernard M. Rodin, the Company's Chief Operating Officer, President, Chief Financial Officer and a Director, $204,000, $133,000 and $153,000, respectively, as fees for introducing to the Company certain broker/dealers that have assisted the Company in its Syndications of partnership interests and in placing other securities offered by the Company. Mrs. Rodin will receive a fee with respect to any future sales through such broker/dealers of Syndicated partnership interests and other securities offered by the Company. During fiscal 1996, Mrs. Rodin received consulting fees of $49,000 in connection with coordinating the Company's marketing efforts and travel arrangements. Mrs. Rodin was an employee of the Company for the fiscal years 1997 and 1998, respectively, and performed similar services.

     The Company had loans receivable of $464,000 and $190,000 from the Chairman of the Board and the President of the Company as of the end of fiscal 1997 and 1998, respectively.

15.  1996 STOCK OPTIONS AND PERFORMANCE AWARD PLAN

     The Company has adopted the 1996 Stock Option and Performance Award Plan (the "Plan"), which authorizes the granting to officers, key employees and directors of the Company and any parent or subsidiary of the Company, of incentive or non-qualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. Under the Plan, directors who are not employees of the Company may not be granted incentive stock options. The Company plans to reserve 2,500,000 shares of Common Stock for issuance pursuant to the Plan.

     The Plan is administered by the Board of Directors. The Board of Directors determines the prices and terms at which options may be granted. Options may be exercisable in installments over the options period, but no options may be exercised after ten years from the date of grant. Stock appreciation rights may be granted in tandem with options or separately.

     The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Incentive stock options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee (other than death or disability) , all options granted to such persons which are not exercisable on the date of such termination immediately expire, and any options that are so exercisable will expire three months following termination of employment in the case of non-qualified stock options. However, all options will be forfeited immediately upon an optionee's termination of employment for good cause and upon an optionee's voluntary termination of employment without the consent of the Board of Directors.

     Upon an optionee's death or termination of employment due to disability, all options will become 100% vested and will be exercisable (i) in the case of death, by the estate or other beneficiary of the optionee at any time prior to the date the option otherwise would expire and (ii) in the case of the disability of the optionee, by the optionee within one year of the date of such termination of employment in the case of incentive stock options, or at any time prior to the date the option otherwise would expire in the case of non-qualified stock options.

     At the time each grant of restricted shares or performance shares or units or stock appreciation rights is made, the Board of Directors determines the duration of the performance or restriction period, if any, the performance targets, if any, for earning performance shares or units, and the times at which restrictions placed on restricted shares shall lapse.

     As of January 31, 1999, options to acquire 475,000 shares have been granted, each with an exercise price of $8.50 per share. 20% of such options vest immediately and 20% will vest each year thereafter for the next four years. Such options will expire November 18, 2008.

     Under the provisions of SFAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed by APB 25. On a pro-forma basis, net loss would have been $13,493,000 or $0.77 per share in fiscal 1998. For purposes of this pro-forma disclosure under SFAS 123, the estimated fair value of the options is amortized over the vesting period.

     The fair value of the options was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1998; risk-free interest rate of 4.85%, volatility of 46%, dividend of 0% and a weighted average expected life of the options of 10 years.

     The Black-Scholes model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.

16.  SEGMENT REPORTING INFORMATION

     The Company views its business in the following three segments:

     1. Syndication - Revenues are comprised of sales, syndication fee income, property management fees, deferred income earned and equity in earnings from partnerships relating to the Syndicated Communities.

     2. Multi-Family - Revenues are comprised of sales of the underlying Syndicated multi-family properties or controlling interests therein, and recognition of deferred income from such Syndications, which income is being recognized on the installment method.

     3. New Development - Revenues are derived from senior living rental revenues from the Development Communities.



                                         JANUARY 31,                                                       JANUARY 31,
                        -------------------------------------------                       ------------------------------------------
                            1997             1998           1999                              1997           1998           1999
                        -----------      -----------   ------------                       -------------   -----------   ------------
Revenues                                                              Interest Expense
--------                                                              ----------------
Syndication (a)         $  50,320,000   $ 56,423,000   $ 45,716,000   Syndication           $ 3,493,000   $ 4,945,000   $ 4,152,000
Multi-family (b)              944,000      5,797,000     27,182,000   Multi-family           12,752,000    13,778,000    14,887,000
New Development                     -              -      6,443,000   New Development           149,000       686,000     3,027,000
                        -------------   ------------   ------------                         -----------   -----------   -----------
Combined Segments       $  51,264,000   $ 62,220,000   $ 79,341,000   Combined Segments     $16,394,000   $19,409,000   $22,066,000
                        =============   ============   ============                         ===========   ===========   ===========

Interest Income                                                       Depreciation and Amortization
---------------                                                       -----------------------------
Syndication             $   7,054,000   $  4,768,000   $  4,204,000   Syndication           $   319,000   $   363,000   $   490,000
Multi-family                6,719,000      7,283,000      7,317,000   Multi-family            2,947,000     2,770,000     3,591,000
New Development                     -              -        828,000   New Development            65,000       207,000       951,000
                        -------------   ------------   ------------                         -----------   -----------   -----------
Combined Segments       $  13,773,000   $ 12,051,000   $ 12,349,000   Combined Segments     $ 3,331,000   $ 3,340,000   $ 5,032,000
                        =============   ============   ============                         ===========   ===========   ===========
Operating Profit (Loss)(c)                                            Capital Expenditures
--------------------------                                            --------------------
Syndication             $   4,973,000   $  7,363,000   $  2,294,000   Syndication              $      -       $     -      $      -
Multi-family           (28,080,000)(d)    (5,822,000)   (11,546,000)  Multi-family                    -             -             -
New Development              (214,000)    (4,000,000)    (3,724,000   New Development         6,742,000    19,499,000    20,973,000
                        -------------   ------------   ------------                         -----------   -----------   -----------
Combined Segments       $ (23,321,000)  $  (2,459,00   $(12,976,000)  Combined Segments     $ 6,742,000   $19,499,000   $20,973,000
                        =============   ============   ============                         ===========   ===========   ===========



                                    JANUARY 31,
                      ---------------------------------------------

                            1997           1998           1999
                      -------------   ------------    -------------
Gross Assets
------------

Syndication            $  21,997,000  $ 27,719,000    $ 23,548,000
Multi-family             229,236,000   236,326,000     229,794,000
New Development           10,428,000    31,754,000      65,972,000
                       -------------  ------------    ------------

Combined Segments      $ 261,661,000  $295,799,000    $319,314,000
                       =============  ============    ============

(a) Includes non-cash income of deferred income and equity in earnings from unconsolidated affiliates.

(b)  Includes non-cash income comprised of deferred income earned.

(c) Includes the allocation of certain expenses based upon either gross revenues or gross assets to the individual segments.

(d)  Includes a non-cash loss of $18,442,000.

17.  SUBSEQUENT EVENT

     In April 1999, the Company entered into joint venture arrangements regarding three completed and one substantially completed Development Community. Pursuant to each joint venture arrangement, the Company sold a 50% interest in the Development Communities to a third party. The Company realized a profit from each of the sales and earns management fees for managing each of the communities. The third party has the right to terminate the Company's management upon thirty days written notice. The third party receives a cumulative priority return on its investment from all cash flow generated by the community and any excess cash flow is shared 50% by the Company and 50% by the third party. For future periods, the Company will no longer consolidate these Development Communities into its consolidated financial statements but will recognize its investment in these Development Communities under the equity basis of accounting.


GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------
                                                                                                    July 31,
                                                                            January 31,           (unaudited)
                                                                        ----------------      ----------------
                                                                               1999                  1999
                                                                        ----------------      ----------------
ASSETS

     Cash and cash equivalents .........................................  $ 22,784,000           $  8,372,000

     Notes and receivables - net .......................................   227,104,000            238,598,000

     Investments in affiliated entities ................................     4,945,000             11,533,000

     Construction-in-progress ..........................................    11,617,000             15,712,000

     Property, buildings and equipment - net ...........................    35,294,000             13,308,000

     Other assets - net ................................................    17,570,000             20,130,000
                                                                          ------------           ------------
        Total assets ...................................................  $319,314,000           $307,653,000
                                                                          ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

     Loans and accrued interest payable ................................  $169,781,000           $177,742,000

     Construction and mortgage loans payable ...........................    35,286,000             12,917,000

     Notes and commissions payable .....................................     4,158,000              2,910,000

     Other liabilities .................................................     5,767,000              6,269,000

     Deferred income ...................................................    68,596,000             68,173,000
                                                                          ------------           ------------
        Total liabilities ..............................................   283,588,000            268,011,000
                                                                          ------------           ------------
Commitments and contingencies ..........................................

Minority interest ......................................................            --              1,070,000

Stockholders' equity ...................................................

     Preferred Stock, $.001 par value - authorized,
     15,000,000 shares; none issued and outstanding ....................            --                    --

     Common Stock, $.01 par value - shares authorized
     40,000,000; shares issued 17,800,000 ..............................       178,000                178,000

     Paid-in capital ...................................................    73,451,000             74,335,000

     Treasury stock - 200,000 shares at cost                                        --             (1,143,000)

     Accumulated deficit ...............................................   (37,903,000)           (34,798,000)
                                                                          ------------           ------------
        Total stockholders' equity .....................................    35,726,000             38,572,000
                                                                          ------------           ------------
            Total liabilities and stockholders' equity .................  $319,314,000           $307,653,000
                                                                          ============           ============

See Notes to Consolidated Financial Statements.


GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------
                                                        Three months ended              Six months ended
                                                             July 31,                       July 31,
                                                           (unaudited)                     (unaudited)
                                                 ----------------------------   ----------------------------
                                                      1998            1999            1998             1999
                                                 -------------  -------------   --------------   -----------
Revenues:
   Sales.........................................$  7,481,000   $ 18,638,000    $17,961,000      $36,853,000
   Syndication fee income........................   1,912,000      1,624,000      4,087,000        3,478,000
   Deferred income earned........................     207,000        156,000        415,000          311,000
   Interest income...............................   3,598,000      1,826,000      7,487,000        4,652,000
   Property management fees from related
     parties.....................................     724,000        841,000      1,712,000        1,924,000
   Equity in earnings (losses) in affiliated
     entities....................................     164,000        (34,000)       322,000          137,000
   Senior living revenues........................   1,171,000      1,330,000      1,589,000        3,892,000
   Other income..................................     665,000             --      1,350,000               --
                                                   ----------     ----------     ----------       ----------
                                                   15,922,000     24,381,000     34,923,000       51,247,000
                                                   ----------     ----------     ----------       ----------
Cost and Expenses:
   Cost of sales.................................  10,210,000      9,044,000     18,576,000       19,188,000
   Selling.......................................   1,522,000      1,298,000      3,632,000        2,854,000
   Interest......................................   5,280,000      5,029,000     10,750,000       10,740,000
   General and administrative....................   2,650,000      3,176,000      5,174,000        6,167,000
   Loss on impairment of notes and
   receivables...................................          --        713,000             --          713,000
   Senior living operating expenses..............   1,219,000      2,152,000      2,165,000        5,095,000
   Officers' compensation........................     300,000        300,000        600,000          600,000
   Depreciation and amortization.................   1,301,000      1,172,000      2,388,000        2,785,000
                                                   ----------     ----------     ----------       ----------
                                                   22,482,000     22,884,000     43,285,000       48,142,000
                                                   ----------     ----------     ----------       ----------
Net (loss) income................................$ (6,560,000)  $  1,497,000    $(8,362,000)     $ 3,105,000
                                                   ==========     ==========     ==========       ==========
(Loss) income per common share (basic and
     diluted)....................................$       (.37)  $        .08    $      (.49)     $       .18
                                                   ==========     ==========     ==========       ==========
Weighted average common shares...................  17,800,000     17,674,000     17,104,000       17,733,000
                                                   ==========     ==========     ==========       ==========



See Notes to Consolidated Financial Statements.


GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------
                                                                            Six months ended July 31, (unaudited)
                                                                            -------------------------------------
                                                                                    1998                  1999
                                                                            -----------------        ------------
Cash flows used from operating activities:

   Net (loss) income....................................................       $  (8,362,000)        $  3,105,000
                                                                               -------------         ------------
Adjustments to reconcile net (loss) income to net cash used by operating activities:

   Loss on impairment of notes and receivables..........................                  --              713,000
   Depreciation and amortization........................................           2,388,000            2,785,000
   Deferred income earned...............................................            (415,000)            (311,000)

Changes in operating assets and liabilities:
   Accrued interest on notes and receivables ...........................           4,695,000            8,163,000
   Notes and receivables................................................         (12,272,000)         (19,486,000)
   Commissions payable..................................................              49,000              456,000
   Other liabilities....................................................           3,627,000              502,000
   Minority interest....................................................                  --            1,070,000
   Deferred income......................................................           3,521,000             (112,000)
                                                                               -------------         ------------
                                                                                   1,593,000           (6,220,000)
                                                                               -------------         ------------
   Net cash used by operating activities................................          (6,769,000)          (3,115,000)
                                                                               -------------         ------------
Cash flows used from investing activities:
   Increase in investments..............................................            (535,000)            (565,000)
   Cost of investment sold..............................................                  --            5,365,000
   Building, furniture and equipment....................................          (7,725,000)          (9,274,000)
   Construction in progress.............................................          (4,706,000)         (10,579,000)
                                                                               -------------         ------------
   Net cash used by investing activities................................         (12,966,000)         (15,053,000)

Cash flows provided by financing activities:
   Payments on loans payable............................................         (11,712,000)         (24,780,000)
   Proceeds from loans payable .........................................          17,973,000           32,741,000
   Proceeds from construction and mortgage loans payable................           6,373,000           12,917,000
   Payments on construction and mortgage loans payable..................                  --           (9,250,000)
   Decrease (increase) in other assets..................................             522,000           (5,025,000)
   Payments of notes payable............................................            (161,000)          (1,704,000)
   Purchase of treasury stock...........................................                  --           (1,143,000)
   Net proceeds from initial public offering ...........................          22,292,000                   --
                                                                               -------------         ------------
   Net cash provided by financing activities............................          35,287,000            3,756,000
                                                                               -------------         ------------
   (Decrease) increase in cash and cash equivalents.....................          15,552,000          (14,412,000)
   Cash and cash equivalents, beginning of period.......................          11,964,000           22,784,000
                                                                               -------------         ------------
   Cash and cash equivalents, end of period...........................         $  27,516,000         $  8,372,000
                                                                               =============         ============

Supplemental information:
   Interest paid........................................................       $  10,508,000         $ 10,720,000
                                                                               =============         ============
   Non-cash capital contribution........................................       $          --         $    883,000
                                                                               =============         ============

See Notes to Consolidated Financial Statements.

GRAND COURT LIFESTYLES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JULY 31, 1998 AND 1999
--------------------------------------------------------------------------------



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

     The accompanying consolidated financial statements of Grand Court Lifestyles, Inc. and its wholly-owned subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated financial statements as of and for the periods ended July 31, 1998 and 1999 are unaudited. The results of operations for the interim periods are not necessarily indicative of the results of operations for the fiscal year. Certain amounts in the prior period have been reclassified to conform with current year presentation. These consolidated financial statements should be read in connection with the financial statements and notes included thereto in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Company's annual report on Form 10-K for the fiscal year ended January 31, 1999. The Company has no items of comprehensive income.

     Unless the context otherwise requires, (i) all references herein to a "Fiscal" year refer to the fiscal year beginning on February 1 of that year (for example, "Fiscal 1998" refers to the fiscal year beginning on February 1, 1998) and (ii) all references to the Company include the Company, its subsidiaries and its predecessors taken as a whole.


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS--Historically, the Company retained a 1% general partnership interest in the Owning Partnership and a 1% general partnership interest in the Investing Partnership of the Syndicated senior living communities under the equity method of accounting. Under this method, the Company records its share of income and loss of the entity as well as any distributions or contributions as an increase or decrease to its investment account. In recent Syndications, the Company has been retaining a 50% partnership interest in the Syndicated senior living communities. The Company consolidates these Owning Partnerships into its consolidated financial statements.


2.   NEWLY DEVELOPED COMMUNITIES

     The Company has completed construction of eight senior living communities (each a "Development Community"). Each Development Community is in its initial lease-up phase. Four of these Development Communities were developed as part of its development financing arrangement with Capstone Capital Corporation ("Capstone") and are leased to and operated by the Company. These four communities contain a total of 550 apartment units offering both independent and assisted living services. The four remaining completed Development Communities contain a total of 536 apartment units offering both independent and assisted living services.

     In April 1999, the Company entered into joint venture arrangements regarding four completed Development Communities, two of such joint venture arrangements being effective as of April 1, 1999 and the other two being effective as of May 1, 1999. Pursuant to each joint venture arrangement, the Company sold a 50% interest in the Development Communities to George Batchelor. The Company realized a profit from each of the sales and earns management fees for managing each of the communities. Mr. Batchelor has the right to terminate the Company's management upon thirty days written notice. Mr. Batchelor receives a cumulative priority return on its investment from all cash flow generated by the community and any excess cash flow is shared 50% by the Company and 50% by Mr. Batchelor. The Development Communities that are subject to joint venture arrangements are not consolidated into the Company's consolidated financial statements. Instead, the Company recognizes its investment in these Development Communities under the equity basis of accounting.

     In addition, the Company has commenced construction on three additional Development Communities.


3.   CAPITALIZATION

     In March 1998, in an initial public offering of its common stock, the Company sold 2,800,000 shares of its common stock at a price of $9.50 per share. The net proceeds, after deducting for all offering expenses, that the Company received as a result of this offering was $22,300,000. The Company intends to use approximately $19,300,000 of the net proceeds to finance the development of new senior living communities and the remaining $3,000,000 for working capital. As of July 31, 1999, $11,500,000 has been used to finance the development of new senior living communities and $3,000,000 has been used for working capital. The Company purchased a series of treasury bills with the remaining net proceeds pending application of such funds to the intended uses.

     In March 1999, the Board of Directors authorized the Company to purchase up to 300,000 shares of the Company's common stock at prevailing rates. As of July 31, 1999, the Company purchased 200,000 of such shares.


4.   COMMITMENTS AND CONTINGENCIES

     The Company rents office space under a lease expiring February 2000. Annual rent under such lease is approximately $206,000. The Company entered into a ten-year lease for additional office space, commencing September 1, 1991. The annual rent is approximately $330,000.

     The Company's revenues have been, and are expected to continue to be, primarily derived from the sales of partnership interests ("Syndications") of partnerships it organizes to acquire existing senior living communities (each, an "Owning Partnership"). In a typical Syndication, the Company identifies a senior living community suitable for acquisition and forms an Owning Partnership (in which it is the managing general partner and initially owns all of the partnership interests) to acquire the property. Another partnership (the "Investing Partnership") is also formed (in which the Company is also the general partner with a 1% interest) to purchase from the Company a 99% partnership interest in the Owning Partnership (the "Purchased Interest"), leaving the Company with a 1% interest in the Owning Partnership and a 1% interest in the Investing Partnership. The Company accounts for these general partnership interests using the equity method of accounting. The purchase price for the Purchased Interest is paid in part in cash and in part by a note from the Investing Partnership with a term of approximately five years ( a "Purchase Note"). Limited partners purchase partnership interests in the Investing Partnership by agreeing to make capital contributions to the Investing Partnership over approximately five years. These capital contributions enable the Investing Partnership to pay the purchase price for the Purchased Interest, including the Purchase Note. The limited partners are entitled to receive, for a period not to exceed five years, distributions equal to between 11% and 12% per annum of their then paid-in scheduled capital contributions. Although the Company incurs certain costs in connection with acquiring a community and arranging for the Syndication of partnership interests, the Company makes a profit on the sale of the Purchased Interest. In addition, as part of the purchase price for the Purchased Interest paid by the Investing Partnership, the Company receives a 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners. In recent Syndications, the Company has been selling 50% partnership interests in the Owning Partnerships. Based upon this change, the Company receives a 50% rather than a 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners. The Company anticipates that future

     Syndications will involve the sale of 50% interests in the Owning Partnerships. Due to this increased percentage in ownership being retained by the Company, the Company consolidates these Owning Partnerships into its consolidated financial statements. The Company also enters into a management contract with the Owning Partnership pursuant to which the Company agrees to manage the senior living community. As part of the management fee arrangements, the management contract requires the Company, for a period not to exceed five years, to pay to the Owning Partnership (to the extent that cash flows generated by the property are insufficient) amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnership and (ii) any part of such 11% to 12% return not paid from cash flow from the related property (collectively, the "Management Contract Obligations"). The Company, therefore, has no direct obligation to pay specified returns to limited partners. Rather, the Company is obligated pursuant to the management contract to pay to the Owning Partnership amounts sufficient to make the specified returns to the limited partners, to the extent the cash flows generated by the property are insufficient to do so. The Owning Partnership then distributes these amounts to the Investing Partnership which, in turn, distributes these amounts to the limited partners. As a result of the Management Contract Obligations, the Company bears the risks of operations and financial viability of the related property for such five-year period. The management contract, however, rewards the Company for successful management of the property by allowing the Company to retain any cash flow generated by the property in excess of the amount needed to satisfy the Management Contract Obligations as an incentive management fee. After the initial five-year period, the limited partners are entitled to the same specified rate of return, but only to the extent there is sufficient cash flow from the property, and any amounts of cash flow available after payment of the specified return to limited partners are shared as follows: 40% to the Company as an incentive management fee and 60% for distribution to the limited partners. In recent Syndications, any amounts of cash flow available after payment of the specified return to limited partners are shared 50% to the Company and 50% to the limited partners. The management contract is not terminable during this initial five-year period and is terminable thereafter by either party upon thirty to sixty days notice. The Company has arranged for the acquisition of the Syndicated senior living communities that it manages by utilizing mortgage financing and by arranging for Syndications of Investing Partnerships formed to acquire interests in the Owning Partnerships that own the senior living communities. The Syndicated senior living communities managed by the Company are owned by the respective Owning Partnerships and not by the Company. The Company is the managing general partner of all but one of the Owning Partnerships and manages all of the senior living communities in its portfolio. The Company is the general partner of most of the senior living Investing Partnerships. The mortgage financing of the Syndicated Communities and Syndicated Multi-Family Properties are generally without recourse to the general credit or assets of the Company except with respect to certain specified obligations, including, for example, costs incurred for the correction of hazardous environmental conditions. However, except for such non-recourse obligations, as a general partner, the Company, or a wholly-owned entity formed solely to be the general partner, is fully liable for all partnership obligations, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could adversely affect the Company's business, operating results and financial condition. Although most of the mortgage loans are non-recourse, (i) the Company is liable as a general partner for approximately $12,667,000 in principal amount of mortgage debt relating to six Syndicated Communities and (ii) wholly-owned entities (whose only asset is a specific general partnership interest) are liable as general partners for approximately $44,745,000 in principal amount of mortgage debt relating to eleven Syndicated Communities managed by the Company as of July 31, 1999. In the case of the general partner liabilities of the wholly-owned entities (whose only asset is a specific general partnership interest), the only assets of the Company at risk of loss are the general partnership interests in the wholly-owned entities. The Company fully guarantees the mortgage debt relating to four Syndicated Communities in the amount of $13,400,000.

     In addition, six of the Syndications have involved the construction of additional apartment units and/or common space at the existing senior living communities. The Owning Partnerships hire independent third party contractors to do the construction pursuant to guaranteed maximum price contracts. The new construction generates additional risks, such as increased costs due to change orders, which the Company believes are not material.

     As part of the Company's development program, on September 18, 1996 the Company entered into a master development agreement with Capstone pursuant to which Capstone funded 100% of the development cost of four Development Communities. The Capstone arrangement provides that the Company will operate these four Development Communities pursuant to long-term operating leases with Capstone, which leases were entered into upon the completion of construction and the satisfaction of certain other conditions. The initial term of each lease is 15 years with five-year extension options. The cumulative annual rent which the Company is obligated to pay to Capstone for the four Development Communities placed in service is $3,792,000.

     The Company has guaranteed the mortgages on the Development Communities subject to joint venture arrangements and such guarantees remain in effect.

     The Company is involved in legal proceedings which have arisen in the ordinary course of business. The Company intends vigorously to defend itself in these matters and does not believe that the outcome of these matters will have a material effect on its financial statements.

5.   NEW ACCOUNTING PRONOUNCEMENTS

     In June of 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company's use of derivative instruments has consisted of a treasury bill lock related to two specific debt financings. While the Company has not completed its analysis of Statement No. 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current use of derivative instruments.

6.   SEGMENT REPORTING

     The Company views its business in the following three segments:

     1. Syndication - Revenues are comprised of sales, syndication fee income, property management fees, interest income, deferred income earned and equity in earnings from partnerships relating to the Syndicated Communities.

     2. Multi-Family - Revenues are comprised of interest income and recognition of deferred income from Syndicated Multi-Family properties, which income is being recognized on the installment method.

     3. New Development - Revenues are derived from senior living rental revenues from the Development Communities and from sales, management fees and equity in earnings (losses) from Development Communities subject to joint venture arrangements.

                       Three months ended             Six months ended
                            July 31,                      July 31,
                  ------------------------------------------------------------
                      1998             1999           1998           1999
                  ------------------------------------------------------------

REVENUES

Syndication (a)    $ 10,281,000   $ 11,373,000    $ 24,082,000    $ 22,696,000

Multi-family (b)        207,000        156,000         415,000         311,000

New
Development (a)       1,836,000     11,026,000       2,939,000      23,588,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $ 12,324,000   $ 22,555,000    $ 27,436,000    $ 46,595,000
                   ============   ============    ============    ============

INTEREST INCOME

Syndication        $    827,000   $    807,000    $  2,515,000    $  2,173,000

Multi-family          2,723,000        942,000       4,465,000       2,349,000

New
Development              48,000         77,000         507,000         130,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $  3,598,000   $  1,826,000    $  7,487,000    $  4,652,000
                   ============   ============    ============    ============

OPERATING PROFIT (LOSS)(c)

Syndication        $ (3,646,000)  $  2,588,000    $ (2,028,000)   $  3,969,000

Multi-family         (2,359,000)    (4,960,000)     (5,385,000)    (8,552,000)

New
Development            (555,555)     3,869,000        (949,000)      7,688,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $ (6,560,000)  $  1,497,000    $ (8,362,000)   $  3,105,000
                   ============   ============    ============    ============

GROSS ASSETS

Syndication        $ 26,938,000   $ 33,758,000    $ 26,938,000    $ 33,758,000

Multi-family        238,297,000    233,240,000     238,297,000     233,240,000

New
Development          63,749,000     40,655,000      63,749,000      40,655,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $328,984,000   $307,653,000    $328,984,000    $307,653,000
                   ============   ============    ============    ============



                      Three months ended              Six months ended
                           July 31,                       July 31,
                  ------------------------------------------------------------
                      1998             1999           1998           1999
                  ------------------------------------------------------------
INTEREST EXPENSE

Syndication        $    948,000   $    943,000    $  2,231,000    $  1,839,000

Multi-family          3,712,000      4,053,000       7,284,000       7,870,000

New
Development             620,000         33,000       1,235,000       1,031,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $  5,280,000   $  5,029,000    $ 10,750,000    $ 10,740,000
                   ============   ============    ============    ============

DEPRECIATION AND AMORTIZATION

Syndication        $     87,000   $    109,000    $    207,000    $    282,000

Multi-family            952,000        974,000       1,756,000       2,010,000

New
Development             262,000         89,000         425,000         493,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $  1,301,000   $  1,172,000    $  2,388,000    $  2,785,000
                   ============   ============    ============    ============

CAPITAL EXPENDITURES

Syndication        $        ___   $        ___    $        ___    $        ___

Multi-family                ___            ___             ___             ___

New
Development           8,374,000     15,305,000      12,431,000      19,853,000
                   ------------   ------------    ------------    ------------
Combined
Segments           $  8,374,000   $ 15,305,000    $ 12,431,000    $ 19,853,000
                   ============   ============    ============    ============

(a) Includes non-cash income compromised of equity in earnings from unconsolidated affiliates.

(b)  Includes non-cash income compromised of deferred income earned.

(c) Includes the allocation of certain expenses based upon either gross revenues or gross assets to the individual segments.

7.   SUMMARY INFORMATION

     The Company has entered into four joint venture arrangements regarding four completed Development Communities. Two of such joint venture arrangements were effective on April 1, 1999 and the other two arrangements were effective as of May 1, 1999. Pursuant to the joint venture arrangements, the Company sold 50% interests in the Development Communities. The Company has recorded its retained interest in the joint venture arrangements under the equity method of accounting. The following sets forth the combined financial information of the joint ventures as of and for the six months ended July 31, 1999.

ASSETS

Cash                                                    $    982,000
Property, building and equipment - net                    39,038,000
Other assets                                                 151,000
                                                         -----------
                                                         $40,171,000
                                                         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Construction and mortgage loans payable                  $27,336,000
Notes payable                                                127,000
Other liabilities                                            677,000
Stockholders' equity                                      12,031,000
                                                         -----------
                                                         $40,171,000
                                                         ===========
REVENUES

Senior living revenues                                   $ 2,613,000
                                                         -----------

EXPENSES

Senior living operating expenses                          $2,197,000
Interest                                                   1,112,000
Depreciation                                                 380,000
                                                         -----------
                                                           3,689,000
                                                         -----------
Net loss                                                 $(1,076,000)
                                                         ===========

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IX of Grand Court's Restated Certificate of Incorporation will provide that:

          "The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the Corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Restated Certificate of Incorporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Article X of Grand Court's By-Laws provide that:

          "Any person made or threatened to be made a party to or involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter, "proceeding") by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by him in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

          The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which services were or are rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise."

     Statutory

          Generally, Section 145 of the General Corporation Law of the State of Delaware authorizes Delaware corporations, under certain circumstances, to indemnify their officers and directors against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or an officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a suit by or in the right of the corporation if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.


EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

          Reference is made to the Exhibit Index on page II-5 hereof.

UNDERTAKINGS.

     (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that has not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on October 8, 1999.

                          GRAND COURT LIFESTYLES, INC.


                            By:  /s/ Bernard M. Rodin
                               -------------------------------------------
                                Bernard M. Rodin
                                Chief Financial Officer and Vice President
                                Principal Financial Officer


                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below appoints Bernard M. Rodin as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments including post-effective amendments, to the Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:    October 8, 1999              /s/ John Luciani
                                    --------------------------------------
                                         John Luciani
                                         Chairman of the Board and
                                         Principal Executive Officer


Date:    October 8, 1999              /s/ Bernard M. Rodin
                                    --------------------------------------
                                         Bernard M. Rodin
                                         President, Chief Operating Officer,
                                         Chief Financial Officer and Director


Date:    October 8, 1999              /s/ John W. Luciani III
                                    --------------------------------------
                                         John W. Luciani III
                                         Executive Vice President and Director


Date:    October 8, 1999              /s/ Walter S. Feldesman
                                    --------------------------------------
                                         Walter S. Feldesman
                                         Director


Date:    October 8, 1999              /s/ Leslie E. Goodman
                                    --------------------------------------
                                         Leslie E. Goodman
                                         Director


                                    --------------------------------------
                                         Sidney Dworkin
                                         Director

                                  EXHIBIT INDEX


*2.1        --      Consolidation Agreement dated as of April 1, 1996 among John
                    Luciani, Bernard M. Rodin, J&B Management Company and the
                    Company.

*2.1(a)     --      First Amendment dated as of April 1, 1996 to Consolidation
                    Agreement dated as of April 1, 1996 among John Luciani,
                    Bernard M. Rodin, J&B Management Company and the Company.

*2.1(b)     --      Second Amendment dated as of April 1, 1996 to Consolidation
                    Agreement dated as of April 1, 1996 among John Luciani,
                    Bernard M. Rodin, J&B Management Company and the Company.

*2.1(c)     --      Third Amendment dated as of April 1, 1996 to Consolidation
                    Agreement dated as of April 1, 1996 among John Luciani,
                    Bernard M. Rodin, J&B Management Company and the Company.

*2.1(d)     --      Fourth Amendment dated as of April 1, 1996 to Consolidation
                    Agreement dated as of April 1, 1996 among John Luciani,
                    Bernard M. Rodin, J&B Management Company and the Company.

*2.1(e)     --      Fifth Amendment dated as of April 1, 1996 to Consolidation
                    Agreement dated as of April 1, 1996 among John Luciani,
                    Bernard M. Rodin, J&B Management Company and the Company.

*2.1(f)     --      Sixth Amendment dated as of April 1, 1996 to Consolidation
                    Agreement dated as of April 1, 1996 among John Luciani,
                    Bernard M. Rodin, J&B Management Company and the Company.

*2.2        --      Merger Agreement dated as of April 1, 1996 between Leisure
                    Centers, Inc. and the Company.

*2.2(a)     --      Merger Agreement dated as of April 1, 1996 between Leisure
                    Centers Development, Inc. and the Company.

*2.2(b)     --      Merger Agreement dated as of April 1, 1996 between J&B
                    Management Corp. and the Company.

*2.2(c)     --      Merger Agreement dated as of April 1, 1996 between Wilmart
                    Development Corp. and the Company.

*2.2(d)     --      Merger Agreement dated as of April 1, 1996 between Sulgrave
                    Realty Corporation and the Company.

*2.2(e)     --      Merger Agreement dated as of April 1, 1996 between Riv
                    Development Inc. and the Company.

*3.1        --      Restated Certificate of Incorporation of the Company.

*3.2        --      By-Laws of the Company.

**4.0       --      Indenture, dated October 1, 1998, between the Company and
                    The Bank of New York (the "1998 Indenture").

**4.0(a)    --      Officer's Certificate, dated as of November 24, 1998, under
                    Section 301 of the 1998 Indenture, with form of Note attached.

**4.0(b)    --      Supplemental Officer's Certificate, dated March 12, 1999,
                    under the 1998 Indenture.

***4.0(c)   --      First Supplemental Indenture, dated as of May 3, 1999, of
                    11% Series A Notes, due December 15, 2005, between the
                    Company and The Bank of New York (the "First Supplemental
                    Indenture").

***4.0(d)   --      Supplemental Officers Certificate No. 2, dated May 3, 1999, under Sections 102, 301, 1201 and 1207 of the Indenture of
                    11% Series A Notes, due December 15, 2005.

4.0(e)      --      Officer's Certificate, dated October 4, 1999, under Section
                    301 of the 1998 Indenture, with form of Note attached.

****4.1     --      Indenture, dated as of June 1, 1999 between the Company and the Bank of New York (the "1999 Indenture").

****4.1(a)  --      Officer's Certificate, dated June 1, 1999, under Sections
                    102, 201 and 301 of the 1999 Indenture, with form of Note attached.

                               EXHIBIT INDEX
                                  (cont.)

4.2         --      Registration Rights Agreement, dated as of October 1, 1998, of the Company in favor of the Holders of the Registrable
                    Securities.

4.3         --      Form of Letter of Transmittal.

5           --      Opinion of Thelen Reid & Priest LLP.

8           --      Opinion of Thelen Reid & Priest LLP as to tax matters is
                    included in their opinion in Exhibit 5.

*10.1       --      1996 Stock Option and Performance Award Plan.

*10.2(a)    --      Loan Agreements dated as of November 25, 1996, by and
                    between Leisure Centers LLC-1 and Bank United relating to financing of the Corpus Christi, Texas property.

*10.2(b)    --      Guaranty Agreement, dated as of November 25, 1996, between the Company and Bank United relating to financing of the Corpus Christi, Texas property.

*10.2(c)    --      Loan Agreement, dated as of January 29, 1997, by and between
                    Leisure Centers LLC-1 and Bank United relating to financing of the Temple, Texas property.

*10.2(d)    --      Guaranty Agreement, dated as of January 29, 1997, between
                    the Company and Bank United relating to the financing of the Temple, Texas property.

*10.3       --      Master Development Agreement dated September 18, 1996
                    between Capstone Capital Corp. and the Company.

*10.4(a)    --      Form of 12% Debenture due June 16, 2000 - Series 1.

*10.4(b)    --      Form of 12% Debenture due April 15, 1999 - Series 2.

*10.4(c)    --      Form of 11% Debenture due December 31, 1996 - Series 3.

*10.4(d)    --      Form of 11.5% Debenture due April 15, 2000 - Series 4.

*10.4(e)    --      Form of 12% Debenture due January 15, 2003 - Series 5.

*10.4(f)    --      Form of 12% Debenture due April 15, 2003 - Series 6.

*10.4(g)    --      Form of 11% Debenture due January 15, 2002 - Series 7.

*10.4(h)    --      Form of 11% Debenture due January 15, 2002 - Series 8.

*10.4(i)    --      Form of 12% Debenture due September 15, 2001 - Series 9.

*10.4(j)    --      Form of 12% Debenture due January 15, 2004 - Series 10.

*10.4(k)    --      Form of 12% Debenture due June 30, 2004 - Series 11.

*10.5(a)    --      Bank Agreement dated August 14, 1990 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    1.

*10.5(b)    --      First Amendment dated as of August 21, 1992 to Bank
                    Agreement dated August 14, 1990 between The Bank of New York and the Company with respect to 12% Debentures, Series 1.

**10.5(c)   --      Amendment No. 2, dated as of April 15, 1997, to Bank
                    Agreement dated August 14, 1990 between The Bank of New York and the Company with respect to 12% Debentures, Series 1.

**10.5(d)   --      Amendment No. 3, dated as of June 26, 1998, to Bank
                    Agreement dated August 14, 1990 between The Bank of New York and the Company with respect to 12% Debentures, Series 1.

*10.5(e)    --      Bank Agreement dated October 11, 1991 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 2.

**10.5(f)   --      Amendment No. 1, dated as of December, 1996, to Bank
                    Agreement dated as of October 11, 1991 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 2.

**10.5(g)   --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of October 11, 1991 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 2.

*10.5(h)    --      Bank Agreement dated October 17, 1991 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 3.

                               EXHIBIT INDEX
                                 (cont.)


**10.5(i)   --      Amendment No. 1, dated as of December, 1996, to Bank
                    Agreement dated as of October 17, 1991 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 3.

**10.5(j)   --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of October 17, 1991 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 3.

*10.5(k)    --      Bank Agreement dated April 1, 1992 between The Bank of New
                    York and the Company with respect to 11.5% Debentures, Series 4.

**10.5(l)   --      Amendment No. 1, dated as of April 15, 1997, to Bank
                    Agreement dated as of April 1, 1992 between The Bank of New
                    York and the Company with respect to 11.5% Debentures, Series 4.

**10.5(m)   --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of April 1, 1992 between The Bank of New
                    York and the Company with respect to 11.5% Debentures, Series 4.

*10.5(n)    --      Bank Agreement dated October 30, 1992 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 5.

**10.5(o)   --      Amendment No. 1, dated as of April 15, 1997, to Bank
                    Agreement dated as of October 30, 1992 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 5.

**10.5(p)   --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of October 30, 1992 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 5.

*10.5(q)    --      Bank Agreement dated May 24, 1993 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    6.

**10.5(r)   --      Amendment No. 1, dated as of December, 1996, to Bank
                    Agreement dated as of May 24, 1993 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    6.

**10.5(s)   --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of May 24, 1993 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    6.

*10.5(t)    --      Bank Agreement dated October 27, 1993 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 7.

*10.5(u)    --      First Amendment dated November 29, 1993 to Bank Agreement
                    dated October 27, 1993 between The Bank of New York and the
                    Company with respect to 11% Debentures, Series 7.

**10.5(v)   --      Amendment No. 2, dated as of April 15, 1997, to Bank
                    Agreement dated as of October 27, 1993 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 7.

**10.5(w)   --      Amendment No. 3, dated as of June 26, 1998,to Bank Agreement dated as of October 27, 1993 between The Bank of New York and the Company with respect to 11% Debentures, Series 7.

*10.5(x)    --      Bank Agreement dated November 29, 1993 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 8.

**10.5(y)   --      Amendment No. 1, dated as of April 15, 1997, to Bank
                    Agreement dated as of November 29, 1993 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 8.

**10.5(z)   --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of November 29, 1993 between The Bank of
                    New York and the Company with respect to 11% Debentures, Series 8.

                               EXHIBIT INDEX
                                 (cont.)

*10.5(aa)   --      Bank Agreement dated September 12, 1994 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 9.

**10.5(bb)  --      Amendment No. 1, dated as of April 15, 1997, to Bank
                    Agreement dated as of September 12, 1994 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 9.

**10.5(cc)  --      Amendment No. 2, dated as of June 26, 1998, to Bank
                    Agreement dated as of September 12, 1994 between The Bank of
                    New York and the Company with respect to 12% Debentures, Series 9.

*10.5(dd)   --      Bank Agreement dated July 12, 1995 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    10.

**10.5(ee)  --      Amendment No. 1, dated as of June 26, 1998, to Bank
                    Agreement dated as of July 12, 1995 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    10.

*10.5(ff)   --      Bank Agreement dated July 25, 1997 between the Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    11.

**10.5(gg)  --      Amendment No. 1, dated as of June 26, 1998, to Bank
                    Agreement dated as of July 25, 1997 between The Bank of New
                    York and the Company with respect to 12% Debentures, Series
                    11.

*10.6(a)    --      Form of Short-term Step-up Bond due March 15, 2001 - Series
                    1.

*10.6(b)    --      Form of 12.375% Bond due April 15, 2003 - Series 2.

*10.7(a)    --      Bank Agreement between The Bank of New York and the Company with respect to Short- term Step-up Bonds - Series 1.

*10.7(b)    --      Bank Agreement between The Bank of New York and the Company with respect to 12.375% Bonds -Series 2.

*10.8       --      Revolving Credit Agreement dated as of May 7, 1985 between
                    Sterling National Bank & Trust Company and the Company.

*10.9       --      Assumption Agreement dated as of September 10, 1996 among
                    Sterling National Bank & Trust, the Company, Bernard M.
                    Rodin and John Luciani.

*10.9(a)    --      First Amendment to Assumption Agreement dated as of
                    September 10, 1996 among Sterling National Bank & Trust, the
                    Company, Bernard M. Rodin and John Luciani.

*10.9(b)    --      Second Amendment to Assumption Agreement among Sterling
                    National Bank, formerly known as Sterling National Bank &
                    Trust Company, the Company, Bernard M. Rodin and John
                    Luciani

*10.10(a)   --      Form of 13.125% Retirement Financing Notes - III, due
                    October 31, 2001.

*10.10(b)   --      Form of 13.125% Retirement Financing Notes - IV, due March
                    31, 2002.

*10.10(c)   --      Form of 13.125% Retirement Financing Notes - V, due June 30,
                    2003.

*10.10(d)   --      Form of 13.125% Retirement Financing Notes - VI, due April
                    15, 2001.

*10.10(e)   --      Form of 13.125% Retirement Financing Notes - VII, due
                    October 15, 2002.

*10.11(a)   --      Bank Agreement dated as of September 6, 1996 between the
                    Bank of New York and the Company with respect to 13.125%
                    Retirement Financing Notes - III.

*10.11(b)   --      Bank Agreement dated as of October 22, 1996 between the Bank of New York and the Company with respect to 13.125%
                    Retirement Financing Notes - IV.

*10.11(c)   --      Bank Agreement dated as of May 14, 1997 between the Bank of
                    New York and the Company with respect to 13.125% Retirement
                    Financing Notes - V.

*10.11(d)   --      Bank Agreement dated as of November 6, 1997 between the Bank of New York and the Company with respect to 13.125%
                    Retirement Financing Notes - VI.

*10.11(e)   --      Bank Agreement dated as of November 20, 1997 between Bank of
                    New York and the Company with respect to 13.125% Retirement
                    Financing Notes - VII.

*10.12      --      Warrant Agreement

                               EXHIBIT INDEX
                                 (cont.)

**10.13     --      Form of Amended and Restated Regulations and Operating
                    Agreement.

***10.14    --      Line of Credit Agreement from Key Corporate Capital, Inc. to
                    Grand Court - Greatwood, L.P., dated as of October 30, 1998.

***10.14(a) --      Transaction Guarantee by the Company to Grand Court -
                    Greatwood, L.P., dated as of October 30, 1998.

12          --      Statement of Computation of Ratios.

****21      --      List of Subsidiaries of the Company.

23          --      Consent of BDO Seidman LLP

24          --      Power of Attorney (included on page II-4).

---------------


* Previously filed as an Exhibit to Registrant's Registration Statement Nos. 333-05955 and 333-43331 and incorporated herein by reference.

** Filed as an Exhibit to Registrant's Form 10-K for the year ended January 31, 1999, and incorporated herein by reference.

*** Filed as an Exhibit to Registrant's Form 10-Q for the quarter ended April 30, 1999, and incorporated herein by reference.

**** Filed as an Exhibit to Registrant's Form 10-Q for the quarter ended July
     31, 1999, and incorporated herein by reference.